SCHEDULE 14C
                                (Amendment No. 2)

                                 (Rule 14c-101)
                  INFORMATION REQUIRED IN INFORMATION STATEMENT
                            SCHEDULE 14C INFORMATION


                 Information Statement Pursuant to Section 14(c)
                     of the Securities Exchange Act of 1934

Check the appropriate box:
[ ]  Preliminary Information Statement
[ ] Confidential, for Use of the Commission Only (as permitted by Rule 14c-5(d)(2))
[X]  Definitive Information Statement

                               ASA Holdings, Inc.
                (Name of Registrant as Specified in its Charter)

Payment of Filing Fee (Check the appropriate box):
[ ]  No fee required.
[ ]  Fee computed on table below per Exchange Act Rules 14c-5(g) and 0-11.

     (1) Title of each class of securities to which transaction applies: Common Stock, $0.10 par value per share

     (2) Aggregate number of securities to which transaction applies: up to 14,261,589 shares

     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined): $34.00. The proposed maximum aggregate value of the transaction listed in (4) below is calculated by multiplying $34.00, the merger consideration to be paid per share in the Merger, by 20,528,177, which represents the maximum number of shares of common stock outstanding on March 19, 1999, the expiration date of Delta's tender offer (including shares issuable in exchange for options which are vested and exercisable as of such date, but excluding shares of common stock owned on such date by Delta Air Lines, Inc. and its affiliates).

     (4)  Proposed maximum aggregate value of transaction: $720,965,818

     (5)  Total fee paid: $144,193

[X]  Fee paid previously with preliminary materials

[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1)  Amount Previously Paid: $144,193

     (2)  Form, Schedule or Registration Statement No.: Schedule 14D-1

     (3) Filing Party: Delta Air Lines, Inc., Delta Air Lines Holdings, Inc. and Delta Sub, Inc.

     (4)  Date Filed:  February 22, 1999

                                     [LOGO]

                               ASA HOLDINGS, INC.
                          100 Hartsfield Centre Parkway
                                    Suite 800
                             Atlanta, Georgia 30354


                    NOTICE OF SPECIAL MEETING OF SHAREHOLDERS
                        TO BE HELD TUESDAY, MAY 11, 1999

                                                                 April 19, 1999
To the Shareholders of ASA Holdings, Inc.:

     A special meeting of the shareholders (the "Special Meeting") of ASA Holdings, Inc. ("ASA") will be held on Tuesday, May 11, 1999, at 10:00 a.m., local time, at the Delta Training Center, 1021 North Outer Loop Road, Atlanta, Georgia 30320, for all ASA shareholders of record as of the close of business on April 13, 1999 (the "Record Date").

     As described in the enclosed Information Statement, at the Special Meeting, you will be asked:

     1. To consider and vote upon a proposal to approve and adopt an Agreement and Plan of Merger dated as of February 15, 1999, as amended (the "Merger Agreement"), among ASA, Delta Air Lines, Inc., a Delaware corporation ("Delta"), and Delta Sub, Inc., a Georgia corporation and an indirect, wholly-owned subsidiary of Delta ("Delta Sub"), providing for, among other things, the merger of Delta Sub with and into ASA (the "Merger"). Following the Merger, ASA will continue as the surviving corporation and will become an indirect, wholly-owned subsidiary of Delta.

     2. To transact such other business as may properly come before the meeting or any adjournment or postponement thereof.

     The Merger will constitute the second and final step of the acquisition of ASA by Delta. The first step was a tender offer (the "Offer") commenced by Delta Sub on February 22, 1999 for all of the outstanding shares of common stock, par value $0.10 per share (the "Shares"), of ASA at a purchase price of $34.00 per Share, net to the seller in cash. Pursuant to the Offer, which expired on March 19, 1999, Delta Sub accepted for payment 18,011,033 Shares (representing approximately 88% of the Shares outstanding on such date that were not already beneficially owned by Delta prior to commencement of the Offer).

     Upon the consummation of the Merger, all Shares (other than Shares owned by Delta or any of its affiliates, Shares held by ASA as treasury stock, or Shares held by shareholders, if any, of ASA who are entitled to and who properly exercise dissenters' rights under the Georgia Business Corporation Code), will be converted into the right to receive $34.00 per Share in cash, without interest thereon.

     As of the Record Date, Delta and its affiliates own an aggregate of 26,006,033 Shares, representing approximately 91% of all Shares outstanding on that date. A list of all shareholders who are entitled to vote will be available for inspection at the Special Meeting. Because the approval of the holders of a majority of all outstanding Shares is sufficient to approve and adopt the Merger Agreement, Delta can cause the Merger to occur without the affirmative vote of any other holder of Shares. Delta has agreed pursuant to the Merger Agreement to vote all Shares it beneficially owns in favor of approval and adoption of the Merger Agreement.

     If the Merger is consummated, holders of Shares who do not vote in favor of approval and adoption of the Merger Agreement and who otherwise comply with the requirements of Article 13 of the Georgia Business Corporation Code (a copy of which is attached as Annex B to this Information Statement) will be entitled to receive such consideration as may be determined to be due under such provisions.

     Whether or not you plan to attend the Special Meeting, please read the attached Information Statement carefully. ASA is not asking you for a proxy and you are requested not to send a proxy.

     Please do not send in your Share certificates at this time. If the Merger is consummated, you will be sent a letter of transmittal for that purpose as soon as reasonably practicable thereafter.

                                        By Order of the ASA Board,


                                        /s/ Maurice W. Worth
                                        ----------------------------------------
                                        Maurice W. Worth
                                        Chairman of the Board


Atlanta, Georgia
April 19, 1999

                               ASA HOLDINGS, INC.
                          100 Hartsfield Centre Parkway
                                    Suite 800
                                Atlanta, GA 30354

                             -----------------------

                              INFORMATION STATEMENT

                             -----------------------

                         SPECIAL MEETING OF SHAREHOLDERS
                        TO BE HELD TUESDAY, MAY 11, 1999

             WE ARE NOT ASKING YOU FOR A PROXY AND YOU ARE REQUESTED
                             NOT TO SEND US A PROXY

     This Information Statement is being furnished to the holders of common stock, par value $0.10 per share (the "Shares") of ASA Holdings, Inc., a Georgia corporation ("ASA"), in connection with the Special Meeting of shareholders of ASA (the "Special Meeting") to be held on Tuesday, May 11, 1999 at 10:00 a.m., local time, at the Delta Training Center, 1021 North Outer Loop Road, Atlanta, Georgia 30320, including any adjournments or postponements thereof. The Board of Directors of ASA (the "ASA Board") has fixed the close of business on April 13, 1999 as the record date (the "Record Date") for the Special Meeting.

     At the Special Meeting, the holders of Shares will consider and vote upon a proposal to approve and adopt the proposed merger (the "Merger") of Delta Sub, Inc. ("Delta Sub"), a Georgia corporation and an indirect, wholly-owned subsidiary of Delta Air Lines, Inc. ("Delta"), with and into ASA, pursuant to an Agreement and Plan of Merger dated as of February 15, 1999, as amended (the "Merger Agreement"), among ASA, Delta and Delta Sub. Pursuant to the Merger Agreement, upon consummation of the Merger, (i) Delta Sub will be merged with and into ASA, with ASA continuing as the surviving corporation (the "Surviving Corporation"), and (ii) each outstanding Share (other than Shares owned by Delta or any of its affiliates, Shares held by ASA as treasury stock, or Shares held by shareholders, if any, of ASA who are entitled to and who properly exercise dissenters' rights under the Georgia Business Corporation Code (the "GBCC")) would be converted into the right to receive $34.00 in cash, without interest thereon (the "Merger Consideration").

     The Merger is the second step in a two-part transaction, the purpose of which is the acquisition by Delta of the entire equity interest in ASA. The first step was a tender offer (the "Offer") commenced by Delta Sub on February 22, 1999 for all of the outstanding Shares of ASA, at a purchase price of $34.00 per Share, net to the seller in cash (the "Offer Price"). Pursuant to the Offer, which expired on March 19, 1999, Delta Sub purchased 18,011,033 Shares (representing approximately 88% of the Shares outstanding on such date that were not already beneficially owned by Delta prior to commencement of the Offer).

     As of the Record Date, Delta and its affiliates own an aggregate of 26,006,033 Shares, representing approximately 91% of all Shares outstanding on that date. Because the approval of the holders of a majority of all outstanding Shares is sufficient to approve and adopt the Merger Agreement, Delta can cause the Merger to occur without the affirmative vote of any other holder of Shares. Delta has agreed pursuant to the Merger Agreement to vote all Shares it beneficially owns in favor of approval and adoption of the Merger Agreement.

     Whether or not you plan to attend the Special Meeting, please read this Information Statement carefully. This Information Statement is first being mailed to ASA shareholders on or about April 19, 1999.


THIS TRANSACTION HAS NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND
      EXCHANGE COMMISSION NOR HAS THE COMMISSION PASSED UPON THE FAIRNESS OR
           MERITS OF SUCH TRANSACTION NOR UPON THE ACCURACY OR ADEQUACY
                OF THE INFORMATION CONTAINED IN THIS DOCUMENT. ANY
                      REPRESENTATION TO THE CONTRARY IS UNLAWFUL.

                             -----------------------

            The date of this Information Statement is April 19, 1999.

                             -----------------------

                                TABLE OF CONTENTS

                             ----------------------

                                                                            PAGE
                                                                            ----
SUMMARY.......................................................................1
INFORMATION CONCERNING THE SPECIAL MEETING....................................5
   Time, Place, Date..........................................................5
   Purpose of the Special Meeting.............................................5
   Record Date; Quorum; Outstanding Shares Entitled to Vote...................5
   Vote Required..............................................................5
   Exchange and Payment Procedures............................................6
THE MERGER....................................................................7
   Background of the Offer and the Merger.....................................7
   Recommendation and Reasons of the ASA Board...............................13
   Opinion of Financial Advisor to the ASA Board.............................17
   Position of Delta and Delta Sub Regarding Fairness of the Merger..........20
   Purpose and Structure of the Merger; Reasons of Delta for the Merger......21
   Plans for ASA after the Merger............................................21
   Accounting Treatment......................................................21
   Merger Agreement..........................................................22
   Certain Consequences of the Merger........................................26
   Certain Litigation........................................................26
   Regulatory Approvals......................................................27
   Financing of the Offer and the Merger.....................................27
INTERESTS OF CERTAIN PERSONS IN THE MERGER...................................29
CERTAIN UNITED STATES FEDERAL INCOME TAX CONSEQUENCES........................33
DISSENTERS' RIGHTS...........................................................34
CERTAIN INFORMATION CONCERNING ASA AND THE SHARES............................35
CERTAIN INFORMATION CONCERNING DELTA AND DELTA SUB...........................37
OWNERSHIP OF SHARES..........................................................37
INDEPENDENT PUBLIC ACCOUNTANTS...............................................38
ADDITIONAL AND AVAILABLE INFORMATION.........................................38
OTHER MATTERS................................................................39

ANNEX A--Opinion of Morgan Stanley & Co. Incorporated dated
                    February 15, 1999........................................A-1
ANNEX B--Article 13 of the Georgia Business Corporation Code
                    Relating to Dissenting Shareholders......................B-1
ANNEX C--Annual Report of ASA on Form 10-K for the Year Ended
                    December 31, 1998........................................C-1

                                     SUMMARY

     The following is a brief summary of certain information contained elsewhere in this Information Statement. This summary is not intended to be complete and is qualified in its entirety by the more detailed information contained in this Information Statement and the Annexes hereto, to which reference is made for a complete statement of the matters discussed below. Capitalized terms used and not defined in this summary have the meaning set forth elsewhere in this Information Statement. Shareholders are urged to read this Information Statement and the Annexes hereto in their entirety.

Transaction Parties

     Delta Air Lines, Inc. Delta is a Delaware corporation with its principal offices located at Hartsfield Atlanta International Airport, 1030 Delta Boulevard, Atlanta, Georgia 30320. Delta is a major air carrier providing scheduled air transportation for passengers, freight and mail. See "Certain Information Concerning Delta and Delta Sub."

     Delta Sub, Inc. Delta Sub is a Georgia corporation established on February 11, 1999. It has not carried on any activities other than the execution of the Merger Agreement and documents related to the consummation of the transactions contemplated thereby. Its principal offices are located at Hartsfield Atlanta International Airport, Post Office Box 20706, Atlanta, Georgia 30320. Delta Sub is an indirect, wholly-owned subsidiary of Delta. See "Certain Information Concerning Delta and Delta Sub."

     ASA Holdings, Inc. ASA is a Georgia corporation with its principal offices located at 100 Hartsfield Centre Parkway, Suite 800, Atlanta, Georgia 30354. ASA is a holding company the principal assets of which are the shares of its wholly owned subsidiaries Atlantic Southeast Airlines, Inc., a Georgia corporation ("Atlantic Southeast"), and ASA Investments, Inc., a Delaware corporation. ASA considers the airline business of Atlantic Southeast to be its only industry segment. See "Certain Information Concerning ASA and the Shares."

The Transaction

     The Merger will constitute the second and final step of the acquisition of ASA by Delta. The first step was the Offer commenced by Delta Sub on February 22, 1999 for all of the outstanding Shares for $34.00 per Share, net to the seller in cash (the "Offer Price"). Pursuant to the Offer, which expired on March 19, 1999, Delta Sub purchased 18,011,033 Shares (representing approximately 88% of the Shares outstanding on such date that were not already beneficially owned by Delta prior to commencement of the Offer). The 26,006,033 Shares which Delta beneficially owns after consummation of the Offer represent approximately 91% of all outstanding Shares as of the Record Date. In accordance with the Merger Agreement, Delta has agreed to vote all Shares beneficially owned by it in favor of the Merger and to cause Delta Sub to merge with and into ASA. Upon consummation of the Merger, all Shares (other than Shares owned by Delta or any of its affiliates, Shares held by ASA as treasury stock, or Shares held by shareholders, if any, of ASA who are entitled to and who properly exercise dissenters' rights under the GBCC), will be converted into the right to receive $34.00 per Share in cash, net to the seller, without interest thereon (the "Merger Consideration").

Special Meeting

     Date, Time and Place. Tuesday, May 11, 1999 at 10:00 a.m., local time, at the Delta Training Center, 1021 North Outer Loop Road, Atlanta, Georgia 30320.

     Purpose. To consider and act upon a proposal to adopt the Merger Agreement and approve the Merger. See "The Merger."

     Record Date. The close of business on April 13, 1999.

     Vote Required. The affirmative vote of a majority of the votes entitled to be cast by the holders of all outstanding Shares as of the Record Date will be required to adopt the Merger Agreement. Delta has agreed to vote all Shares it beneficially owns in favor of adoption of the Merger Agreement. Because Delta and its affiliates own on the Record Date approximately 91% of the outstanding Shares, ADOPTION OF THE MERGER AGREEMENT IS ASSURED WITHOUT THE VOTE OF ANY OTHER SHAREHOLDER. YOU ARE NOT BEING ASKED FOR A PROXY AND YOU ARE REQUESTED NOT TO SEND ONE. Shareholders of record may vote their shares, if they so wish, by attending the Special Meeting in person. See "Information Concerning the Special Meeting."

Background of the Merger

     See "The Merger--Background of the Offer and the Merger."

Recommendation of the ASA Board

     The ASA Board has unanimously approved the Merger Agreement and the transactions contemplated thereby and determined that the Merger Agreement and the transactions contemplated thereby, including the Merger, are fair to, and in the best interests of, the holders of Shares. The ASA Board recommends that ASA Shareholders approve and adopt the Merger Agreement. See "The
Merger--Recommendation and Reasons of the ASA Board."

     In reaching its decision to approve and adopt and to recommend that ASA Shareholders approve and adopt the Merger Agreement, the ASA Board considered a number of factors. See "The Merger -- Recommendations and Reasons of the ASA Board."

Opinion of Financial Advisor to the ASA Board

     Morgan Stanley & Co. Incorporated ("Morgan Stanley"), ASA's financial advisor, has delivered to the ASA Board its written opinion, dated as of February 15, 1999, that, as of the date of such opinion, the cash consideration to be received by the holders of the Shares in the Offer and the Merger is fair from a financial point of view to such shareholders (other than Delta and its affiliates.) A copy of the full text of the written opinion of Morgan Stanley, which sets forth, among other things, the opinion expressed, assumptions made, procedures followed, matters considered, and limitations of review undertaken in connection with such opinion, is attached hereto as Annex A and should be read in its entirety. See "The Merger--Opinion of Financial Advisor to the ASA Board."

Interests of Certain Persons in the Merger

     Delta, as well as some of the officers and directors of ASA, have interests in the Merger that are different from the interests of other ASA shareholders. See "Interests of Certain Persons in the Merger."

Effective Time of the Merger

     The Merger shall become effective at such time as the Merger is approved by the ASA shareholders and the Articles of Merger are duly filed with the Secretary of State of the State of Georgia (the "Effective Time"). See "The Merger."

Conditions to the Merger

     Consummation of the Merger is subject to certain conditions. See "The Merger--Merger Agreement."

Termination of the Merger Agreement

     The Merger Agreement may be terminated by either Delta or ASA under certain circumstances. See "The Merger--Merger Agreement."

Effects of the Merger

     After consummation of the Merger, ASA will become an indirect, wholly-owned subsidiary of Delta and the former holders of Shares will no longer possess any interest in ASA. Promptly upon consummation of the Merger, ASA will terminate the registration of the Shares under Section 12 of the Securities Exchange Act of 1934, as amended (the "Exchange Act"). In addition, upon termination of the registration of the Shares under the Exchange Act, the Shares will no longer be eligible for inclusion in the NASDAQ National Market System. See "The Merger--Certain Consequences of the Merger."

The Merger Consideration

     Pursuant to the Merger, each Share (other than Shares held by Delta or any of its affiliates, Shares held by ASA as treasury stock, or Shares held by shareholders, if any, of ASA who are entitled to and who properly exercise dissenters' rights under the GBCC) will be converted into and represent the right to receive the Merger Consideration. A letter of transmittal for use in surrendering Share certificates and obtaining payment for surrendered Shares will be mailed to shareholders promptly following the Effective Time. See "The Merger." CERTIFICATES REPRESENTING ASA SHARES SHOULD NOT BE SENT IN UNTIL YOU RECEIVE THE LETTER OF TRANSMITTAL AND ACCOMPANYING INSTRUCTIONS, AND THEN SHOULD BE SURRENDERED ONLY IN ACCORDANCE WITH SUCH INSTRUCTIONS.

Federal Income Tax Consequences

     The receipt of cash by an ASA shareholder pursuant to the Merger will be a taxable transaction for federal income tax purposes and may also be taxable under applicable state, local and foreign tax laws. See "Certain United States Federal Income Tax Consequences." ALL SHAREHOLDERS ARE URGED TO CONSULT THEIR OWN TAX ADVISORS.

Regulatory Approvals

      Delta and ASA filed the required Notification and Report Forms with respect to the Offer and the Merger with the Antitrust Division and the FTC on February 17, 1999, and February 18, 1999, respectively. A request was made for early termination of the waiting period applicable to the Offer and, on February 25, 1999, ASA and Delta were informed that such request had been granted. See "The Merger--Regulatory Approvals."

     ASA and Delta believe that there are no other material regulatory or governmental approvals required in order for the Merger to be consummated.

Certain Litigation

     A purported class action complaint on behalf of ASA shareholders was filed against ASA, ASA's directors and Delta on February 25, 1999, alleging certain breaches of fiduciary duties. Although ASA and Delta believe the complaint to be wholly without merit, counsel for plaintiffs and defendants entered into a Memorandum of Understanding on March 9, 1999 in which the parties agreed in principle to settle all claims arising in connection with the Offer or the Merger. See "The Merger-- Certain Litigation."

Accounting Treatment

     The Merger will be accounted for under the "purchase" method of accounting. See "The Merger--Accounting Treatment."

Dissenters' Rights

          Pursuant to the GBCC, ASA shareholders are entitled to dissenters' rights in connection with the Merger. Any record holders of Shares who (i) do not vote in favor of the Merger at the Special Meeting and (ii) prior to the Special Meeting, deliver to ASA written notice of such shareholders' intent to demand dissenters' rights if the Merger is consummated, may elect to have their Shares appraised under the procedures set forth in Article 13 of the GBCC. Pursuant to Article 13 of the GBCC, the appraised value of dissenters' Shares will be the Shares' fair value immediately before the consummation of the Merger, excluding any appreciation or depreciation in anticipation of the Merger. An appraisal proceeding may result in a determination of fair value less than or greater than the value of the Merger Consideration that would have been payable in respect of such Shares had the shareholder not elected to perfect dissenters' rights. See "Dissenters' Rights."

                   INFORMATION CONCERNING THE SPECIAL MEETING

Time, Place, Date

     This Information Statement is being furnished to the holders of outstanding Shares in connection with the Special Meeting to be held on Tuesday, May 11, 1999 at 10:00 a.m. local time, at the Delta Training Center, 1021 North Outer Loop Road, Atlanta, Georgia 30320, including any adjournments or postponements thereof.

Purpose of the Special Meeting

     At the Special Meeting, shareholders of ASA will consider and vote upon a proposal to approve and adopt the Merger Agreement, pursuant to which Delta Sub will be merged with and into ASA, with ASA as the Surviving Corporation at and after the Effective Time. Shareholders will also consider such other business as may properly come before the meeting. Additional information concerning the Special Meeting and the Merger Agreement is set forth below.

Record Date; Quorum; Outstanding Shares Entitled to Vote

     The Record Date for the Special Meeting has been fixed as the close of business on April 13, 1999 (the "Record Date"). Only holders of record of Shares on the Record Date are entitled to notice of and to vote at the Special Meeting. Holders of Shares on the Record Date are entitled to one vote on matters properly presented at the Special Meeting for each Share held. A list of ASA shareholders will be available for examination by holders of Shares, for any purpose related to the Special Meeting, during the 20-day period preceding the Special Meeting, at the offices of ASA Holdings, Inc., 100 Hartsfield Centre Parkway, Suite 800, Atlanta, Georgia, 30354, telephone (404) 766-1400.

     On the Record Date, there were 28,523,177 Shares outstanding, held of record by approximately 470 registered holders. The presence in person of holders of a majority of the Shares entitled to vote will constitute a quorum for the transaction of business at the Special Meeting. Because the Shares owned by Delta and its affiliates will be represented at the Special Meeting, a quorum will be present, even if no other holders of Shares are present.

Vote Required

     Pursuant to the GBCC, the Merger Agreement must be approved and adopted by the affirmative vote of the holders of a majority of the total number of outstanding Shares. Abstentions of Shares that are present at the Special Meeting and broker non-votes will each have the same effect as a vote against approval and adoption of the Merger Agreement. Pursuant to the Merger Agreement, Delta and its affiliates are required to vote their Shares for approval and adoption of the Merger Agreement. As of the Record Date, Delta and its affiliates beneficially own 26,006,033 Shares (approximately 91% of all outstanding Shares). Because the approval of the holders of a majority of all outstanding Shares is sufficient to approve and adopt the Merger Agreement, Delta can cause the Merger to occur without the affirmative vote of any other holder of Shares. YOU ARE NOT BEING ASKED FOR A PROXY AND YOU ARE REQUESTED NOT TO SEND ONE. You may vote your Shares, if you so wish, by attending the Special Meeting in person.

     A shareholder who wishes to exercise dissenters' rights under the GBCC must not vote his or her Shares in favor of adoption of the Merger Agreement. An abstention or broker non-vote will not constitute a waiver of a shareholder's dissenters' rights, but also shall not constitute the written notice of intent to exercise dissenters' rights required under Article 13 of the GBCC. See "Dissenters' Rights."

Exchange and Payment Procedures

     As soon as practicable after the Effective Time, Harris Trust Company of New York (the "Exchange Agent") will mail to each record holder of an outstanding Share certificate a letter of transmittal and instructions for use in effecting the surrender of such certificate in exchange for the Merger Consideration. Upon surrender to the Exchange Agent of a certificate representing a Share, together with such letter of transmittal, duly executed, and such other documents as may reasonably be required by the Exchange Agent, the holder of such certificate shall be entitled to receive $34.00 per Share in cash, without interest thereon. Until surrendered in accordance with the foregoing instructions, each certificate representing a Share will represent for all purposes only the right to receive the Merger Consideration.

     ASA shareholders should not send their Share certificates to the Exchange Agent at the present time. Share certificates should be sent to the Exchange Agent only pursuant to instructions set forth in a letter of transmittal to be mailed to shareholders as soon as practicable after the Effective Time. In all cases, the Merger Consideration will be provided only in accordance with the procedures set forth in this Information Statement, the Merger Agreement and such letter of transmittal.

     Any Merger Consideration made available to the Exchange Agent that remains unclaimed by shareholders for six months after the Effective Time will be delivered to Delta, and any shareholders who have not theretofore made an exchange must thereafter look to Delta for payment of their claim for Merger Consideration.

     Any questions concerning exchange and payment procedures and requests for letters of transmittal may be addressed to the Exchange Agent at (212) 701-7624.

                                   THE MERGER

Background of the Offer and the Merger

     1996 Reorganization of ASA

     ASA Holdings, Inc. ("ASA Holdings") is a holding company, the principal assets of which are the shares of its wholly-owned subsidiaries, Atlantic Southeast Airlines, Inc. ("Atlantic Southeast"), a Georgia corporation, and ASA Investments, Inc. ("ASA Investments"), a Delaware corporation. Atlantic Southeast is the operating company which conducts all airline operations. ASA Holdings became the direct parent of Atlantic Southeast and ASA Investments pursuant to a corporate reorganization which became effective December 31, 1996. Pursuant to the reorganization, Atlantic Southeast was merged into a subsidiary of ASA Holdings, and shareholders of Atlantic Southeast received shares of common stock of ASA Holdings in exchange for their shares of common stock of Atlantic Southeast. The effect of the reorganization was to replace the publicly traded shares of Atlantic Southeast with publicly traded shares of ASA Holdings. As such, all references herein to "Shares" shall refer, as to periods before the reorganization, to shares of common stock of Atlantic Southeast, par value $0.10 per share, and, as to periods including and after the reorganization, to shares of common stock of ASA Holdings, par value $0.10 per share. All references herein to "ASA" refer, as the context may require, either individually to ASA Holdings or collectively to ASA Holdings, Atlantic Southeast and ASA Investments.

     Marketing and Code Sharing Arrangements Between Delta and ASA

     ASA has operated in Atlanta since 1984, and in Dallas/Fort Worth since late-1986 as a "Delta Connection" carrier pursuant to a marketing agreement with Delta (the "Delta Connection Agreement"). The Delta Connection Agreement was originally entered into on August 6, 1984 and was restated or amended several times subsequently. Since December 31, 1994, the Delta Connection Agreement has been terminable, without restriction, by either party thereto upon 30 days' prior written notice. Under the Delta Connection program, all ASA flights are promoted as part of the Delta route network in computer systems used by travel agents and in advertising and published timetables, and all ASA flights carry the Delta designator code. ASA flights are sold on Delta ticket stock, and all revenue from ASA ticket sales by travel agents are remitted to Delta. Delta handles ASA reservations calls. Customer payments for tickets purchased from agents or at Delta city ticket offices for ASA flights are remitted to Delta. ASA and Delta split revenues (less cost of sales) in accordance with a revenue proration arrangement. Under this arrangement, ASA is paid all revenue (less agreed expenses) for tickets sold to passengers not connecting to a Delta-operated flight (i.e., local traffic). Revenue for passengers traveling on a ticket with an ASA flight connecting to a Delta-operated flight are prorated between Delta and ASA using a proration methodology that considers the mileage of the flight segments flown and the relative cost of the service provided, minus the cost of sales, with adjustments made for international tickets.

     During 1998, approximately 80% of ASA's passengers connected with or from Delta flights at the Atlanta or Dallas/Fort Worth hubs, and ASA derived substantially all of its operating revenues from its marketing and code sharing arrangements with Delta. The Delta Connection program generated revenues for ASA of approximately $321.7 million and $348.4 million in 1997 and 1998, respectively. In addition, pursuant to separate arrangements, ASA leases reservation equipment and certain facilities from Delta, and Delta provides certain services to ASA including reservation and ground handling services. Expenses under these arrangements in 1997 and 1998 were approximately $11.7 million and $11.8 million, respectively.

     Delta Ownership of ASA Shares; Stock Agreement

     On June 19, 1986, Delta purchased from ASA 2,665,000 Shares pursuant to a stock purchase agreement dated May 28, 1986 (the "Original Stock Agreement") between the two companies. Delta made this investment for the purposes of obtaining a significant equity interest in ASA, and to enhance ASA's continuing participation in the "Delta Connection" program. After giving effect to the issuance of these Shares, Delta's investment represented approximately 20% of the then outstanding number of Shares. On December 27, 1989, Delta assigned and transferred to Delta Air

Lines Holdings, Inc. ("Delta Holdings") all of the Shares then owned by Delta. On March 17, 1997, following a reorganization of ASA and its subsidiaries, Delta and ASA and certain of their subsidiaries entered into an amended and restated stock agreement (the "Stock Agreement"), containing terms and conditions which are substantially the same as those contained in the Original Stock Agreement. Pursuant to the Stock Agreement, for so long as Delta beneficially owns at least 10% of the outstanding Shares, it or its subsidiary, Delta Air Lines Holdings, Inc. ("Delta Holdings") has the right to cause ASA (i) to include in its slate of nominees for election to the ASA Board at least two designees of Delta or Delta Holdings who are reasonably acceptable to ASA, and (ii) to use its reasonable best efforts to assure that these individuals are elected to the ASA Board. The Stock Agreement also grants Delta and Delta Holdings certain demand and piggyback registration rights and pre-emptive rights, and grants ASA a right of first refusal in respect of certain sales by Delta or Delta Holdings of Shares to persons pursuant to a demand registration or in a private sale. Other than pursuant to the Original Stock Agreement and in connection with the consummation of the Offer on March 19, 1999, neither Delta nor any of its subsidiaries has acquired or disposed of any Shares since 1986. As of February 19, 1999, Delta beneficially owned 7,995,000 of the 28,523,177 outstanding Shares, representing approximately 28% of the Shares then outstanding. The increase since 1986 in the number of Shares beneficially owned by Delta, and in its relative percentage ownership of Shares, is the result of stock splits and the repurchase by ASA of a total of 13,093,060 Shares since that time. ASA has not, however, repurchased any Shares at any time after the possibility of an acquisition by Delta was first raised in late-January 1999.

     Certain Contacts and Negotiations Between Delta and ASA Relating to the Offer and Merger

     Since December 31, 1994, the date on which the Delta Connection Agreement became terminable on 30 days' notice by either party, Delta and ASA have had various discussions about aspects of their marketing alliance, and from time to time have had discussions regarding the renewal of the Delta Connection Agreement. In March 1995, Delta forwarded drafts of proposed renewal agreements to each of its connection carriers, including ASA. The draft agreement forwarded to ASA proposed increases and other changes to a number of the fees charged by Delta to ASA under the Delta Connection Agreement. While ASA did not accept this draft agreement, Delta and ASA subsequently agreed to certain increases in fees associated with marketing-related activities.

     In the spring of 1997, Delta began to reassess its connection carrier strategy generally. On March 31, 1997, Delta decided to remove its one remaining designee from the ASA Board. Delta also withdrew its designees from all of the other connection carriers on which it had the right to board representation. Delta's decision to withdraw its designees from the boards of ASA and Delta's other connection carriers was motivated by Delta's intention to seek modification of the terms of its marketing and other arrangements with each such carrier, and its desire to minimize the potential for, or the perception of, any conflict of interest between Delta and such connection carriers that could otherwise arise in such a context. Since March 31, 1997, notwithstanding its right under the Stock Agreement to nominate two designees for election to the ASA Board, neither Delta nor any of its affiliates have nominated any designees to, or had any representatives on, the ASA Board. In June 1997, Delta representatives met with representatives from its various connection carriers, including ASA, to inform them that Delta intended to seek modifications to their respective marketing arrangements.

     On September 25, 1997, Bryan LaBrecque, Director of Connection Carriers of Delta, wrote to John W. Beiser, President of ASA, with a proposal to revise the companies' arrangements to permit Delta to recover certain of its costs relating to ASA's operations, and to introduce a royalty fee for ASA's use of the Delta designator code. In subsequent meetings between Messrs. LaBrecque and Beiser, Mr. Beiser expressed his dissatisfaction with these proposals and stated that, on the basis of the revised cost structure proposed by Delta, it would be uneconomical for ASA to continue providing service at Delta's Dallas / Fort Worth hub. On November 10, 1997, at ASA's request, Delta withdrew its proposal, pending further discussions.

     In late 1997, Delta raised with ASA certain concerns about various ASA customer service issues. These customer service issues were, in part, attributable to significant attrition among ASA's mechanics and the difficulties associated with negotiating a new collective bargaining agreement with ASA's pilots union. Discussions were held throughout the spring of 1998 between ASA and Delta regarding various customer service issues. On July 21, 1998, Maurice W.

Worth, Chief Operating Officer of Delta, met with Mr. Beiser to discuss
Delta's concerns about ASA's service. Mr. Worth informed Mr. Beiser that if service did not improve significantly within the next 45 days, Delta would need to reevaluate its alternatives for Delta connection service on certain routes. On July 27, 1998, Mr. Worth and Leo F. Mullin, President and Chief Executive Officer of Delta, met with Mr. Beiser and George F. Pickett, Chairman and Chief Executive Officer of ASA, to continue discussions regarding the need for improvements in ASA's service. On September 8, 1998, Mr. Worth wrote to Mr. Beiser, acknowledging ASA's significant progress in addressing its service problems and noting that Delta looked forward to continued improvement by ASA.

     In July and September 1998, ASA management indicated to Delta that they were interested in expanding ASA's connecting operations into several new markets. Although Delta noted that ASA had been making progress in improving customer service levels, Delta nonetheless rejected expansion into these new markets in large part on the basis of its continued concerns over ASA's service. During regular meetings between Delta and ASA representatives over the course of the fourth quarter of 1998, Delta noted ASA's progress in addressing certain service issues, but also continued to express concern about a number of other service issues.

     On January 18, 1999, Mr. LaBrecque wrote to Mr. Beiser, reiterating Delta's concerns about ASA's customer service and the appropriate sharing of costs between the two carriers, as well as certain other issues. On January 20, 1999, Mr. Worth met with Messrs. Beiser and Pickett to discuss the subjects covered in Mr. LaBrecque's January 18 letter. At that meeting, Mr. Worth repeated Delta's concerns about ASA's customer service. He said that, as a result, Delta was considering providing another Delta Connection carrier with code sharing opportunities on certain Atlanta routes. He also stated that Delta considered the existing revenue allocation arrangement between Delta and ASA to be inequitable to Delta, and believed that it needed revisiting. Messrs. Pickett and Beiser acknowledged that ASA had experienced service problems in the first half of 1998, but reminded Mr. Worth of the significant progress that ASA had made since agreeing to a new collective bargaining agreement with its pilots union in July 1998. Mr. Worth acknowledged this, but noted that there were still significant ongoing service concerns that needed to be addressed. The parties agreed to meet in the near future to further discuss these matters and to establish a more specific agenda for renegotiating the companies' commercial arrangements.

     On January 25, 1999, Mr. Beiser called Mr. Worth to ask whether Delta was still considering bringing another Delta Connection carrier into the Atlanta market. Mr. Worth replied that no decision had yet been made on that issue. Later that day, ASA delivered to Delta Mr. Beiser's written response to Mr. LaBrecque's January 18 letter. In his response, Mr. Beiser clarified ASA's position with respect to the concerns identified by Mr. LaBrecque, in particular by stressing the significant improvements in service achieved by ASA in the second half of 1998. Mr. Beiser reiterated ASA's desire to meet with Delta to work out satisfactory solutions to all issues. He also requested an immediate meeting with Mr. Mullin or Frederick W. Reid, Executive Vice President and Chief Marketing Officer of Delta. Upon receipt of this letter, Mr. Mullin promptly called Mr. Pickett and suggested that they meet on January 28.

     On January 28, 1999, Mr. Mullin met with Mr. Pickett pursuant to the request in Mr. Beiser's January 25 letter. Mr. Mullin assured Mr. Pickett that Delta had made no decision to bring any other Delta Connection carrier into the Atlanta market. However, he reiterated the concerns raised in Mr. LaBrecque's letter, and Delta's desire to change the revenue allocation between Delta and ASA. He stated that it was important to Delta that these issues be addressed promptly. Mr. Pickett expressed ASA's readiness to explore all avenues that might improve ASA's relationship with Delta. Mr. Mullin then asked Mr. Pickett whether ASA would be interested in the parties exploring the possibility of Delta acquiring ASA. He went on to say that if ASA believed such an approach to be desirable, Delta would be receptive to exploring that possibility. Mr. Pickett responded that he would be interested in exploring this alternative. Mr. Mullin stated that while the feasibility of the acquisition alternative was being explored, the parties should continue the discussions concerning the renegotiation of their marketing arrangements. The parties agreed that separate teams from each carrier should meet as soon as possible to discuss each alternative.

     On February 4, 1999, representatives of Delta and ASA met to discuss and define the possible terms of a new marketing arrangement between the companies. Delta outlined its proposals, which related primarily to revenue allocation, cost sharing, financial incentives and penalties tied to ASA's operational performance, franchise fees, facilities and scheduling (including the introduction of ASA service into new markets). Representatives of Delta and ASA discussed the relative merits to Delta and ASA of Delta's proposed new markets for ASA service, and Delta representatives suggested that the proposed expansions to ASA's route system should, where such service replaced or supplemented existing Delta service, involve profit-sharing between Delta and ASA if ASA achieved greater than a certain threshold operating margin. In a call to Mr. Beiser later that day, Mr. LaBrecque also outlined Delta's proposal that it assume responsibility for ASA's revenue management, with the goal of increasing total revenue for both companies. Mr. Beiser stated that he did not think that Delta's revenue management proposal would be beneficial to ASA and therefore rejected it. In response to one of Mr. Beiser's questions, Mr. LaBrecque then observed that Delta estimated that Delta's proposals with respect to revenue allocation could have a negative aggregate impact on ASA's revenues of $40 million to $50 million per year. Mr. Beiser agreed that further discussions between the companies on Delta's proposals on matters other than revenue management could be pursued.

     On February 5, 1999, Mr. Mullin telephoned Mr. Pickett to inform him that ASA could contact Warren C. Jenson, Chief Financial Officer of Delta, to discuss logistics concerning the acquisition discussions. ASA then contacted Mr. Jenson, who met with Messrs. Pickett and Beiser later that day to discuss process and timing issues relating to both the renegotiation of the marketing arrangement and the acquisition alternative. Mr. Jenson emphasized that Delta was willing to pursue either of these alternatives. The parties agreed that Delta would need to conduct some preliminary due diligence on ASA's business and operations, and the ASA executives stated that ASA would retain lawyers and bankers as soon as possible to assist ASA in its analysis and exploration of the acquisition alternative.

     Over the next several days, Messrs. Pickett and Beiser contacted each of the other ASA directors individually and informed them of the discussions that had occurred with Delta regarding a possible acquisition of ASA, and the steps that were being taken by ASA in preparation.

     On February 7, 1999, in order to better assess the feasibility of the acquisition alternative, Delta submitted a due diligence document request list to ASA, and representatives from each of Delta and ASA had a preliminary discussion of the mechanics and timing of the due diligence process.

     On February 8, 1999, an informal telephonic meeting was held among all the directors of ASA except Alan Voorhees. Messrs. Pickett and Beiser reviewed for the directors participating in this meeting the contacts between ASA and Delta that had led to the exploration of the acquisition alternative by Delta and to the discussions relating to the renegotiation of the marketing arrangements between Delta and ASA. Messrs. Pickett and Beiser also reviewed for the ASA Board the current status of both tracks. The directors were informed that ASA was seeking to retain a nationally-recognized investment bank and legal counsel in connection with its evaluation of the acquisition alternative.

     On February 8, 1999, ASA retained outside legal counsel. On February 9, 1999, ASA retained Morgan Stanley to be its financial advisor and Delta and ASA entered into a Confidentiality Agreement (the "Confidentiality Agreement") pursuant to which Delta agreed to keep ASA Confidential Information (as defined in the Confidentiality Agreement) confidential, not to use such material to the detriment of ASA, and to return all such material to ASA promptly upon ASA's request. Representatives of Delta began to conduct due diligence on ASA on February 10.

     On February 9, 1999, Morgan Stanley called Delta's financial advisor, Goldman, Sachs, to initiate discussions about an acquisition alternative. During that call, Goldman, Sachs and Morgan Stanley also discussed briefly the nature of the commercial relationship between Delta and ASA, as well as the recent talks between the two companies with respect thereto. A telephonic meeting of the ASA Board was held on February 10, 1999 to ratify the selection of Morgan Stanley as ASA's investment banker and Sullivan & Cromwell as its legal counsel. The ASA Board was also presented with an update on developments generally.

     On February 11, 1999, Goldman, Sachs and Morgan Stanley had a discussion in which Morgan Stanley indicated that it thought that premiums historically received in the sale of public companies were a relevant consideration in any valuation of an acquisition transaction. Goldman, Sachs responded that Delta was still considering the feasibility of an acquisition and that it was premature to discuss Delta's estimate of value ranges. Goldman, Sachs did, however, indicate that the then-current market price of ASA Shares was not an appropriate measure of the future value of ASA, taking into account the fact that the marketing arrangements between Delta and ASA were being renegotiated. Goldman, Sachs confirmed its understanding that, in the discussions between Delta and ASA, Delta had told ASA that in the past, in light of Delta's concerns over ASA's service, Delta had considered the possibility of having other regional carriers provide connecting service at Delta's Atlanta hub. Goldman, Sachs also reiterated Delta's willingness to continue discussions to determine whether a satisfactory agreement could be reached to modify the companies' existing commercial arrangements. Later that day, Goldman, Sachs indicated in a call with Morgan Stanley that if the parties were to proceed with the acquisition alternative, Delta's current valuation work suggested that any acquisition would have to be somewhere in the general vicinity of the then-current market price of ASA's Shares.

     Also on February 11, 1999, Mr. Worth met with Messrs. Pickett and Beiser to discuss the treatment of ASA management and employees if the acquisition alternative were to be pursued. Later that day, representatives of Delta and ASA once again met to continue their discussions concerning the renegotiation of their existing marketing arrangements. The ASA representatives asserted that Delta was using an incorrect methodology for evaluating revenue allocation between the carriers. Delta stated that sampling differences could lead to different conclusions. The Delta representatives noted that, irrespective of the methodologies employed, Delta had to consider the fact that it could enter into arrangements with other carriers to serve the Atlanta market on a basis more favorable to Delta than the current arrangements with ASA. The Delta representatives further observed that, if ASA were to remain competitive, the revenue allocation between ASA and Delta would have to be modified. The Delta representatives acknowledged that, as a result of such modification, ASA would probably experience reduced revenues aggregating $40 million to $50 million per year. The ASA representatives acknowledged that their own estimates of the effects of Delta's proposals on ASA's revenues were similar to, or even slightly higher than, Delta's estimates.

     Later that evening, an informal telephonic meeting was held among all of the ASA directors except George Berry and Parker Petit. Representatives of Morgan Stanley and Sullivan & Cromwell were introduced to the directors. Morgan Stanley informed the directors of its discussions with Goldman, Sachs and of the valuation range that Goldman, Sachs believed Delta was considering for ASA. Messrs. Pickett and Beiser informed the directors of developments of the meeting held earlier that day between Delta and ASA representatives regarding the renegotiation of the existing marketing arrangements with Delta. The directors did not believe that an offer at below market price was appropriate and Morgan Stanley was instructed to return to Goldman, Sachs to establish that Delta was not contemplating a below market price, and to negotiate for a higher price that offered ASA shareholders a premium.

     On February 12, 1999, Morgan Stanley called Goldman, Sachs to clarify Delta's position on the value of any offer and to inquire whether Goldman, Sachs could confirm that any offer that Delta might make would be at market price or above. After consultation with its clients, Goldman, Sachs confirmed that Delta would probably not present ASA with a below market offer, but that a premium, if any, would be modest.

     A telephonic meeting of ASA Board was held later in the day on February 12, 1999, during which Morgan Stanley reported on its conversations on ASA's behalf with Goldman, Sachs. Following, among other things, a discussion of the alternatives available to the Company, including the consideration of the effect of the Delta proposal to renegotiate the existing marketing arrangements with ASA, the Board instructed Morgan Stanley to propose to Goldman, Sachs a transaction that would permit ASA shareholders to elect to receive in exchange for their ASA Shares either common stock of Delta, on a tax-free basis, or cash at a price of $33.00 per Share.

     In the evening of February 12, 1999, Morgan Stanley indicated to Goldman, Sachs that the ASA Board would be prepared to move forward with a transaction at a price of $33.00 per Share, that would permit ASA shareholders to elect to receive merger consideration in the form of Delta stock on a tax-free basis to such shareholders. After further consultation with Delta, Goldman, Sachs advised Morgan Stanley that Delta was not interested in pursuing a stock transaction, but stated that Delta would be willing to consider a cash transaction at the price ASA had suggested.

     On February 13, 1999, Morgan Stanley reported to Goldman, Sachs that it had reviewed the matter further with representatives of the ASA Board and that ASA would be prepared to go forward with an all-cash tender offer of $35.00 per Share, and requested that Delta not insist on preclusive termination fees or lock-ups. After consultation with Delta management, Goldman, Sachs responded to Morgan Stanley, informing them that Delta believed that it could agree to a price at the midpoint of a range between $33.00 and $35.00 if all of the documentation issues were satisfactorily resolved. After consultation with its client, Morgan Stanley indicated that, if all the documentation was satisfactory, a $34.00 offer would be acceptable. That afternoon, Delta's counsel provided a draft merger agreement to ASA's counsel. Counsel for Delta and ASA met over the next two days to negotiate the terms of the transaction, including, among other things, the conditions to the offer and ASA's right to terminate the Merger Agreement if a third party were to make a superior proposal. These negotiations and the Merger Agreement included the parties' agreement on a $5,000,000 termination fee to be paid to Delta in the event that the ASA Board were to receive and accept a superior proposal.

     A telephonic meeting of the ASA Board was held on February 14, 1999, during which Morgan Stanley reported on its discussions on ASA's behalf with Goldman, Sachs since the time of the February 12, 1999, ASA Board meeting. Sullivan & Cromwell then reported on the status of the draft merger agreement and the negotiations with Delta's legal counsel.

     At a meeting on February 14, 1999, Delta's Board of Directors heard presentations from Delta management regarding the implications of the proposed transaction for Delta. Management reported that an acquisition of ASA would enable Delta to realize revenue gains from factors such as more efficient operations, market growth, better utilization of aircraft at both airlines and improved business functions. The Delta Board approved the proposed acquisition on the terms under consideration and authorized a Committee consisting of Messrs. Mullin and Grinstein to be available to consider any changes in those terms that might arise as the final issues were negotiated.

     At a meeting held on the afternoon of February 15, 1999, in Atlanta, Georgia, the ASA Board gave further consideration to the proposed transaction. Among other things, management reported on the substantial negative impact that the Delta proposals for renegotiating ASA's marketing arrangement with Delta would have on the future financial performance of ASA and Morgan Stanley expressed its view that, as of the date of such opinion and based on and subject to the matters described therein, the consideration to be received by ASA's shareholders in the Offer and the Merger was fair, from a financial point of view, to ASA shareholders (other than Delta and its affiliates). The ASA Board did not consider an alliance with another major air carrier as a viable option to mitigate the anticipated effects of a renegotiation of the Delta Connection Agreement since the ASA Board understood, among other things, that in light of the concentration of ASA's operations in the Southeastern United States and Atlanta, in particular, such an alliance would not have as high a value to a major carrier that did not have as significant an operating presence in Atlanta as Delta. For this reason, the ASA Board did not authorize Morgan Stanley to solicit interest from any party other than Delta, and the ASA Board did not, within the most recent two fiscal years of ASA, have discussions with any person other than Delta with respect to the acquisition of ASA or substantially all of its assets. The ASA Board unanimously approved the proposed transaction and the Merger Agreement. The Merger Agreement was signed that evening and the transaction was announced on the morning of February 16, 1999.

     Delta Sub commenced the Offer on February 22, 1999. Pursuant to the Offer, which expired on March 19, 1999, Delta Sub purchased 18,011,033 Shares (representing approximately 88% of the Shares outstanding on such date that were not already beneficially owned by Delta prior to commencement of the Offer). After giving effect to this purchase, Delta beneficially owned approximately 91% of all outstanding Shares. Shortly thereafter, Messrs. G. Pickett, J. Beiser, A. Voorhees, R. Voorhees and G. Berry resigned from the ASA Board and Maurice W. Worth, Malcolm B. Armstrong, Vicki B. Escarra, Warren C. Jenson and Frederick W. Reid were elected as directors of ASA.

     Contacts or Negotiations between Delta and Other Persons With Respect to
ASA

     On December 18, 1998, certain Delta representatives met with representatives of Comair Holdings, Inc. ("Comair"), a Delta Connection carrier in which Delta has an approximately 21% beneficial ownership interest. At that meeting, the parties discussed various aspects of the relationship between Delta and Comair, and exchanged views as to the strategic direction of the regional commuter market and the Delta Connection program. This included an exploratory discussion of the concept of a joint venture that would include certain of Delta's, ASA's and Comair's operations. Delta subsequently informed Comair that Delta was considering various alternatives with respect to its relationship with ASA and it did not at such time intend to pursue further discussions with Comair concerning such a concept.

     The Shareholders Agreement

     Delta entered into a shareholders agreement, dated as of February 15, 1999 (the "Shareholders Agreement"), with George F. Pickett, John W. Beiser, Elizabeth H. Pickett and Maureen W. Beiser (collectively, the "Interested Shareholders"). Pursuant to the Shareholders Agreement, each Interested Shareholder agreed to tender, or cause to be tendered, upon the request of Delta (and agreed that, subject to applicable law, he or she will not withdraw), pursuant to and in accordance with the terms of the Offer, all outstanding Shares beneficially owned by such Interested Shareholder. Further, the Interested Shareholders agreed not to vote any Shares in favor of the approval of any (i) Acquisition Proposal, (ii) reorganization, recapitalization, liquidation or winding up of ASA or any other extraordinary transaction involving ASA, (iii) corporate action the consummation of which would frustrate the purposes, or prevent or delay the consummation, of the transactions contemplated by the Merger Agreement or (iv) other matter relating to, or in connection with, any of the foregoing matters.

     The foregoing description of the Shareholders Agreement does not purport to be complete and is qualified in its entirety by reference to the Shareholders Agreement which is filed as Exhibit (c)(6) to Delta's Tender Offer Statement on
Schedule 14D-1 filed on February 22, 1999 (the "Delta Schedule 14D-1") and is incorporated herein by reference.

     The Confidentiality Agreement

     On February 9, 1999, Delta and ASA entered into the Confidentiality Agreement, under which ASA agreed to provide certain confidential information relating to its operations to Delta. Pursuant to the Confidentiality Agreement, Delta agreed that Delta and its representatives would hold non-public information received from ASA under the Confidentiality Agreement in confidence, except to the extent that disclosure is legally mandated or compelled by any court, tribunal or governmental authority. The Confidentiality Agreement does not limit Delta's use of any information which (i) was previously known by Delta or its representatives, (ii) was independently developed by Delta or its representatives, (iii) was acquired by Delta or its representatives from a third party which is not obligated by ASA not to disclose such information or (iv) which is or becomes publicly available through no breach by Delta of its obligations under the Confidentiality Agreement. The foregoing description of the Confidentiality Agreement does not purport to be complete and is qualified in its entirety by reference to the Confidentiality Agreement which is filed as exhibit 19 to ASA's Solicitation/Recommendation Statement on Schedule 14D-9 dated February 22, 1999 (the "ASA Schedule 14D-9"), and is incorporated herein by reference.

Recommendation and Reasons of the ASA Board

     Recommendation of the ASA Board

     At a meeting of the ASA Board on February 15, 1999, the ASA Board unanimously approved the Merger Agreement and the transactions contemplated thereby and determined that the Merger Agreement and the transactions contemplated thereby, including the Offer and the Merger, are fair to, and in the best interests of, the holders of Shares. The ASA Board recommends that ASA's shareholders approve the Merger and adopt the Merger Agreement.

     Reasons for the Recommendation of the ASA Board

     In reaching its conclusions with respect to the Offer, the Merger and the Merger Agreement, the ASA Board considered a number of factors, including the following:

     (1) The familiarity of the ASA Board with the financial condition, results of operations, business and prospects of ASA (as reflected in ASA's historical and projected financial information), current economic and market conditions generally and in the airline industry specifically;

     (2) That ASA's financial condition, results of operations, business and prospects were substantially dependent on ASA's relationship with Delta and ASA's role as a Delta Connection carrier and that the Delta Connection Agreement was terminable by Delta upon 30 days' notice;

     (3) That Delta had advised ASA that it was dissatisfied with ASA's performance and service levels;

     (4) That discussions between Delta and ASA's management with respect to revenue reallocation and cost sharing arrangements proposed by Delta as part of the negotiation for renewing the Delta Connection Agreement would, in the view of ASA's management, be likely to reduce ASA's net income by approximately $21 million in 1999 and by approximately $45-$55 million in each year thereafter from the net income of ASA previously projected by ASA's management, and the fact that ASA's management did not believe it could negotiate terms that would be materially more favorable to ASA;

     (5) That Delta had proposed other changes to its commercial relationship with ASA, the effect of which ASA's management could not readily quantify at the time but which ASA's management believed would adversely affect further the future financial performance of ASA, including Delta's proposals to impose upon ASA new charges for the payment of overrides to travel agents' commissions, to specify markets into which ASA's regional jets would be deployed, and to impose fees for passengers not connecting with Delta flights and service performance penalties;

     (6) That the $34.00 per Share in cash to be paid in the Offer and the Merger would represent a significant premium to the price at which the Shares would likely trade once the anticipated renegotiated Delta Connection Agreement provisions became effective and publicly known;

     (7) That ASA's relationship with Delta within the Southeastern United States was not exclusive and that Delta could at any time bring in other Delta Connection carriers into markets served by ASA;

     (8) That Delta had rejected recent proposals for ASA to introduce service into new markets as a Delta Connection carrier, using Delta's designator code, which severely restricted ASA's ability to expand its operations on a profitable basis;

     (9) The opinion of ASA's financial advisor, Morgan Stanley, that as of the date of such opinion, the $34.00 per Share to be offered to the shareholders of ASA pursuant to the Offer and the Merger is fair from a financial point of view to such shareholders (other than Delta and its affiliates) (see "--Opinion of Financial Advisor to the ASA Board");

     (10) The fact that the Merger Agreement provides for a first-step cash tender offer for all outstanding Shares thereby enabling all shareholders who tender their Shares to receive promptly $34.00 per Share in cash, and that shareholders who do not tender their Shares will receive the same cash price in the subsequent Merger;

     (11) The other terms and conditions of the Offer, the Merger and the Merger Agreement, including the fact that the Merger Agreement does not preclude the ASA Board from considering other bids that could reasonably lead to a Superior Proposal (as defined below). In particular, the Merger Agreement permits the ASA Board (i) to furnish information to, and engage in discussions or negotiations with, third parties who make a proposal to acquire or invest in ASA or engage in any other business combination or similar transactions with ASA if the ASA Board reasonably believes in good faith, after consultation with an investment bank of nationally recognized reputation and outside legal counsel, that such proposal is bona fide and could reasonably lead to the delivery of a proposal to acquire at least a majority of the outstanding Shares that the ASA Board determines in good faith, after consulting with an investment bank of nationally recognized reputation reputation and its outside legal counsel, would result in a transaction, if consummated, that is more favorable to ASA's shareholders (other than Delta and its affiliates), from a financial point of view (a "Superior Proposal") and that furnishing such information or engaging in such discussions or negotiations is required for the ASA Board to comply with its fiduciary duties under applicable law and (ii) after receipt of a Superior Proposal, to terminate the Merger Agreement and enter into a binding agreement with respect to such a Superior Proposal after providing Delta with two business days' notice of its intention to do so, specifying the material terms and conditions of such Superior Proposal, considering in good faith any revised proposal that Delta may make, and paying Delta a termination fee of $5,000,000;

     (12) A review of possible alternatives to the Offer and the Merger, the range of possible benefits and risks to the shareholders of such alternatives, the timing and likelihood of accomplishing any such alternatives, and the effect of Delta's ownership of approximately 28% of the Shares and commercial relationship with ASA on ASA's ability to pursue any of these alternatives; and

     (13) The likelihood that the Offer and the Merger will be consummated, including the fact that the obligations of Delta and Delta Sub are not conditioned upon obtaining any financing.

     On March 10, 1999, Delta, Delta Sub and ASA entered into an amendment to the Merger Agreement to eliminate the $5,000,000 termination fee payable by ASA to Delta if ASA or Delta were to terminate the Merger Agreement as a result of ASA's receiving and accepting a Superior Proposal.

     The foregoing discussion of the information and factors considered and given weight by the ASA Board is not intended to be exhaustive. In view of the variety of factors considered in connection with its evaluation of the Offer and the Merger Agreement, the ASA Board did not find it practicable to, and did not, quantify or otherwise assign relative weights to the specific factors considered in reaching its determination. In addition, individual members of the ASA Board may have given different weights to different factors.

     The ASA Board did not consider an alliance with another major air carrier as a viable option to mitigate the anticipated effects of a renegotiation of the Delta Connection Agreement since the ASA Board understood, among other things, that in light of the concentration of ASA's operations in the Southeastern United States and Atlanta, in particular, such an alliance would not have as high a value to a major carrier that did not have as significant an operating presence in Atlanta as Delta.

     On behalf of ASA, the ASA Board hired an independent financial advisor, Morgan Stanley, in connection with the evaluation and negotiation of the terms of the Offer, the Merger and other matters arising in connection therewith. At the time the Merger Agreement was entered into, none of the members of the ASA Board were affiliated with Delta or Delta Sub and five of the seven members of the ASA Board were nonemployees of ASA.

     In reaching its conclusions with respect to the Offer and the Merger Agreement, the ASA Board adopted the conclusions reached by Morgan Stanley, ASA's financial advisor, in its opinion to the ASA Board of February 15, 1999. In light of the nature of ASA's business, the ASA Board did not deem net book value or liquidation value to be relevant indicators of the value of Shares.

     Certain Projections for ASA

     The following sets forth certain financial projections (the "Projections") for ASA for the fiscal years ending December 31, 1999 through 2003 and includes ASA management's best estimate as to the effect of Delta's proposed revenue reallocation and cost sharing arrangements upon ASA's revenues and income during this period. ASA does not in the ordinary course publicly disclose projections as to future revenues or earnings and the Projections were not prepared with a view to public disclosure. These Projections were not prepared in accordance with generally accepted accounting principles and ASA's independent accountants have not examined or compiled any of the following Projections or expressed any conclusion or provided any other form of assurance with respect to such Projections.

Accordingly, ASA's independent accountants assume no responsibility for such Projections. The Projections were delivered to Morgan Stanley solely in connection with their due diligence investigation of ASA in order for them to prepare the financial analysis described below in connection with the Offer and the Merger. The Projections were prepared with a limited degree of precision, and were not prepared with a view to compliance with the guidelines established by the American Institute of Certified Public Accountants regarding projections, which would require more complete presentation of data than as shown below.

                       Adjusted Projected Income Statement
 (all amounts in millions of dollars, except for per Share data and percentages)


                                    1998(A)        1999(E)         2000(E)         2001(E)         2002(E)         2003(E)
                                    -------        -------         -------         -------         -------         -------
Passenger Revenue (a).........       400.2          461.2           539.9           591.1           613.5           637.1
Revenue Reallocation (b)(c)...        --            (25.0)          (58.6)          (64.1)          (66.6)          (69.1)
Other Revenue.................         9.7            7.2             8.4             9.2             9.6             9.9
Adjusted Revenue..............       409.9          443.4           489.8           536.2           556.5           578.0

Operating Expense.............       313.8          360.5           418.8           461.9           482.8           499.0
Incremental Cost Sharing (c)..                        8.0             9.4            10.3            10.6            11.1
Adjusted Operating Expense....       313.8          368.5           428.2           472.2           493.4           510.0

Operating Income..............        96.1           74.8            61.6            64.0            63.0            67.9
Operating Margin..............        23.4%          16.9%           12.6%           11.9%           11.3%           11.8%

Non-Operating Income..........        10.2           10.5             9.9            12.7            15.3            17.6

Pre-Tax Income................       106.3           85.3            71.5            76.7            78.3            85.5
Pre-Tax Margin................        25.9%          19.2%           14.6%           14.3%           14.1%           14.8%
Income Tax Provision..........        40.1           32.2            27.0            28.9            29.6            32.3

Net Income....................        66.1           53.1            44.5            47.7            48.8            53.2
Net Margin....................        16.1%          12.0%            9.1%            8.9%            8.8%            9.2%

Shares Outstanding............        29.7           28.7            28.7            28.7            28.7            28.7

Adjusted Earnings Per Share...       $2.22          $1.85           $1.55           $1.66           $1.70           $1.86

Unadjusted Earning Per Share..       $2.22          $2.61           $3.12           $3.42           $3.58           $3.85

Difference....................                     ($0.76)         ($1.57)         ($1.76)         ($1.88)         ($1.99)
% Decrease....................                      (29.1)%         (50.3)%         (51.4)%         (52.5)%         (51.8)%


-------------------
(a)  Projections for passenger revenue assume growth in available seat miles consistent with ASA's projected fleet plan, a constant passenger load factor of 56.8% and a yield that declines to 33.5 cents per passenger mile in 2001.

(b) Projections with respect to revenue reallocation were calculated based on $50 million or 10.85% of estimated passenger revenue for 1999. A pro rata percentage of 10.85% was used for 2000 through 2003 and a percentage of 5.425% was used for 1999 since the revenue reallocation was to phase in during 1999.

(c) Of the Delta Connection renegotiation items, only the financial impact of revenue reallocation and incremental cost sharing (of computer reservation service fees) were included in ASA management's projections. (See number
     (5) under "--Recommendation and Reasons of the ASA Board" for other cost elements that were not readily quantifiable by management).

Opinion of Financial Advisor to the ASA Board

     ASA retained Morgan Stanley to act as its financial advisor in connection with the Offer and the Merger and related matters based upon Morgan Stanley's qualifications, expertise and reputation. On February 15, 1999, Morgan Stanley delivered its oral opinion to the ASA Board that, as of such date and based upon the procedures and subject to the assumptions and qualifications described to ASA Board and later set forth in the written opinion of Morgan Stanley dated February 15, 1999, the consideration to be received by the holders of Shares pursuant to the Merger Agreement was fair from a financial point of view to such holders (other than Delta and its affiliates).

     The full text of Morgan Stanley's written opinion dated as of February 15, 1999, which sets forth, among other things, assumptions made, matters considered, and scope and limitations on the review undertaken (the "Morgan Stanley Opinion"), is attached as Annex A hereto and is incorporated herein by reference. Holders of Shares are urged to, and should, read the Morgan Stanley Opinion carefully and in its entirety. The Morgan Stanley Opinion is directed to the ASA Board and the fairness of the consideration, from a financial point of view, to the holders of Shares (other than Delta and its affiliates) pursuant to the Merger Agreement and it does not address any other aspect of the Merger. The summary of the Morgan Stanley Opinion set forth herein is qualified in its entirety by reference to the full text of such opinion.

     In arriving at its opinion, Morgan Stanley (i) reviewed certain publicly available financial statements and other information of ASA; (ii) reviewed certain internal financial statements and other financial and operating data concerning ASA prepared by the management of ASA; (iii) analyzed certain financial projections prepared by the management of ASA; (iv) discussed the past and current operations and financial condition and the prospects of ASA, including ASA's expected future relationship with Delta, with senior executives of ASA; (v) reviewed the reported prices and trading activity for the Shares;
(vi) compared the financial performance of ASA and the prices and trading activity of the Shares with that of certain other comparable publicly-traded companies and their securities; (vii) reviewed the financial terms, to the extent publicly available, of certain comparable acquisition transactions;
(viii) participated in discussions and negotiations among representatives of ASA and Delta and their financial and legal advisors; (ix) reviewed the Merger Agreement and certain related documents; and (x) performed such other analyses and considered such other factors as Morgan Stanley deemed appropriate.

     In rendering its opinion, Morgan Stanley assumed and relied upon without independent verification the accuracy and completeness of the information reviewed by Morgan Stanley for the purposes of the Morgan Stanley Opinion. With respect to the financial projections, Morgan Stanley assumed that they were reasonably prepared on bases reflecting the best currently available estimates and judgments of the future financial performance of ASA. In addition, Morgan Stanley assumed that the Offer and the Merger would be consummated on the terms set forth in the Merger Agreement. Morgan Stanley did not make any independent valuation or appraisal of the assets or liabilities of ASA, nor was Morgan Stanley furnished with any such appraisals. The Morgan Stanley Opinion was necessarily based on economic, market and other conditions as in effect on, and the information made available to Morgan Stanley as of, the date of the Morgan Stanley Opinion.

     In arriving at its opinion, Morgan Stanley was not authorized to solicit, and did not solicit, interest from any party, nor did it have discussions with any party other than Delta with respect to the acquisition of ASA or any of its assets.

     Below is a brief summary of certain analyses performed by Morgan Stanley and reviewed with the ASA Board on February 15, 1999 in connection with the preparation of the Morgan Stanley Opinion and with its oral presentation to the ASA Board on such date. Due to the anticipated revenue reallocation and cost sharing arrangements proposed by Delta as part of the negotiations for the renewal of the Delta Connection Agreement between ASA and Delta, ASA adjusted its financial projections to reflect ASA management's best estimate of certain of such arrangements and provided the projections as of February 11, 1999 to Morgan Stanley. The Projections are set out above under "Recommendation and Reasons of the ASA Board-- Certain Projections for ASA". As such, the unaffected market price of the Shares on the business day prior to the announcement of the Merger Agreement was not an appropriate means of valuation because it did not reflect the impact of the Projections and, consequently, Morgan Stanley based its analyses on the Projections.

     Value Impact of Projections. Using the market price of the Shares on February 12, 1999 of $31.94 and median IBES earnings per share estimates as of February 12, 1999, Morgan Stanley calculated (i) the multiple of the current market price per common share to earnings per share estimates for 1999 of 12.0x and (ii) the multiple of the current market price per common share to earnings per share estimates for 2000 of 10.4x. Applying these multiples to the Projections of earnings for 1999 and 2000, Morgan Stanley calculated adjusted estimated Share prices of $15.60 and $16.12, respectively.

     Comparable Public Company Analysis. As part of its analysis, Morgan Stanley compared certain financial information of ASA with corresponding publicly available information of a group of five publicly-traded regional airline companies that Morgan Stanley considered comparable in certain respects with ASA (the "Comparable Public Companies"), which group included: Comair; Mesa Air Group, Inc.; Atlantic Coast Airlines Holdings, Inc.; SkyWest, Inc.; and Mesaba Holdings, Inc.

     Morgan Stanley analyzed the relative performance of ASA by comparing certain market trading statistics for ASA with those of the Comparable Public Companies. The market trading information used in ratios provided below is as of February 12, 1999. The market trading information used in the valuation analysis was (i) market price to estimated earnings per share for 1999 and (ii) market price to estimated earnings per share for 2000. Earnings estimates for ASA were based on the Projections. Earnings per share estimates for the Comparable Public Companies were based on median IBES estimates as of February 12, 1999. An analysis of the multiples for the Comparable Public Companies yielded (i) multiples of the current market price per common share to earnings per share estimates for 1999 of 12.2x to 16.6x, with a mean of 15.1x and a median of 15.3x and (ii) multiples of the current market price per common share to earnings per share estimates for 2000 of 9.4x to 14.4x, with a mean of 12.4x and a median of 12.1x. Applying (i) multiples of 12.0x to 16.5x to 1999 estimated earnings of ASA and (ii) multiples of 10.5x to 14.5x to 2000 estimated earnings of ASA, Morgan Stanley calculated ranges of implied equity share values for the Shares of $16 to $22 and $16 to $23, respectively, and an overall mean range of $16 to $22.

     Precedent Transaction Analysis. Using publicly available information, Morgan Stanley performed an analysis of two precedent transactions (the "Precedent Airline Transactions") in the regional air carrier business segments that Morgan Stanley deemed comparable to the Offer and the Merger. The two transactions constituting the Precedent Airline Transactions were (acquiror/acquiree): American Airlines, Inc./Reno Air, Inc. and Mesa Air Group Inc./CCAir, Inc. Morgan Stanley calculated that the premium to unaffected stock price in the American Airlines, Inc./Reno Air, Inc. and Mesa Air Group Inc./CCAir, Inc. transactions was 51.9% and 24.4%, respectively, with a mean of 38.2% and a median of 38.2%. After combining the results of the Precedent Airline Transactions with data from Securities Data Corporation indicating that the mean and medium premiums paid in certain "going private" transactions during the past five years was 43.0% and 30.0%, respectively, Morgan Stanley calculated a range of implied equity value share values of $21 to $32 based on a range of premiums from 30.0% to 45.0% applied to the values derived from the Comparable Public Company analysis.

     Discounted Cash Flow Analysis. Morgan Stanley performed a discounted cash flow analysis of ASA for the fiscal years ended 1999 through 2003 based on the Projections. Unlevered free cash flows of ASA were calculated as net income plus depreciation and amortization plus deferred taxes plus other non-cash expenses plus after-tax net interest expense less capital expenditures less investment in working capital. Morgan Stanley calculated terminal values by applying a range of perpetual growth rates to the unlevered free cash flows in fiscal 2003 from 3.0% to 5.0%, representing estimated ranges of long-term cash flow growth rates for ASA. The unlevered cash flow streams and terminal values were then discounted to the present using a range of discount rates from 11.0% to 12.0%, representing an estimated weighted average cost of capital range for ASA. The discounted values representing the aggregate values were then adjusted by adding cash and subtracting debt to arrive at implied equity values. Based on this analysis, Morgan Stanley calculated implied per share equity values for ASA ranging from $20 to $25.

     No company or transaction used in the Comparable Public Company and Precedent Transaction is identical to ASA or the Merger. Accordingly, an analysis of the results of the foregoing necessarily involves complex considerations and judgments concerning financial and operating characteristics of ASA and other general business, economic, market, or financial factors that could affect the public trading value of the companies to which they are being compared. Mathematical analysis (such as determining the average or the median) is not itself a meaningful method of using comparable public company data.

     The preparation of a fairness opinion is a complex process and is not necessarily susceptible to a partial analysis or summary description. In arriving at its opinion, Morgan Stanley considered the results of all its analysis as a whole and did not attribute any particular weight to any analysis or factor considered by it. Morgan Stanley believes that selecting any portion of Morgan Stanley's analyses, without considering all analyses, would create an incomplete view of the process underlying its opinion. In addition, Morgan Stanley may have deemed various assumptions more or less probable than other assumptions, so that the ranges of valuations resulting for any particular analysis described above should not be taken to be Morgan Stanley's view of the actual value of ASA.

     In performing its analyses, Morgan Stanley made numerous assumptions with respect to industry performance, general business and economic conditions and other matters, many of which are beyond the control of ASA. The analyses performed by Morgan Stanley are not necessarily indicative of actual value, which may be significantly more or less favorable than suggested by such analyses. Such analyses were performed solely as part of Morgan Stanley's analysis of whether the consideration to be received by the holders of Shares pursuant to the Merger Agreement was fair from a financial point of view to such holders (other than Delta and its affiliates), and were conducted in connection with the delivery of the Morgan Stanley Opinion. The analyses do not purport to be appraisals or to reflect the prices at which ASA might actually be sold.

     As described above, the Morgan Stanley Opinion provided to the ASA Board was one of a number of factors taken into consideration by the ASA Board in making its determination to recommend adoption of the Merger Agreement and the transactions contemplated thereby. Consequently, the Morgan Stanley analyses described above should not be viewed as determinative of the opinion of the ASA Board or the view of the management with respect to the value of ASA.

     The consideration to be received by the holders of Shares pursuant to the Merger Agreement was determined through negotiations between ASA and Delta and was approved by the entire ASA Board.

     The ASA Board retained Morgan Stanley based upon its experience and expertise. Morgan Stanley is an internationally recognized investment banking and advisory firm. As part of its investment banking business, Morgan Stanley is regularly engaged in the valuation of business and securities in connection with mergers and acquisitions, negotiated underwritings, competitive biddings, secondary distributions of listed and unlisted securities, private placements and valuation for estate, corporate and other purposes. Morgan Stanley has advised ASA that, in the ordinary course of its business, Morgan Stanley and its affiliates may actively trade the debt and equity securities or senior loans of ASA and Delta for their own account and for the accounts of customers and, accordingly, may at any time hold a long or short term position in such securities. In the past, Morgan Stanley has provided investment banking services to Delta unrelated to the Offer and Merger, for which services Morgan Stanley has received compensation. In December 1998, Morgan Stanley acted as agent in connection with a private placement of Delta notes for which Delta paid Morgan Stanley a fee not in excess of $200,000, and such fee was the only fee paid by Delta to Morgan Stanley in 1998. No fees have been paid by Delta to Morgan Stanley in 1999. Morgan Stanley and its affiliates may maintain relationships with ASA and Delta in the future.

     Pursuant to a letter agreement between ASA and Morgan Stanley, dated February 11, 1999, ASA has agreed to pay Morgan Stanley: (A) if no Merger Agreement is entered into, an "Advisory Fee" calculated to be approximately $100,000, (B) if the Merger Agreement is entered into or the Offer is commenced, an "Agreement Fee" equal to $1,500,000 or (C) if the Offer is consummated, a "Transaction Fee" equal to $5,000,000 against which any Advisory Fee or Agreement Fee will be credited. The full amount of the Transaction Fee is to be paid by ASA when control of

50% or more of the Shares changes hands. In addition to any fees for professional services, Morgan Stanley will also be reimbursed for expenses incurred in connection with Morgan Stanley's representation of ASA. ASA has also agreed to indemnify Morgan Stanley and its affiliates against certain liabilities, including liabilities under the federal securities laws, related to, arising out of or in connection with the engagement of Morgan Stanley by ASA.

     The foregoing summary does not purport to be a complete description of the analyses performed by Morgan Stanley and is qualified in its entirety by reference to the Morgan Stanley Opinion attached as Annex A hereto.

Position of Delta and Delta Sub Regarding Fairness of the Merger

     Delta and Delta Sub believe that the consideration to be received by ASA's shareholders pursuant to the Merger is fair to such shareholders. Delta and Delta Sub base their belief on the following facts:

          (i) the fact that the ASA Board concluded that the Offer and the Merger are fair to, and in the best interests of, ASA's shareholders;

          (ii) notwithstanding the fact that Morgan Stanley's opinion was addressed to the ASA Board and that neither Delta nor Delta Sub is entitled to rely on such opinion, the fact that the ASA Board received an opinion from Morgan Stanley that, as of the date of such opinion and based on and subject to certain matters stated in such opinion, the consideration to be paid in the Offer and the Merger is fair to the holders of Shares (other than Delta and its affiliates) from a financial point of view;

          (iii) the long-term value and prospects of ASA given the fact that the marketing arrangements between Delta and ASA are terminable on 30 days' written notice and hence subject to renegotiation;

          (iv) the fact that the Offer constitutes a 6.5% premium over the closing market price of ASA's Shares on February 12, 1999, the business day immediately prior to the date on which the Offer was announced;

          (v) the fact that the same consideration will be paid in both the Offer and the Merger;

          (vi) the fact that the Offer and the Merger will each provide consideration to ASA's shareholders entirely in cash;

          (vii) the fact that, because of the current marketing alliance between Delta and ASA pursuant to the Delta Connection Agreement, ASA has a higher value to Delta than it holds for any other potential bidder; and

          (viii) the terms and conditions of the Offer, the Merger and the Merger Agreement, including the fact that the Merger Agreement does not preclude the ASA Board from considering other bids that could reasonably lead to a Superior Proposal, and the ASA Board's right to terminate the Merger Agreement upon the payment of only a $5,000,000 termination fee in order to enter into a superior proposal.

     On March 10, 1999, Delta, Delta Sub and ASA entered into an amendment to the Merger Agreement to eliminate the $5,000,000 termination fee payable by ASA to Delta if ASA or Delta were to terminate the Merger Agreement as a result of ASA's receiving and accepting a Superior Proposal.

     Delta and Delta Sub did not find it practicable to assign, nor did they assign, relative weights to the individual factors considered in reaching its conclusion as to fairness. In light of the nature of ASA's business, Delta and Delta Sub did not deem net book value or liquidation value to be relevant indicators of the value of the Shares.

Purpose and Structure of the Merger; Reasons of Delta for the Merger

     The purpose of the Merger is for Delta to increase Delta's ownership of ASA from approximately 91% to 100%. Upon consummation of the Merger, ASA will become an indirect, wholly-owned subsidiary of Delta. The acquisition of the Shares not owned by Delta and its affiliates was structured as a cash tender offer followed by a cash merger so as to effect a prompt and orderly transfer of ownership of ASA from ASA's public shareholders to Delta and Delta Sub, and so as to provide such shareholders with cash for all of their Shares.

     Under the GBCC, the approval of the ASA Board and the affirmative vote of a majority of the votes entitled to be cast by the holders of all the outstanding Shares as of the Record Date are required to approve and adopt the Merger Agreement. The ASA Board has approved and adopted the Merger Agreement and the transactions contemplated thereby, and the only remaining required corporate action of ASA is the approval and adoption of the Merger Agreement by a majority vote of ASA shareholders. Delta has agreed to vote all Shares it beneficially owns in favor of adoption of the Merger Agreement. Because Delta and its affiliates own approximately 91% of the outstanding Shares as of the Record Date, adoption of the Merger Agreement is assured without the vote of any other shareholder.

     Delta has decided to acquire ASA at this time to improve customer service and to strengthen its financial position. Delta believes customer service improvements will result from more closely integrated flight schedules between the two airlines, new service opportunities and the implementation at ASA of operational improvements and efficiencies that Delta has developed in the last few years. Delta also believes that the acquisition will generate revenue benefits through more efficient operations, market growth, better utilization of aircraft at both airlines and improved business functions such as integrated scheduling, market planning and revenue management.

Plans for ASA after the Merger

     After the Merger, it is expected that W. E. Barnette, who is currently Vice President-Atlanta Worldport of Delta, will serve as President of ASA; Ronald V. Sapp, who is currently Chief Financial Officer and Senior Vice President-Finance of ASA, will continue to serve in those positions; and Edward J. Paquette, who is currently Senior Vice President-Operations of ASA, will continue to serve in the same position.

     Except for the transactions contemplated by the Merger Agreement, Delta has no current plans or proposals which relate to or would result in: (a) an extraordinary corporate transaction, such as a merger, reorganization or liquidation involving ASA; (b) a sale or transfer of a material amount of assets of ASA; (c) any change in the management of ASA or any change in any material term of the employment contract of any executive officer; or (d) any other material change in ASA's corporate structure or business.

     Nevertheless, Delta may initiate a review of ASA and its assets, corporate structure, capitalization, operations, properties, policies, management and personnel to determine what changes, if any, would be desirable following the Merger in order best to organize and coordinate the activities of ASA and Delta. Furthermore, in connection with its ongoing review of its long term strategy with respect to the utilization of regional jets in Delta's route network, Delta may, in the future, consider transactions such as the disposition or acquisition of material assets, alliances, joint ventures, other forms of co-operation with third parties or other extraordinary transactions affecting ASA or its operations.

Accounting Treatment

     The Merger will be accounted for under the "purchase" method of accounting in accordance with generally accepted accounting principles. Therefore, the purchase price will be allocated based upon the fair value of assets acquired and liabilities assumed.

Merger Agreement

     The following is a summary of the material provisions of the Merger Agreement, as amended through the date hereof, which relate to the Merger. This summary does not purport to be complete and is qualified in its entirety by reference to the Merger Agreement, which is filed as Exhibit 4 to the ASA
Schedule 14D-9, and Amendment No. 1 to the Merger Agreement, which is filed as
Exhibit 23 to the ASA Schedule 14D-9, as amended through the date hereof, and each of which is incorporated herein by reference. Shareholders are urged to read the Merger Agreement in its entirety and to consider it carefully.

     Appointment of ASA Directors by Delta

     The Merger Agreement provides that, effective upon the acceptance for payment by Delta Sub of any Shares pursuant to the Offer, Delta will be entitled to designate the number of directors, rounded up to the next whole number, on the ASA Board that equals the product of the total number of directors on the ASA Board (giving effect to the election of any additional directors pursuant to this provision) multiplied by the percentage that the number of Shares beneficially owned by Delta (including Shares accepted for payment) bears to the total number of Shares outstanding. In furtherance thereof, ASA will take all action necessary to cause Delta's designees to be elected or appointed to the ASA Board, including, without limitation, increasing the number of directors and seeking and accepting resignations of incumbent directors. Effective upon such acceptance for payment, ASA will use its best efforts to cause individuals designated by Delta to constitute the same percentage as such individuals represent on the ASA Board of (i) each committee of the Board and (ii) each board of directors (and committee thereof) of each subsidiary of ASA. Notwithstanding the foregoing, prior to the Effective Time, ASA will use its reasonable best efforts to cause at least two persons who are not employees of ASA or affiliated with Delta (the "Independent Directors") to be members of the ASA Board.

     Pursuant to these provisions, shortly after Delta Sub had purchased Shares in the Offer which, together with the other Shares already beneficially owned by Delta on such date, comprised approximately 91% of all outstanding Shares, all members of the ASA Board except for Messrs. P. Petit and J. Mori resigned, and Messrs. Worth, Armstrong, Jenson and Reid and Ms. Escarra were elected as directors of ASA.

     The Merger

     The Merger Agreement provides that as promptly as practicable after all conditions to the Merger set forth therein have been satisfied or, to the extent permitted thereunder, waived, Delta Sub will be merged with and into ASA in accordance with the GBCC. As a result of the Merger, the separate existence of Delta Sub will cease and ASA will continue as the Surviving Corporation. At the Effective Time, each Share outstanding immediately prior to the Effective Time (other than Shares held in the treasury of ASA, Shares owned by Delta and its affiliates or Shares as to which dissenters' rights have been exercised) will be converted into the right to receive the Merger Consideration.

     Merger Consideration

     In the Merger, each outstanding Share will be converted, by virtue of the Merger and without any action on the part of the ASA shareholders, into the right to receive $34.00 per Share in cash, without interest thereon.

     Effective Time

     The Merger shall become effective at such time as the Merger Agreement is approved by ASA shareholders and the Articles of Merger are duly filed with the Secretary of State of the State of Georgia (the "Effective Time").

     Exchange and Payment Procedures

     As soon as practicable after the Effective Time, the Exchange Agent will mail to each record holder of an outstanding certificate representing a Share immediately prior to the Effective Time, a letter of transmittal and instructions for use in effecting the surrender of such certificate in exchange for the Merger Consideration. Upon surrender to the Exchange Agent of a certificate representing a Share, together with such letter of transmittal, duly executed, and such other documents as may reasonably be required by the Exchange Agent, the holder of such certificate shall be entitled to receive the Merger Consideration. Until surrendered in accordance with the foregoing instructions, each certificate representing a Share will represent for all purposes only the right to receive the Merger Consideration. Any Merger Consideration made available to the Exchange Agent that remains unclaimed by shareholders for six months after the Effective Time will be delivered to Delta, and any ASA shareholders who have not theretofore made an exchange must thereafter look to Delta for payment of their claim for Merger Consideration.

     Transfer of Shares

     No transfer of Shares will be made on the share transfer books of ASA after the Effective Time. If, at or after the Effective Time, certificates of Shares are presented, they will be canceled and exchanged for the right to receive $34.00 in cash per Share as provided in "--Exchange and Payment Procedures."

     Stock Options

     At the Effective Time, each option to purchase Shares outstanding under any stock option or compensation plan or arrangement of ASA that is vested and exercisable (including any option that becomes vested and exercisable by its terms as a result of the transactions contemplated in the Merger Agreement), shall be canceled, and in consideration thereof, Delta will pay to the holder of each such option promptly after the Effective Time an amount in cash determined by multiplying (i) the excess, if any, of the amount of the Merger Consideration over the applicable per Share exercise price of such option by (ii) the number of Shares to which such option relates.

     Representations and Warranties

     The Merger Agreement contains various customary representations and warranties of the parties thereto, including, without limitation, representations (i) by ASA, Delta and Delta Sub as to their respective corporate status, the authorization and the enforceability of the Merger Agreement against each such party, the information to be provided by each such party for inclusion in Commission filings related to the Offer and the Merger, finders' fees and noncontravention and (ii) by ASA as to its capitalization, its subsidiaries, the accuracy of its financial statements and filings with the Commission, compliance with laws, the absence of undisclosed material liabilities, the absence of certain changes or events concerning ASA's business from December 31, 1997 to the date of the Merger Agreement, the absence of material litigation, certain tax matters, certain employee benefit and pension plan matters, certain environmental matters, assets, certain labor matters, insurance, the inapplicability of Georgia anti-takeover statutes, year 2000 compliance and the identification of and absence of material adverse changes with respect to its material contracts. The representations and warranties contained in the Merger Agreement will not survive the Effective Time.

     Covenants

     The Merger Agreement contains various customary covenants of the parties thereto. A description of certain of these covenants follows:

          Shareholder Meeting. Unless a shareholder vote is not required under Georgia Law, ASA will cause a meeting of its shareholders to be duly called and held as soon as reasonably practicable following the consummation of the Offer for the purpose of voting on the approval and adoption of the Merger Agreement and the transactions contemplated thereby. In connection with such meeting, ASA (i) will use its reasonable best efforts to obtain the necessary approvals by its shareholders of the Merger Agreement and the transactions contemplated thereby

     (subject to fiduciary duties under applicable law) and (ii) will otherwise comply with all legal requirements applicable to such meeting.

          The ASA Board will recommend approval and adoption of the Merger Agreement and the transactions contemplated thereby by ASA's shareholders (the "Recommendation"), and neither the ASA Board nor any committee thereof will amend, modify, withdraw, condition or qualify the Recommendation in a manner adverse to Delta or take any action or make any statement inconsistent with the Recommendation unless (i) the ASA Board determines in good faith, after consultation with outside legal counsel, that it must take such action(s) to comply with its fiduciary duties under applicable law, (ii) a Superior Proposal (as defined below) is pending at the time the ASA Board determines to take any such action(s) and (iii) ASA has provided reasonable prior notice advising Delta that it intends to take such action. Nothing contained in the Merger Agreement shall prevent the ASA Board from complying with Rule 14e-2 under the Exchange Act with respect to any Acquisition Proposal (as defined below).

          As of February 15, 1999, ASA is obligated to immediately cease and cause its advisors, agents and other intermediaries to cease any and all existing activities, discussions or negotiations with any parties conducted prior to such date with respect to any of the foregoing, and must use its reasonable best efforts to cause any such parties in possession of confidential information about ASA that was furnished by or on behalf of ASA in connection with any of the foregoing to return or destroy all such information in the possession of any such party or in the possession of any agent or advisor of any such party.

          Reasonable Best Efforts. Subject to the terms and conditions of the Merger Agreement, each party to the Merger Agreement will use its reasonable best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable under applicable laws and regulations to consummate the transactions contemplated by the Merger Agreement; provided that nothing in the Merger Agreement shall oblige Delta or ASA or any of its affiliates to agree to dispose of, agree to cease operating or agree to hold separate any business, properties or assets which are material to the business or operations, as such business or operations are currently conducted, of ASA or of Delta and its subsidiaries (including, in either case, without limitation, any gates at Hartsfield Atlanta International Airport).

          Public Announcements. Delta and ASA will consult with each other before issuing any press release or making any public statement with respect to the Merger Agreement and the transactions contemplated thereby.

          Indemnification of ASA Directors and Officers. For six years after the Effective Time, and for so long thereafter as any claim asserted prior to such date has not been fully adjudicated, Delta will cause the Surviving Corporation to indemnify and hold harmless the present and former officers and directors of ASA in respect of acts or omissions occurring prior to the Effective Time to the extent provided under the Articles of Incorporation and Bylaws of Delta Sub in effect on February 15, 1999 (which shall become the Articles of Incorporation and Bylaws of the Surviving Corporation pursuant to the Merger) and Delta agrees to cause the provisions of such Articles of Incorporation and Bylaws, insofar as they relate to such matters, to continue in full force and effect for such period of time without any amendment thereof; provided that such indemnification and such obligation shall be subject to any limitation imposed from time to time under applicable law. Delta guarantees irrevocably and unconditionally the obligations of the Surviving Corporation under this paragraph and such Articles of Incorporation and Bylaws. Furthermore, for six years after the Effective Time, and for so long thereafter as any claim asserted prior to such date has not been fully adjudicated, Delta will cause the Surviving Corporation to use its best efforts to provide officers' and directors' liability insurance in respect of acts or omissions occurring prior to the Effective Time covering each such person currently covered by ASA's officers' and directors' liability insurance policies on terms with respect to coverage and amount no less favorable than the aggregate coverage and amounts of such policies in effect on February 15, 1999.

          Employee Benefits. During the period commencing on the Effective Time and ending on the second anniversary thereof, Delta shall provide or cause to be provided to employees of ASA salary and benefits no less favorable, in the aggregate, to the salary and benefits provided such employees immediately prior to the Effective Time (disregarding for this purpose any stock options or other equity-based compensation provided such employees prior to the Effective Time).

     Conditions to the Merger

     The Merger Agreement provides that the obligations of ASA, Delta and Delta Sub to consummate the Merger are subject to the satisfaction of the following conditions: (a) if required by Georgia Law, the Merger Agreement shall have been adopted by the shareholders of ASA in accordance with such law; (b) any applicable waiting period under the HSR Act relating to the Merger shall have expired or been terminated; (c) no provision of any applicable law or regulation and no judgment, injunction, order or decree shall prohibit the consummation of the Merger; and (d) Delta or its affiliates shall have purchased Shares pursuant to the Offer in sufficient number to satisfy the Minimum Condition.

     Termination

     The Merger Agreement provides, in relevant part, that the Merger Agreement may be terminated and the Merger may be abandoned at any time prior to the Effective Time (notwithstanding any approval of the Merger Agreement by the shareholders of ASA) under the following circumstances:

          (i) by mutual written consent of ASA and Delta;

          (ii) by either ASA or Delta, (A) if Delta Sub shall not have purchased Shares pursuant to the Offer by the Expiration Date; provided that (x) the right to terminate the Merger Agreement under this subparagraph shall not be available to any party whose breach of any provision of the Merger Agreement has been the cause of, or resulted in, the failure of such purchase to be made on or before the Expiration Date or (y) if the waiting period (and any extension thereof) applicable to the consummation of the Offer under the HSR Act shall expire or terminate less than ten business days prior to the Expiration Date, the right to terminate the Merger Agreement pursuant to this subparagraph shall not become effective until the tenth business day following the Expiration Date; or (B) if there shall be any law or regulation that makes consummation of the Offer or the Merger illegal or otherwise prohibited or if any judgment, injunction, order or decree enjoining Delta, Delta Sub or ASA from consummating the Offer or the Merger is entered and such judgment, injunction, order or decree shall become final and unappealable;

          (iii) by Delta, (A) if the ASA Board shall or shall resolve to (x) not recommend, or withdraw its approval or recommendation of, the Offer, the Merger, the Merger Agreement or any of the transactions contemplated thereby, (y) modify such approval or recommendation in a manner adverse to Delta or Delta Sub or (z) approve, recommend or fail to take a position that is adverse to any proposed Acquisition Proposal; (B) if Delta shall have terminated the Offer without purchasing any Shares thereunder or failed to purchase any Shares prior to the Expiration Date in accordance with the terms of the Merger Agreement, in either case due to any event or circumstance that would result in a failure to satisfy any of the conditions to Delta's Offer; or

          (iv) by ASA, (A) if Delta shall have failed to commence the Offer in accordance with the terms of the Merger Agreement; or (B) if Delta shall have terminated the Offer without purchasing any Shares due to any event or circumstance, unless such termination shall have been caused by or resulted from the failure of ASA to perform in any material respect any material obligation contained in the Merger Agreement.

     The Merger Agreement provides that if the Merger Agreement is terminated, it will become void and of no effect with no liability on the part of any party thereto, except that termination of the Merger Agreement shall be without prejudice to any rights ASA, Delta or Delta Sub may have under the Merger Agreement against any other party to the Merger Agreement for wilful breach of the Merger Agreement. The agreements contained in this paragraph and under "Certain Fees and Expenses" and relating to confidentiality of information, the obligations of Delta Sub, the liability of directors and officers of ASA, governing law, third party beneficiaries and jurisdiction shall survive the termination of the Merger Agreement.

     Certain Fees and Expenses

     Except as provided below, all costs and expenses incurred in connection with the Merger Agreement will be paid by the party incurring such cost or expense. Pursuant to the Merger Agreement, ASA will pay Delta in immediately available funds a termination fee of $5,000,000 (the "Termination Fee") if, (i) the Merger Agreement is terminated by Delta pursuant to clauses (A) or (B) of paragraph (iii) under "--Termination" above; or (ii) within six months after termination of the Merger Agreement pursuant to clause (A) of paragraph (ii) under "-- Termination" above, ASA enters into an agreement to consummate an Acquisition Proposal with any Third Party and such Acquisition Proposal is subsequently consummated. If ASA fails to promptly pay any amount due described in this paragraph and, in order to obtain such payment, Delta commences a suit which results in a judgment against ASA for the fees set forth in this paragraph, ASA will also pay to Delta its costs and expenses incurred in connection with such litigation.

     Amendments and Waivers

     Any provision of the Merger Agreement may be amended or waived prior to the Effective Time if, and only if, such amendment or waiver is in writing and signed, in the case of an amendment, by ASA, Delta and Delta Sub or in the case of a waiver, by the party against whom the waiver is to be effective; provided that (i) after such time that designees of Delta constitute a majority of the ASA Board, such amendment or waiver shall be approved by a majority of the Independent Directors (if any Independent Directors are on the ASA Board at such time) and (ii) after the adoption of the Merger Agreement and approval of the Merger by the shareholders of ASA, no such amendment or waiver shall, without the further approval of such shareholders, alter or change (x) the amount or kind of consideration to be received in exchange for any Shares, (y) any term of the Articles of Incorporation of the Surviving Corporation or (z) any of the terms or conditions of the Merger Agreement if such alteration or change would adversely affect the holders of any Shares.

Certain Consequences of the Merger

     Following the Merger, the holders of Shares (other than Delta and its affiliates) will cease to participate in future earnings or growth, if any, of ASA or benefit from any increases, if any, in the value of ASA, and they no longer will bear the risk of any decreases in the value of ASA. Because the Shares will be canceled as a result of the Merger, the Shares will be delisted from the NASDAQ National Market System.

     The Shares are currently registered under the Exchange Act. Registration of the Shares under the Exchange Act will be terminated and ASA will be relieved of the obligation to comply with the public reporting requirements of the Exchange Act, including the obligation to comply with the proxy rules of Regulation 14A and 14C under the Exchange Act. Accordingly, less information will be required to be made publicly available to holders of Shares than presently is the case.

Certain Litigation

     On February 25, 1999, Mala Nebenzahl and Alex Pappas, on behalf of themselves and other ASA shareholders, filed a purported class action complaint in the Superior Court of Fulton County in the state of Georgia against ASA's directors, ASA (collectively, the "ASA Defendants") and Delta (together with the ASA Defendants, the "Defendants"). The complaint seeks (i) to enjoin the Offer and the Merger or to rescind these transactions if either is consummated, (ii) unspecified compensatory and rescissory damages and (iii) costs and disbursements of the action. The complaint alleges, among other things, that (i) the ASA Defendants violated their fiduciary duties to ASA shareholders by entering into the Merger Agreement and recommending the Offer and the Merger and
(ii) Delta is a controlling shareholder of ASA, has violated its fiduciary duties to ASA shareholders because it "wrongfully used its superior position and control to bring to bear pressure on the [ASA Board]" and caused the ASA Defendants to accept an inadequate price for the Shares.

     On March 9, 1999, counsel for the parties to the litigation entered into a memorandum of understanding (the "Memorandum of Understanding") setting forth the parties' agreement-in-principle to the terms of a proposed settlement of that action. Under the Memorandum of Understanding, which was agreed to by the Defendants solely to avoid the burden, expense and distraction of further litigation, Defendants agreed to amend the Merger Agreement to eliminate the $5,000,000 Termination Fee payable to Delta if ASA were to receive and accept a Superior Proposal, and further agreed to provide plaintiffs' counsel with an opportunity to review and comment upon the disclosure contained in ASA's Information Statement prior to its dissemination to ASA shareholders. This amendment to the Merger Agreement was effectuated on March 10, 1999. The settlement contemplated in the Memorandum of Understanding is subject to a number of conditions, including consummation of the Merger; completion by plaintiffs of appropriate discovery reasonably satisfactory to plaintiffs' counsel; drafting and execution of definitive settlement documents; and final court approval of the settlement following notice and a hearing regarding its fairness and adequacy to ASA shareholders other than the Defendants. If the Court approves the settlement that is contemplated in the Memorandum of Understanding, the Defendants and certain other parties will be released and discharged from all claims that were or could have been raised against them in the action and the action will be dismissed with prejudice as to a class consisting of all ASA shareholders (other than Defendants) for the period from February 15, 1999 through and including the Effective Time. In connection with Court approval of the settlement contemplated in the Memorandum of Understanding, plaintiffs' counsel intend to apply to the Court for an award of fees and expenses to be paid by ASA or its successor corporation up to an aggregate amount of $400,000, which Defendants have agreed in principle not to oppose. The descriptions of the complaint and the terms of the proposed settlement are qualified in their entirety by reference to the complaint and the Memorandum of Understanding, copies of which comprise Exhibits 22 and 24 to the ASA Schedule 14D-9, as amended through the date hereof, and are incorporated herein by reference.

Regulatory Approvals

     Delta and ASA filed the required Notification and Report Forms under the HSR Act with respect to the Offer and the Merger with the Antitrust Division of the Department of Justice (the "Antitrust Division") and the Federal Trade Commission (the "FTC") on February 17, 1999, and February 18, 1999, respectively. A request was made for early termination of the waiting period applicable to the Offer and such request was granted by the FTC on February 25, 1999.

     The FTC and the Antitrust Division frequently scrutinize the legality under the antitrust laws of transactions such as Delta's acquisition of ASA. At any time before or after the Merger, the FTC or the Antitrust Division could take such action under the antitrust laws as it deems necessary or desirable in the public interest, including seeking to enjoin the consummation of the Merger or seeking the divestiture of Shares purchased by Delta Sub or the divestiture of substantial assets of Delta, ASA or their respective subsidiaries. Private parties and state attorneys general may also bring legal action under federal or state antitrust laws under certain circumstances. There can be no assurance that a challenge to the Merger on antitrust grounds will not be made or, if such a challenge is made, of the result thereof.

     ASA and Delta believe that there are no other material regulatory or governmental approvals required in order for the Merger to be consummated.

Financing of the Offer and the Merger

     The total amount of funds required by Delta and Delta Sub to consummate the Offer and the Merger and to pay related fees and expenses is estimated to be approximately $727.5 million. The Merger is not conditioned on obtaining financing. Delta financed the consummation of the Offer and intends to finance the consummation of the Merger through (i) its issuance on March 2, 1999 of $300 million aggregate principal amount of medium term notes (described below) and
(ii) a $500 million loan facility dated as of March 22, 1999 (described below).

     Medium Term Notes

     On March 2, 1999, Delta issued $300 million aggregate principal amount of its Medium-Term Notes, Series C (the "Notes") in an underwritten public offering. The Notes were sold at an initial public offering price of 99.924% of their aggregate principal amount; bear interest at the rate of 6.65% per annum, payable semi-annually commencing September 15, 1999; and mature on March 15, 2004. The net proceeds to Delta of approximately $298 million from the sale of the Notes were used to pay a portion of the funds required by Delta and Delta Sub to consummate the Offer.

     The Notes were issued under an Indenture dated as of May 1, 1991 (the "Indenture"), between Delta and The Bank of New York, successor to The Citizens and Southern National Bank of Florida, as trustee (the "Trustee"). The Notes constitute a single series of unsecured and unsubordinated debt securities of Delta which rank on a parity with all other unsecured and unsubordinated indebtedness of Delta. The Notes are not subject to any negative covenants. The Indenture includes the following events of default with respect to the Notes:
(i) failure to pay principal on the Notes within 5 business days of their maturity; (ii) failure to pay interest on the Notes within 30 days of when due;
(iii) failure to perform any covenant of Delta in the Indenture for 60 days after written notice is provided to Delta of such violation; (iv) a default under any indebtedness for money borrowed by Delta or certain of its subsidiaries which either (x) results from the failure of Delta or such subsidiary to repay the principal amount due upon maturity in an amount in excess of $75 million or (y) results in the acceleration of such indebtedness in an amount in excess of $75 million, and in either case such indebtedness has not been discharged or such acceleration has not been rescinded or annulled within 10 days after written notice is provided to Delta by the Trustee or the holders of 25% or more of the principal amount of the Notes; and (v) certain events of bankruptcy, insolvency or reorganization involving Delta. The Indenture also provides that Delta may, without the consent of Noteholders, consolidate with, or merge into, or transfer or lease its assets substantially as an entirety to, any person, if (a) the successor person to such transaction is organized under the laws of any U.S. jurisdiction and assumes Delta's obligations under the Notes and (b) no default would exist and be continuing under the Notes after giving effect to such transaction. The foregoing summary of certain provisions of the Indenture does not purport to be complete and is subject to, and qualified in its entirety by reference to, the Indenture, a copy of which is filed as Exhibit (b)(2) to the Delta Schedule 14D-1.

     Term Loan Facility

     As of March 22, 1999, Delta entered into a $500 million loan facility with The Chase Manhattan Bank, as administrative agent, and various lenders (the "1999 Credit Agreement"). A summary of the principal terms of the loans under the 1999 Credit Agreement follows.

     The loans are structured to be funded in two drawings. The first drawing occurred on March 22, 1998 following the consummation of the Offer (the "First Drawdown Date"). The second drawing will occur in connection with the consummation of the Merger (the "Second Drawdown Date"). Notwithstanding the foregoing, all unfunded commitments under the 1999 Credit Agreement shall automatically terminate on the 120th day after the First Drawdown. All borrowings will mature on March 22, 2001. All amounts outstanding will bear interest, at Delta's option, at the base rate plus an applicable margin or at the Eurodollar rate plus an applicable margin (such Eurodollar borrowings being available to Delta in interest periods of one, two, three or six months). Interest payments on base rate borrowings shall be made quarterly in arrears, whereas interest payments on Eurodollar borrowings shall be made at the end of the interest period designated by Delta (but not less than once every three months, in the case of six-month interest periods). The applicable margin for base rate and Eurodollar borrowings will vary between 0% and 1.00% (in the case of base rate borrowings) and between .625% and 2.00% (in the case of Eurodollar borrowings), in each case depending on the rating applicable to Delta's long term senior unsecured debt as established from time to time by Standard & Poor's and Moody's Investors Service. If such ratings are below BBB- (in the case of Standard & Poor's) and Baa3 (in the case of Moody's Investor Service), then Delta shall be required to maintain as of the last day of each fiscal quarter a ratio (determined on a rolling four-quarter basis) of (i) Consolidated EBITDA (as defined in the 1999 Credit Agreement) plus Consolidated Aircraft Rentals (as defined in the 1999 Credit Agreement) to (ii) Consolidated Interest Expense (as defined in the 1999 Credit Agreement) plus Consolidated Aircraft Rentals, of not less than 1.5 to 1.

     The banks' obligation to fund Delta on the Second Drawdown Date is contingent upon the consummation of the Merger (with the aggregate cash consideration paid to ASA shareholders in the Offer and the Merger not exceeding $750,000,000) and other customary conditions, including the absence of any default and the reaffirmation of representations and warranties, except representations and warranties relating to material adverse change and certain other matters. Delta may prepay the loans in whole or in part at any time, subject to payment by Delta of customary "broken funding" costs, if any, associated with any prepayment of a Eurodollar loan other than at the end of the applicable interest period. The 1999 Credit Agreement also provides that Delta shall pay to the banks a commitment fee of 0.20% per annum on all unfunded commitments thereunder for the period beginning March 22, 1999 and ending on the date on which no unfunded commitments remain in place.

     The 1999 Credit Agreement contains certain covenants that restrict Delta's ability to grant liens, to incur or guarantee debt and to enter into flight equipment leases. It also provides that upon the occurrence of a Change of Control of Delta (as defined in the 1999 Credit Agreement), the banks' obligation to extend credit pursuant to the 1999 Credit Agreement terminates and any amounts outstanding become immediately due and payable.

     At April 13, 1999, borrowings of $400 million were outstanding under the 1999 Bank Credit Agreement. The foregoing summary of certain provisions of the 1999 Credit Agreement does not purport to be complete and is subject to, and qualified in its entirety by reference to, the 1999 Credit Agreement, a copy of which is filed as Exhibit (a)(4) to Delta's and ASA's Rule 13e-3 Transaction Statement on Schedule 13E-3 (the "Joint Schedule 13E-3"), dated March 18, 1999.


                   INTERESTS OF CERTAIN PERSONS IN THE MERGER

     Prior Relationships Between ASA and Delta

     See "The Merger -- Background of the Offer and the Merger -- Marketing and Code Sharing Arrangements Between ASA and Delta" and "-- Delta Ownership of ASA Shares; Stock Agreement."

     Employment and Consulting Agreements

     On February 15, 1999, ASA and Messrs. George F. Pickett and John W. Beiser (each an "Executive") agreed pursuant to certain memorandum agreements (each a "Memorandum Agreement") with Delta to negotiate in good faith to enter into formal written employment and consulting agreements incorporating the terms described below, with the intention that such employment and consulting agreements will be executed prior to the Effective Time.

     Pursuant to the terms of the Memorandum Agreements, Mr. Pickett is to serve as Chief Executive Officer of ASA and Mr. Beiser is to serve as President and Secretary of ASA from February 15, 1999 until the Effective Time or such shorter period as provided by Memorandum Agreements (the "Employment Term") and each is to serve as a non-employee consultant of ASA from the Effective Time until the 180th day following the Effective Time or such shorter period as provided by the Memorandum Agreements (the "Consulting Term"). During the Employment Term and the Consulting Term, ASA is to pay Messrs. Pickett and Beiser base salaries at the rate in effect as of February 15, 1999 and each is to continue to earn an annual bonus entitlement equal to 40% of his respective base salary on the same terms that currently apply to such officer under ASA's annual bonus plan. As of the 180th day following the Effective Time, ASA shall pay to Mr. Pickett and to Mr. Beiser a lump sum payment (the "Special Consideration") of $427,267 and $416,896, respectively, (provided, however, that such payment is subject to a reduction, if necessary, if it would be treated as an "excess parachute payment" under Section 280G of the Internal Revenue Code, as amended (the "Code")), as consideration for each officer's agreement to render services and honor the non-competition covenant in the Memorandum Agreements.

     Pursuant to terms of the Memorandum Agreements, from February 15, 1999 until the second anniversary of the Effective Time, neither Mr. Pickett nor Mr. Beiser may (i) directly or indirectly provide management or executive services to any person or entity operating a commuter airline using planes with a capacity of less than 70 seats in an market in which ASA currently operates or
(ii) solicit or hire any employee of ASA to perform a service on behalf of a competitor similar to any service performed by such employee on behalf of ASA. If the Executive's employment or consulting services are terminated without Cause (as defined in the Memorandum Agreements) or because of death or disability during the Employment Term or Consulting Term, the Executive will receive accrued salary, a pro rata bonus and the Special Consideration.

     The foregoing description of the Memorandum Agreements for Messrs. Pickett and Beiser does not purport to be complete and is qualified in its entirety by reference to the Memorandum Agreements which are filed as Exhibits 7 and 8 to the ASA Schedule 14D-9, and are incorporated herein by reference.

     Special Severance Plan

     On February 15, 1999, ASA adopted the ASA Holdings, Inc. Special Severance Plan (the "Severance Plan"). Generally, the Severance Plan provides that if ASA terminates the employment of an eligible executive (which includes certain senior officers other than Mr. Pickett and Mr. Beiser) without "Cause" or the executive terminates for "Good Reason" within two years of a "Change in Control," the executive will receive an amount in cash equal to either 18 or 24 months of the executive's highest annual rate of base salary in effect during the twelve-month period immediately prior to termination plus an average of the executive's bonus for the last two years, subject to a reduction, if necessary, if the payments thereunder would be treated as "excess parachute payments" under
Section 280G of the Code. In addition, the executive will also receive continued coverage under ASA's medical, dental and life insurance plans for the same number of months. In the event the executive cannot continue to participate in such plans, ASA will otherwise provide such benefits on the same after-tax basis as if continued participation had been permitted. "Cause," "Good Reason" and "Change in Control" are defined as set forth in the Severance Plan. Consummation of the Offer constituted a Change of Control under the Severance Plan.

     The foregoing description of the Severance Plan does not purport to be complete and is qualified in its entirety by reference to the Special Severance Plan which is filed as Exhibit 9 to the ASA Schedule 14D-9 and is incorporated herein by reference.

     Retention Agreements

     On February 15, 1999, ASA entered into retention agreements (each a "Retention Agreement") with each of Ronald V. Sapp and Edward J. Paquette. Mr. Sapp's Retention Agreement provides that if Mr. Sapp is still employed with ASA on the six month anniversary of the closing of the Offer, Mr. Sapp will receive a lump sum amount equal to approximately three times the annual base salary payable to Mr. Sapp for the 1999 calendar year (provided, however, that such payment is subject to a reduction, if necessary, if it would be treated as an "excess parachute payment" under Section 280G of the Code). Mr. Paquette's Retention Agreement provides that if Mr. Paquette is still employed with ASA on the six month anniversary of the closing of the Offer, Mr. Paquette will receive a lump sum amount equal to the annual base salary payable to him for the 1999 calendar year. The Retention Agreements also provide that each of Messrs. Sapp and Paquette will receive such amount if ASA terminates the employee's employment without "Cause" or the employee terminates for "Good Reason" prior to the six month anniversary of the closing of the Offer. "Cause" and "Good Reason" are defined as set forth in the Retention Agreements.

     The foregoing description of the Retention Agreements does not purport to be complete and is qualified in its entirety by reference to the forms of Retention Agreement for Messrs. Sapp and Paquette which are filed as Exhibits 10 and 11 to the ASA Schedule 14D-9 and are incorporated herein by reference.

     Amendment to ASA's 1997 Nonqualified Stock Option Plan

     On February 15, 1999, ASA amended the ASA Holdings, Inc. 1997 Nonqualified Stock Option Plan (the "1997 Plan") to provide that in the event of a Change in Control, all options granted under the 1997 Plan will become fully vested and immediately exercisable. "Change in Control" is defined as set forth in the amendment to the 1997 Plan. The foregoing description of the 1997 Plan does not purport to be complete and is qualified in its entirety by reference to the 1997 Plan and the amendment to the 1997 Plan which are filed as Exhibit 12 to the ASA
Schedule 14D-9 and are incorporated herein by reference. Consummation of the Offer constituted a Change of Control under the 1997 Plan.

     Executive Deferred Compensation Plan

     Pursuant to the Atlantic Southeast Airlines, Inc. Executive Deferred Compensation (Retirement) Plan, as amended on February 15, 1999 (the "Deferred Plan"), each month the Employer (defined as either ASA or Atlantic Southeast) contributes an amount equal to 15% of the compensation of a Class A participant (senior executive officer designated by the ASA Board) and 10% of the compensation of a Class B participant (officer designated by the ASA Board), to a fund established to receive and invest such contributions. No employee contributions are allowed. Employees may direct the investment of their accounts. If a participant's employment is terminated without Cause or if the participant terminates employment for Good Reason within two years after a Change in Control, the participant will have a nonforfeitable vested interest in all benefits accrued under the terms of the Deferred Plan. "Change in Control," "Cause" and "Good Reason" are defined as set forth in the Deferred Plan. The definition of "Change in Control" was amended on February 15, 1999 to conform to the definition of "Change in Control" in the 1997 Plan. The consummation of the Offer constituted a Change in Control under the Deferred Plan.

     The foregoing description of the Deferred Plan does not purport to be complete and is qualified in its entirety by reference to the Executive Deferred Compensation (Retirement) Plan which is filed as Exhibit 13 to the ASA Schedule 14D-9 and is incorporated herein by reference.

     Supplemental Executive Retirement Plan

     ASA's Supplemental Executive Retirement Plan (the "SERP") is described under the heading "Supplemental Executive Retirement Plan" in ASA's Proxy Statement for the Annual Meeting of Shareholders on May 21, 1998 (the "Proxy Statement"). A copy of the relevant portion of the Proxy Statement is filed as
Exhibit 1 to the ASA Schedule 14D-9 and is incorporated herein by reference thereto. On February 15, 1999, the SERP was amended to change the "Change in Control" definition to have the same meaning as in the 1997 Plan. The foregoing description of the amendment to the SERP does not purport to be complete and is qualified in its entirety by reference to the Second Amendment to the SERP which is filed as Exhibit 20 to the ASA Schedule 14D-9 and is incorporated herein by reference thereto.

     Indemnity Agreements of Executive Officers and Directors

     On February 15, 1999, the Board of Directors authorized ASA to enter into an Indemnity Agreement (each an "Indemnity Agreement of Executive Officer") with each of six of its executive officers, including George F. Pickett, John W. Beiser, Edward J. Paquette, Ronald V. Sapp, R. Mark Bole and Renee Skinner. The Indemnity Agreement of Executive Officer provides the Indemnitee with specific contractual assurance that indemnification protection provided under ASA's Bylaws will be available to Indemnitee regardless of, among other things, any amendment to or revocation of the Company's Articles or Bylaws or a Change in Control of ASA. The Indemnity Agreement of Executive Officer further provides that ASA has purchased and maintains directors' and officers' insurance consisting of a primary policy providing $15 million in aggregate coverage and a supplemental policy providing $15 million in aggregate coverage, and that ASA will maintain such insurance coverage for so long as Indemnitee shall continue to serve as an executive officer of ASA or thereafter shall be subject to any possible Claim or threatened, pending or completed litigation. "Indemnitee", "Change in Control" and "Claim" are defined as set forth in the form of Indemnity Agreement of Executive Officer.

     On February 15, 1999, the Board of Directors authorized ASA to enter into an Indemnity Agreement (each an "Indemnity Agreement of Director") with each of its directors, which included at such time George F. Pickett, John W. Beiser, Jean A. Mori, Parker H. Petit, Alan M. Voorhees, Ralph M. Voorhees and George Berry. The terms of the Indemnity Agreement of Director are substantially similar to the terms of the Indemnity Agreement of Executive Officer described above.

     The foregoing descriptions of the Indemnity Agreement of Executive Officer and the Indemnity Agreement of Director do not purport to be complete and are qualified in their entirety by reference to the forms of the Indemnity Agreement of Executive Officer and the Indemnity Agreement of Director which are filed as Exhibits 15 and 16, respectively, to the ASA Schedule 14D-9 and are incorporated herein by reference thereto.

     Amended and Restated Founding Officer Agreements

     ASA, Atlantic Southeast and George F. Pickett and John W. Beiser, respectively, are parties to Amended and Restated Founding Officer Agreements, each dated April 16, 1997, as further amended on February 15, 1999, pursuant to which if Mr. Pickett or Mr. Beiser, as the case may be, ceases to be an employee of the Company within two years after a Change in Control, Atlantic Southeast and ASA will pay Mr. Pickett or Mr. Beiser, as applicable, the lesser of (i) two times gross compensation accrued in the last twelve months or (ii) the maximum amount which may be paid to Mr. Pickett or Mr. Beiser, as applicable, which is deductible to the Company under Section 280G of the Code. "Change in Control" is defined as set forth in the Amended and Restated Founding Officer Agreement.

     The foregoing description of the Amended and Restated Founding Officer Agreements does not purport to be complete and is qualified in its entirety by reference to the Amended and Restated Founding Officer Agreements for Mr. Pickett and Mr. Beiser which are filed as Exhibits 17 and 18, respectively, to the ASA Schedule 14D-9 and are incorporated herein by reference thereto.

     Certain Travel Benefits

     On February 15, 1999, in recognition of Mr. Pickett's and Mr. Beiser's founding ASA and of their service to ASA, the ASA Board granted lifetime travel privileges to Mr. Pickett and his wife and to Mr. Beiser, his wife and Mr. Beiser's dependent children, respectively, on all Atlantic Southeast Airlines flights.

     Stock Options

     ASA previously granted to certain employees options to purchase Shares under the ASA 1997 Plan. As discussed above, the 1997 Plan provides that all options granted under the plan will become fully exercisable upon a Change in Control of ASA. The consummation of the Offer constituted a Change in Control for these purposes. ASA has also previously granted to certain directors of ASA options to purchase Shares under the ASA 1998 Nonqualified Stock Option Plan for Non-Employee Directors, all of which options are fully exercisable by their terms. Under the terms of the Merger Agreement, each of the employee and director stock options outstanding as of the Effective Time will be cancelled in return for a cash payment to the option holder equal to the product of (A) the Merger Consideration minus the per Share exercise price of the option, multiplied by (B) the numbers of Shares subject to the option.

     The table below sets forth for each of Messrs. Pickett, Beiser, Sapp and Paquette and for all other executive officers and non-employee directors as a group: (i) the number of stock options held as of March 30, 1999 and (ii) the aggregate value of such options based on the spread between the exercise price of such options and the Merger Consideration:

                                                                    Aggregate
                                                                    Value of
                                                                  Options Based
                                                                     on Merger
Name                                              Stock Options    Consideration
----                                              -------------    -------------
George F. Pickett................................    459,500        $4,126,275
John W. Beiser...................................    321,700         1,882,763
Ronald V. Sapp...................................    119,100           638,250
Edward J. Paquette...............................    103,900           491,700
Other Executive Officers as a Group..............    324,000           805,462
Non-Employee Directors as a Group................     10,000            18,435

     On January 26, 1999 the ASA Board granted to certain persons who were executive officers at that time options to purchase Shares under the 1997 Plan as follows:


                                                       Outstanding
                                                       Options at    Exercise
Name                                                   Grant Date      Price
----                                                   ----------    --------
George F. Pickett..................................     102,000      $  30.25
John W. Beiser.....................................     100,000         30.25
Ronald V. Sapp.....................................      40,000         30.25
Edward J. Paquette.................................      40,000         30.25
Samuel J. Watts....................................      21,000         30.25
John P. McBryan....................................      10,000         30.25
Charles J. Thibaudeau..............................      24,000         30.25
John A. Bedson.....................................      22,000         30.25
Mark W. Fischer....................................      10,000         30.25
Renee H. Skinner...................................      14,000         30.25
R. Mark Bole.......................................      16,000         30.25
W. Grant Nichols...................................      13,000         30.25
James J. Cerniglia.................................      20,000         30.25

     On January 15, 1999, the ASA Board granted to certain persons who were non-employee directors at that time options to purchase Shares under ASA's 1998 Nonqualified Stock Option Plan for Non-Employee Directors as follows:



                                                      Outstanding
                                                       Options at     Exercise
Name                                                   Grant Date      Price
----                                                   ----------    --------
Alan M. Voorhees...................................       2,500     $  30.313
Ralph W. Voorhees..................................       2,500        30.313
Parker H. Petit....................................       2,500        30.313
Jean A. Mori.......................................       2,500        30.313
George Berry.......................................       2,500        30.313


              CERTAIN UNITED STATES FEDERAL INCOME TAX CONSEQUENCES

     The summary of Federal income tax consequences set forth below is for general information only and is based on the law as currently in effect. The tax consequences to each shareholder will depend in part upon such shareholder's particular situation. Special tax consequences not described herein may be applicable to particular classes of taxpayers, such as financial institutions, insurance companies, broker-dealers, traders that mark to market, tax exempt organizations, foreign corporations, foreign partnerships or other foreign entities, individuals who are not citizens or residents of the United States and shareholders who acquired their Shares through the exercise of an employee stock option or otherwise as compensation or through a qualified retirement plan. ALL SHAREHOLDERS SHOULD

CONSULT WITH THEIR OWN TAX ADVISORS AS TO THE PARTICULAR TAX CONSEQUENCES OF THE MERGER TO THEM, INCLUDING THE APPLICABILITY AND EFFECT OF THE ALTERNATIVE MINIMUM TAX AND ANY STATE, LOCAL OR FOREIGN INCOME AND OTHER TAX LAWS AND CHANGES IN SUCH TAX LAWS.

     The receipt of cash for Shares pursuant to the Merger will be a taxable transaction for Federal income tax purposes under the Internal Revenue Code of 1986, as amended, and may also be a taxable transaction under applicable state, local or foreign income tax laws. Generally, for Federal income tax purposes, a shareholder will recognize gain or loss in an amount equal to the difference between the cash received by the shareholder pursuant to the Merger and the shareholder's adjusted tax basis in the Shares purchased pursuant to the Merger. For Federal income tax purposes, such gain or loss will be a capital gain or loss if the Shares are a capital asset in the hands of the shareholder and will be long term capital gain or loss if the Shares have been held for more than one year. Long term capital gain of an individual shareholder is generally subject to maximum tax rate of 20%. Shareholders are urged to consult with their own tax advisors concerning the limitations on the deductibility of capital losses.

     A shareholder that receives Merger Consideration in respect of any Shares may be subject to backup withholding unless the shareholder provides its taxpayer identification number and certifies that such number is correct or properly certifies that it is awaiting a TIN, or unless an exemption applies. A shareholder who does not furnish its taxpayer identification number may be subject to a penalty imposed by the Internal Revenue Service.

     If backup withholding applies to a shareholder, the Exchange Agent is required to withhold 31% from payments to such shareholder. Backup withholding is not an additional tax. Rather, the amount of the backup withholding can be credited against the Federal income tax liability of the person subject to the backup withholding; provided that the required information is given to the Internal Revenue Service. If backup withholding results in an overpayment of tax, a refund can be obtained by the shareholder upon filing an appropriate income tax return.


                               DISSENTERS' RIGHTS

     If the Merger is consummated, shareholders of record of ASA at the time of the Merger who (i) do not vote their Shares in favor of the Merger Agreement and
(ii) have, prior to the Special Meeting at which the Merger is approved, delivered to ASA written notice of their intention to demand dissenters' rights if the Merger is effectuated, will have the right under the GBCC to demand and receive payment in cash of the fair value of their Shares outstanding immediately prior to the effective date of the Merger in accordance with Part 2 of Article 13 of the GBCC.

     Under the GBCC, within ten days of the later of (i) the date of the consummation of the Merger and (ii) receipt of a payment demand from a dissenting shareholder, by notice to each dissenting shareholder who complied with the statutory requirements, ASA is required to offer to pay each such dissenting shareholder the amount ASA estimates to be the fair value of the Shares owned by such dissenting shareholder, plus accrued interest thereon, and send to the dissenting shareholder certain other statutorily required information with respect to ASA and its estimate of the fair value of the Shares. If ASA does not offer payment for such Shares within the required time period, the dissenting shareholder may (i) demand from ASA the information required to accompany a company's offer of payment under the GBCC and (ii) notify ASA of its own estimate of the fair value of the Shares and demand payment thereof with respect to Shares owned by him or her. If the dissenting shareholder fails to respond within 30 days of ASA's offer to pay, the dissenting shareholder will be deemed to have accepted ASA's offer. If the dissenting shareholder accepts or is deemed to have accepted ASA's offer, ASA shall make payment for such dissenting shareholder's Shares within 60 days of the later of (i) the making of the offer to pay and (ii) consummation of the Merger.

     If ASA and the dissenting shareholder cannot settle on a payment amount, ASA shall commence a court proceeding within 60 days after receiving the dissenting shareholder's payment demand in order to determine the fair value of the Shares and accrued interest thereon. Shareholders who properly demand payment and otherwise comply with the applicable statutory procedures will be entitled to receive a judicial determination of the fair value of their

Shares (exclusive of any element of value arising from the accomplishment or expectation of the Merger) and to receive payment of such fair value in cash. Any such judicial determination of the fair value of such Shares could be based upon considerations other than or in addition to the price paid in the Offer and the Merger and the market value of the Shares. Shareholders should recognize that the value so determined could be higher than, lower than or equal to the price per Share paid pursuant to the Offer or the consideration per Share to be paid in the Merger.

     If any holder of Shares who demands payment for his or her Shares under the GBCC fails to perfect, or effectively withdraws or loses his dissenters' rights, as provided in the GBCC, the Shares of such holder will be converted into the Merger Consideration in accordance with the Merger Agreement. A shareholder may withdraw his demand for payment by delivery to Delta of a written withdrawal of his demand for payment and acceptance of the Merger.

     The foregoing summary of the rights of shareholders does not purport to be a complete statement of the procedures to be followed by shareholders desiring to exercise any available dissenters' rights. The preservation and exercise of dissenters' rights require strict adherence to the applicable provisions of the GBCC, which are attached as Annex B hereto, and which are incorporated herein by reference. Failure to follow the procedures set forth in such provisions may result in a loss of such rights.

                CERTAIN INFORMATION CONCERNING ASA AND THE SHARES

     General

     ASA is a Georgia corporation with its principal offices located at 100 Hartsfield Centre Parkway, Suite 800, Atlanta, Georgia 30354; telephone (404) 766-1400. ASA is a holding company the principal assets of which are the shares of its wholly-owned subsidiaries Atlantic Southeast Airlines, Inc. ("Atlantic Southeast"), a Georgia corporation, and ASA Investments, Inc., a Delaware corporation. ASA considers the airline business of Atlantic Southeast to be its only industry segment.

     The name, citizenship, business address, principal occupation or employment and five-year employment history for each of the directors and executive officers of ASA and certain other information are set forth in Schedule I to the ASA Schedule 14D-9, which is incorporated herein by reference.

     Selected Financial Information

     Set forth below is certain selected financial information relating to ASA which has been excerpted or derived from the audited financial statements contained in ASA's Annual Report on Form 10-K for each of the fiscal years ended December 31, 1998 and 1997 (collectively, the "ASA 10-Ks"). The financial information that follows is qualified in its entirety by reference to the ASA 10-Ks.


                                             Year Ended        Year Ended
                                            December 31,      December 31,
                                                1998              1997
                                            ------------      ------------
                                                      (audited)
                                                 (In Thousands Except
                                                  Per Share Amounts)

Operating Revenues.....................      $409,859           $385,289
Operating Income.......................        96,031             79,585
Income before Income Taxes.............       106,245             86,841
Net Income.............................        66,137             54,512
Earnings per Common Share:
 Primary...............................         2.24                1.82
 Diluted...............................         2.22                1.81
Dividends declared per Share...........         0.44                0.40
At end of period:
 Working capital.......................       132,636            129,978

                                             Year Ended        Year Ended
                                            December 31,      December 31,
                                                1998              1997
                                            ------------      ------------
                                                      (audited)
                                                 (In Thousands Except
                                                  Per Share Amounts)

   Total assets........................       499,769            505,960
   Long-term debt......................        54,063             72,792
   Shareholders' equity................       309,774            295,925
Additional Data:
   Book value per share................         10.85               9.95
   Ratio of earnings to fixed charges..           3.2                3.0

     Repurchases of Shares by ASA

     ASA has made the following repurchases of Shares since January 1, 1997:



                                      Amount of                  Average
                                       Shares       Range of    Purchase
                                      Purchased   Prices Paid     Price
                                    ----------- -------------   --------
1997
   First Quarter...................    125,000  $21.38-$22.75   $  22.07
   Second Quarter..................     70,000  $20.25-$21.25   $  20.82
   Third Quarter...................       --             --          --
   Fourth Quarter..................    346,000  $27.38-$29.88   $  28.97
1998
   First Quarter...................    182,100  $35.13-$37.50   $  36.19
   Second Quarter..................     50,000  $35.97-$36.13   $  35.05
   Third Quarter...................    375,000  $34.50-$41.38   $  36.65
   Fourth Quarter..................    998,000  $22.13-$39.50   $  32.37
1999
   First Quarter...................     20,000     $30.63       $  30.63
   Second Quarter (through
     April 13, 1999)...............       --             --          --

     Price Range of Shares; Dividends

     The Shares are traded in the over-the-counter market and are quoted on the NASDAQ National Market System under the symbol ASAI.

     The following table sets forth for the periods indicated (i) the high and low sale prices per Share as reported on the NASDAQ National Market System and
(ii) the cash dividends paid per Share:



                                                Market Price
                                           --------------------      Dividend
                                             High         Low        Declared
                                           -------      -------      --------
1997
   First Quarter..................         $ 25.63      $ 19.63       $ 0.10
   Second Quarter.................           28.63        20.13         0.10
   Third Quarter..................           31.13        26.75         0.10
   Fourth Quarter.................           31.75        26.50         0.10
                                                                      ------
      Total.......................                                    $ 0.40
                                                                      ======
1998
   First Quarter..................         $ 40.89      $ 28.25       $ 0.11
   Second Quarter.................           51.00        35.63         0.11

                                                Market Price
                                           --------------------      Dividend
                                             High         Low        Declared
                                           -------      -------      --------
   Third Quarter..................           50.25        31.50         0.11
   Fourth Quarter.................           40.00        21.75         0.11
                                                                       -----
      Total.......................                                     $0.44
                                                                       =====
1999
   First Quarter..................         $ 34.19      $ 28.13        $0.12
   Second Quarter (through                   33.80        33.50         --
     April 13, 1999)

     On February 11 and 12, 1999, the two business days immediately preceding the public announcement of the Offer, the closing price of the Shares was $31.13 and $31.94, respectively.


              CERTAIN INFORMATION CONCERNING DELTA AND DELTA SUB

     Delta is a Delaware corporation with its principal offices located at Hartsfield Atlanta International Airport, 1030 Delta Boulevard, Atlanta, Georgia 30320. Delta is a major air carrier providing scheduled air transportation for passengers, freight and mail.

     Delta's total operating revenues for the years ended June 30, 1998 and 1997, were $14.1 billion and $13.6 billion, respectively, while total operating revenues for the six months ended December 31, 1998 and 1997 were approximately $7.3 billion and approximately $7.0 billion, respectively. Its pre-tax income for the year ended June 30, 1998 was $1.6 billion, yielding net income of $1.0 billion, while its pre-tax income for the year ended June 30, 1997 was $1.4 billion, resulting in net income of $854 million. For the six months ended December 31, 1998, Delta's pre-tax income was $858 million, resulting in net income of $520 million, while pre-tax income for the similar period in 1997 was $730 million, resulting in net income for such period of $443 million.

     At December 31, 1998, Delta had total assets of $14.7 billion and shareholders' equity of $4.1 billion, compared with total assets of $13.1 billion and shareholders' equity of $3.4 billion as at December 31, 1997.

     Delta Sub is a Georgia corporation established on February 11, 1999. It has not carried on any activities other than the execution of the Merger Agreement and certain other documents related to the consummation of the transactions contemplated thereby. Its principal offices are located at Hartsfield Atlanta International Airport, Post Office Box 20706, Atlanta, Georgia 30320. Delta Sub is a direct, wholly-owned subsidiary of Delta Air Lines Holdings, Inc., and an indirect, wholly-owned subsidiary of Delta.

     As of March 31, 1999, Delta beneficially owned 26,006,033 of the 28,523,177 Shares outstanding, representing approximately 91% of all Shares then outstanding.


                              OWNERSHIP OF SHARES

     As of April 13, 1999, there were 28,523,177 Shares outstanding. The following table sets forth the beneficial ownership of Shares as of April 13, 1999 by (i) each person known by ASA to own more than 5% of the outstanding Shares, (ii) each of the directors and executive officers of ASA as at such date and (iii) all executive officers and directors of ASA as at such date, as a group. Unless otherwise indicated, each of the shareholders named below has sole voting and investment power with respect to the Shares beneficially owned:

                                                   Shares Beneficially Owned(1)
                                                   ----------------------------
                                                                    Percent of
                                                       Number       Outstanding
                                                     of Shares        Shares
                                                    ----------    ------------
5% Shareholders
   Delta Air Lines, Inc...........................  26,006,033          91.2%
      Hartsfield Atlanta International Airport
      1030 Delta Boulevard
      Atlanta, GA 30320
Directors and Executive Officers
   George F. Pickett..............................    459,500(2)         1.6%
   John W. Beiser.................................    321,703(2)         1.1%
   Ronald V. Sapp.................................    119,100(2)          *
   R. Mark Bole...................................     33,200(2)          *
   Jean A. Mori...................................      5,000(3)          *
   Parket A. Petit................................     10,000(3)          *
   Edward J. Paquette.............................    103,900(2)          *
   Maurice W. Worth...............................       --               --
   Malcolm B. Armstrong...........................       --               --
   Vicki B. Escarra...............................       --               --
   Warren C. Jenson...............................       --               --
   Frederick W. Reid..............................       --               --
   All directors and executive officers as
     a group (12 persons).........................   1,052,403           3.7%
-------------------

*    Represents less than 1% of the outstanding Shares

(1) Information with respect to beneficial ownership is based upon information furnished by each owner. Percent of Class is based on 28,523,177 Shares outstanding as of April 13, 1999 (excluding treasury shares).

(2) Consisting of Shares that the individual has the right to acquire, on or before June 12, 1999 (60 days from April 13, 1999), through the exercise of options granted under the 1997 Plan.

(3) Includes 5,000 Shares that the individual has the right to acquire, on or before June 12, 1999 (60 days from April 13, 1999), through the exercise of stock options granted under ASA's Nonqualified Stock Option Plan for Non-Employee Directors.

                        INDEPENDENT PUBLIC ACCOUNTANTS

     No representatives of ASA's independent public accountants will be present at the Special Meeting.


                     ADDITIONAL AND AVAILABLE INFORMATION

     Pursuant to the requirements of Section 13(e) of the Exchange Act, and Rule 13e-3 promulgated thereunder, ASA filed with the Commission on February 22, 1999 a Schedule 14D-9 in connection with the Offer (the "ASA Schedule 14D-9"), and Delta filed with the Commission on February 22, 1999 a Tender Offer Statement on 14D-1 (the "Delta Schedule 14D-1") and a Transaction Statement on Schedule 13E-3 (the "Delta Schedule 13E-3"), in each case relating to the Offer. In addition, Delta and ASA jointly filed on March 18, 1999 a second Schedule 13E-3 relating to the Merger (the "Joint Schedule 13E-3"). As permitted by the rules and regulations of the Commission, this Information Statement omits certain information, exhibits and undertakings contained in the Joint Schedule 13E-3, Delta Schedule 13E-3, Delta Schedule 14D-1 and ASA Schedule 14D-9. Such additional information can be inspected at and obtained from the Commission and ASA in the manner set forth below. Statements contained herein concerning certain documents are not necessarily complete and, in each instance, reference is made to the copy of such document filed as an exhibit to the Joint Schedule 13E-3, Delta Schedule 13E-3, Delta Schedule 14D-1 or ASA Schedule 14D-9, as applicable. Each such statement is qualified in its entirety by such reference.

     The Annual Report of ASA on Form 10-K for the fiscal year ended December 31, 1998 is attached hereto as Annex C.

     All documents filed by Delta or ASA pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this Information Statement and prior to the date of the Special Meeting shall be deemed to be incorporated by reference into this Information Statement and to be a part hereof from the dates of filing such documents or reports. Any statement contained herein or in a document incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Information Statement to the extent that a statement contained herein or in any other subsequently filed document which is also incorporated or deemed to be incorporated herein modifies or supercedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Information Statement.

     Delta and ASA are each subject to the informational filing requirements of the Exchange Act and, in accordance therewith, are each required to file periodic reports, proxy statements and other information with the Commission relating to their respective business, financial condition and other matters. Such reports, proxy statements and other information can be inspected and copied at the public reference facilities maintained by the Commission at 450 Fifth Street, N.W., Room 1024, Washington, D.C. 20549, and at the Commission's regional offices located at Seven World Trade Center, Suite 1300, New York, New York 10048 and Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661. Information regarding the public reference facilities may be obtained from the Commission by telephoning 1-800-SEC-0330. Delta's and ASA's filings are also available to the public on the Commission's internet site (http://www.sec.gov). Copies of such materials may also be obtained by mail from the Public Reference Section of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549 at prescribed rates. Certain reports and other information concerning Delta may also be inspected at the offices of the New York Stock Exchange, Inc., 20 Broad Street, New York, New York 10005.

     This Information Statement incorporates documents by reference which are not included in their entirety. Copies of any such documents, other than exhibits to such documents which are not specifically incorporated by reference therein, are available without charge to any person, including any beneficial owner, to whom this Information Statement is delivered, upon written or oral request to ASA Holdings, Inc., 100 Hartsfield Centre Parkway, Suite 800, Atlanta, Georgia, 30354, Telephone (404) 766-1400, Attention: Public Relations.

     NO PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATION ON BEHALF OF ASA, DELTA OR DELTA SUB NOT CONTAINED HEREIN OR IN THE LETTER OF TRANSMITTAL AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATION MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED.


                                 OTHER MATTERS

     ASA does not intend to hold a 1999 Annual Meeting prior to the scheduled consummation of the Merger. If the Merger is not consummated and ASA does hold a 1999 Annual Meeting, ASA will notify its shareholders of such meeting, including the date by which shareholder proposals must be received at ASA's executive offices in order to be considered for inclusion in the proxy materials relating to such meeting.

     ASA does not intend to bring any other matters before the Special Meeting, and is not aware of any other matters that are expected to be brought properly before the Special Meeting.

                                                                       ANNEX A

                 OPINION OF MORGAN STANLEY & CO. INCORPORATED

                                                              February 15, 1999

Board of Directors
ASA Holdings, Inc.
100 Hartsfield Centre Parkway
Suite 800
Atlanta, GA 30354-1356

Members of the Board

     We understand that ASA Holdings, Inc. ("ASA" or the "Company"), Delta Air Lines, Inc. ("Delta") and Delta Sub, Inc., a wholly owned subsidiary of Delta ("Acquisition Sub"), propose to enter into an Agreement and Plan of Merger dated as of February 15, 1999 (the "Merger Agreement"), which provides, among other things, for (i) the commencement by Acquisition Sub of a tender offer (the "Tender Offer") for all outstanding shares of common stock, par value $0.10 per share, of ASA (the "Common Stock") for $34.00 per share net to the seller in cash, and (ii) the subsequent merger (the "Merger") of Acquisition Sub with and into ASA. Pursuant to the Merger, ASA will become a wholly owned subsidiary of Delta and each outstanding share of Common Stock of ASA, other than shares held in treasury or held by Delta or any subsidiary of Delta or as to which dissenters' rights have been perfected, will be converted into the right to receive $34.00 per share in cash. The terms and conditions of the Tender Offer and the Merger are more fully set forth in the Merger Agreement.

     You have asked for our opinion as to whether the consideration to be received by the holders of shares of Common Stock pursuant to the Merger Agreement is fair from a financial point of view to such holders (other than Delta and its affiliates).

     For purposes of the opinion set forth herein, we have:

          (i) reviewed certain publicly available financial statements and other information of the Company;

         (ii) reviewed certain internal financial statements and other financial and operating data concerning the Company prepared by the management of the Company;

        (iii) analyzed certain financial projections prepared by the management of the Company;

         (iv) discussed the past and current operations and financial condition and the prospects of the Company, including the Company's expected future relationship with Delta, with senior executives of the Company;

          (v) reviewed the reported prices and trading activity for the Common Stock;

         (vi) compared the financial performance of the Company and the prices and trading activity of the Common Stock with that of certain other comparable publicly-traded companies and their securities;

        (vii) reviewed the financial terms, to the extent publicly available, of certain comparable acquisition transactions;

       (viii) participated in discussions and negotiations among representatives of the Company and Delta and their financial and legal advisors;

         (ix)  reviewed the Merger Agreement and certain related documents;

          (x) performed such other analyses and considered such other factors as we have deemed appropriate.

     We have assumed and relied upon without independent verification the accuracy and completeness of the information reviewed by us for the purposes of this opinion. With respect to the financial projections, we have assumed that they have been reasonably prepared on bases reflecting the best currently available estimates and judgments of the future financial performance of the Company. We have assumed that the Tender Offer and the Merger will be consummated on the terms set forth in the Merger Agreement. We have not made any independent valuation or appraisal of the assets or liabilities of the Company, nor have we been furnished with any such appraisals. Our opinion is necessarily based on economic, market and other conditions as in effect on, and the information made available to us as of, the date hereof.

     In arriving at our opinion, we were not authorized to solicit, and did not solicit, interest from any party, nor did we have discussions with any party other than Delta with respect to the acquisition of the Company or any of its assets.

     We have acted as financial advisor to the Board of Directors of the Company in connection with this transaction and will receive a fee for our services. In addition, Morgan Stanley provides no advice or recommendation as to whether or not holders of shares of Common Stock should participate in the Tender Offer. In the past, Morgan Stanley has provided financial advisory and financing services for Delta and has received fees for the rendering of these services.

     Based on the foregoing we are of the opinion on the date hereof that the consideration to be received by the holders of shares of Common Stock pursuant to the Merger Agreement is fair from a financial point of view to such holders (other than Delta and its affiliates).

                                          Very truly yours,

                                          MORGAN STANLEY & CO. INCORPORATED




                                          By: /s/ Mark D. Eichorn
                                              -------------------------------
                                                   Mark D. Eichorn
                                                   Principal

                                                                        ANNEX B


              ARTICLE 13 OF THE GEORGIA BUSINESS CORPORATION CODE
                      RELATING TO DISSENTING SHAREHOLDERS

                        TITLE 14, CHAPTER 2, ARTICLE 13

                              DISSENTERS' RIGHTS

                                    PART 1

                RIGHT TO DISSENT AND OBTAIN PAYMENT FOR SHARES

14-2-1301.  DEFINITIONS.

     As used in this article, the term:

          (1) "Beneficial shareholder" means the person who is a beneficial owner of shares held in a voting trust or by a nominee as the record shareholder.

          (2) "Corporate action" means the transaction or other action by the corporation that creates dissenters' rights under Code Section 14-2-1302.

          (3) "Corporation" means the issuer of shares held by a dissenter before the corporate action, or the surviving or acquiring corporation by merger or share exchange of that issuer.

          (4) "Dissenter" means a shareholder who is entitled to dissent from corporate action under Code Section 14-2-1302 and who exercises that right when and in the manner required by Code Sections 14-2-1320 through 14-2-1327.

          (5) "Fair value," with respect to a dissenter's shares, means the value of the shares immediately before the effectuation of the corporate action to which the dissenter objects, excluding any appreciation or depreciation in anticipation of the corporate action.

          (6) "Interest" means interest from the effective date of the corporate action until the date of payment, at a rate that is fair and equitable under all the circumstances.

          (7) "Record shareholder" means the person in whose name shares are registered in the records of a corporation or the beneficial owner of shares to the extent of the rights granted by a nominee certificate on file with a corporation.

          (8) "Shareholder" means the record shareholder or the beneficial shareholder.

14-2-1302.  RIGHT TO DISSENT.

      (a) A record shareholder of the corporation is entitled to dissent from, and obtain payment of the fair value of his shares in the event of, any of the following corporate actions:

          (1) Consummation of a plan of merger to which the corporation is a party:

              (A) If approval of the shareholders of the corporation is required for the merger by Code Section 14-2-1103 or the articles of incorporation and the shareholder is entitled to vote on the merger; or

(
                                      B-1

              (B) If the corporation is a subsidiary that is merged with its parent under Code Section 14-2-1104;

          (2) Consummation of a plan of share exchange to which the corporation is a party as the corporation whose shares will be acquired, if the shareholder is entitled to vote on the plan;

          (3) Consummation of a sale or exchange of all or substantially all of the property of the corporation if a shareholder vote is required on the sale or exchange pursuant to Code Section 14-2-1202, but not including a sale pursuant to court order or a sale for cash pursuant to a plan by which all or substantially all of the net proceeds of the sale will be distributed to the shareholders within one year after the date of sale;

          (4) An amendment of the articles of incorporation that materially and adversely affects rights in respect of a dissenter's shares because it:

              (A) Alters or abolishes a preferential right of the shares;

              (B) Creates, alters or abolishes a right in respect of redemption, including a provision respecting a sinking fund for the redemption or repurchase, of the shares;

              (C) Alters or abolishes a preemptive right of the holder of the shares to acquire shares or other securities;

              (D) Excludes or limits the right of the shares to vote on any matter, or to cumulate votes, other than a limitation by dilution through issuance of shares or other securities with similar voting rights;

              (E) Reduces the number of shares owned by the shareholder to a fraction of a share if the fractional share so created is to be acquired for cash under Code Section 14-2-604; or

              (F) Cancels, redeems, or repurchases all or part of the shares of the class; or

          (5) Any corporate action taken pursuant to a shareholder vote to the extent that Article 9 of this chapter, the articles of incorporation, bylaws, or a resolution of the board of directors provides that voting or nonvoting shareholders are entitled to dissent and obtain payment for their shares.

      (b) A shareholder entitled to dissent and obtain payment for his shares under this article may not challenge the corporate action creating his entitlement unless the corporate action fails to comply with procedural requirements of this chapter or the articles of incorporation or bylaws of the corporation or the vote required to obtain approval of the corporate action was obtained by fraudulent and deceptive means, regardless of whether the shareholder has exercised dissenter's rights.

      (c) Notwithstanding any other provision of this article, there shall be no right of dissent in favor of the holder of shares of any class or series which, at the record date fixed to determine the shareholders entitled to receive notice of and to vote at a meeting at which a plan of merger or share exchange or a sale or exchange of property or an amendment of the articles of incorporation is to be acted on, were either listed on a national securities exchange or held of record by more than 2,000 shareholders, unless:

          (1) In the case of a plan of merger or share exchange, the holders of shares of the class or series are required under the plan of merger or share exchange to accept for their shares anything except shares of the surviving corporation or another publicly held corporation which at the effective date of the merger or share exchange are either listed on a national securities exchange or held of record by more than 2,000 shareholders, except for scrip or cash payments in lieu of fractional shares; or

          (2) The articles of incorporation or a resolution of the board of directors approving the transaction provides otherwise.

14-2-1303. DISSENT BY NOMINEES AND BENEFICIAL OWNERS.

     A record shareholder may assert dissenter' rights as to fewer than all the shares registered in his name only if he dissents with respect to all shares beneficially owned by any one beneficial shareholder and notifies the corporation in writing of the name and address of each person on whose behalf he asserts dissenters' rights. The rights of a partial dissenter under this Code section are determined as if the shares as to which he dissents and his other shares were registered in the names of different shareholders.


                                    PART 2

                 PROCEDURE FOR EXERCISE OF DISSENTERS' RIGHTS

14-2-1320. NOTICE OF DISSENTERS' RIGHTS.

      (a) If proposed corporate action creating dissenters' rights under Code
Section 14-2-1302 is submitted to a vote at a shareholders' meeting, the meeting notice must state that shareholders are or may be entitled to assert dissenters' rights under this article and be accompanied by a copy of this article.

      (b) If corporate action creating dissenters' rights under Code Section 14-2-1302 is taken without a vote of shareholders, the corporation shall notify in writing all shareholders entitled to assert dissenters' rights that the action was taken and send them the dissenters' notice described in Code Section 14-2-1322 no later than ten days after the corporate action was taken.

14-2-1321. NOTICE OF INTENT TO DEMAND PAYMENT.

     (a) If proposed corporate action creating dissenters' rights under Code
Section 14-2-1302 is submitted to a vote at a shareholders' meeting, a record shareholder who wishes to assert dissenters' rights:

     (1) Must deliver to the corporation before the vote is taken written notice of his intent to demand payment for his shares if the proposed action is effectuated; and

     (2) Must not vote his shares in favor of the proposed action.

     (b) A record shareholder who does not satisfy the requirements of subsection (a) of this Code section is not entitled to payment for his shares under this article.

14-2-1322. DISSENTERS' NOTICE.

      (a) If proposed corporate action creating dissenters' rights under Code
Section 14-2-1302 is authorized at a shareholders' meeting, the corporation shall deliver a written dissenters' notice to all shareholders who satisfied the requirements of Code Section 14-2-1321.

      (b) The dissenters' notice must be sent no later than ten days after the corporate action was taken and must:

          (1) State where the payment demand must be sent and where and when certificates for certificated shares must be deposited;

          (2) Inform holders of uncertificated shares to what extent transfer of th shares will be restricted after the payment demand is received;

          (3) Set a date by which the corporation must receive the payment demand, which date may not be fewer than 30 nor more than 60 days after the date the notice required in subsection (a) of this Code section is delivered; and

          (4) Be accompanied by a copy of this Article.

14-2-1323. DUTY TO DEMAND PAYMENT.

      (a) A record shareholder sent a dissenters' notice described in Code
Section 14-2-1322 must demand payment and deposit his certificates in accordance with the terms of the notice.

      (b) A record shareholder who demands payment and deposits his shares under subsection (a) of this Code section retains all other rights of a shareholder until these rights are canceled or modified by the taking of the proposed corporate action.

      (c) A record shareholder who does not demand payment or deposit his share certificates where required, each by the date set in the dissenters' notice, is not entitled to payment for his shares under this article.

14-2-1324. SHARE RESTRICTIONS.

      (a) The corporation may restrict the transfer of uncertificated shares from the date the demand for their payment is received until the proposed corporate action is taken or the restrictions released under Code Section 14-2-1326.

      (b) The person for whom dissenters' rights are asserted as to uncertificated shares retains all other rights of a shareholder until these rights are canceled or modified by the taking of the proposed corporate action.

14-2-1325. OFFER OF PAYMENT.

      (a) Except as provided in Code Section 14-2-1327, within ten days of the later of the date the proposed corporate action is taken or receipt of a payment demand, the corporation shall by notice to each dissenter who complied with Code
Section 14-2-1323 offer to pay the amount the corporation estimates to be the fair value of his or her shares, plus accrued interest.

      (b) The offer of payment must be accompanied by:

          (1) The corporation's balance sheet as of the end of a fiscal year ending not more than 16 months before the date of payment, an income statement for that year, a statement of changes in shareholders' equity for that year, and the latest available interim financial statements, if any;

          (2) A statement of the corporation's estimate of the fair value of the shares;

          (3)  An explanation of how the interest was calculated;

          (4) A statement of the dissenter's right to demand payment under Code
     Section 14-2-1327; and

          (5) A copy of this article.

      (c) If the shareholder accepts the corporation's offer by written notice to the corporation within 30 days after the corporation's offer or is deemed to have accepted such offer by failure to respond within such 30 days, payment for his or her shares shall be made within 60 days after the making of the offer or the taking of the proposed corporate action, whichever is later.

14-2-1326. FAILURE TO TAKE ACTION.

      (a) If the corporation does not take the proposed action within 60 days after the date set for demanding payment and depositing share certificates, the corporation shall return the deposited certificates and release the transfer restrictions imposed on uncertificated shares.

      (b) If, after returning deposited certificates and releasing transfer restrictions, the corporation takes the proposed acting, it must send a new dissenters' notice under Code Section 14-2-1322 and repeat the payment demand procedure.

14-2-1327. PROCEDURE IF SHAREHOLDER DISSATISFIED WITH PAYMENT OR OFFER.

      (a) A dissenter may notify the corporation in writing of his own estimate of the fair value of his shares and amount of interest due, and demand payment of his estimate of the fair value of his shares and interest due, if:

          (1) The dissenter believes that the amount offered under Code Section 14-2-1325 is less than the fair value of his shares or that the interest due is incorrectly calculated; or

          (2) The corporation, having failed to take the proposed action, does not return the deposited certificates or release the transfer restrictions imposed on uncertificated shares within 60 days after the date set for demanding payment.

      (b) A dissenter waives his or her right to demand payment under this Code section and is deemed to have accepted the corporation's offer unless he or she notifies the corporation of his or her demand in writing under subsection (a) of this Code section within 30 days after the corporation offered payment for his or her shares, as provided in Code Section 14-2-1325.

      (c) If the corporation does not offer payment within the time set forth in subsection (a) of Code Section 14-2-1325:

          (1) The shareholder may demand the information required under subsection (b) of Code Section 14-2-1325, and the corporation shall provide the information to the shareholder within ten days after receipt of a written demand for the information; and

          (2) The shareholder may at any time, subject to the limitations period of Code Section 14-2-1332, notify the corporation of his own estimate of the fair value of his shares and the amount of interest due and demand payment of his estimate of the fair value of his shares and interest due.


                                    PART 3

                         JUDICIAL APPRAISAL OF SHARES

14-2-1330. COURT ACTION.

      (a) If a demand for payment under Code Section 14-2-1327 remains unsettled, the corporation shall commence a proceeding within 60 days after receiving the payment demand and petition the court to determine the fair value of the shares and accrued interest. If the corporation does not commence the proceeding within the 60 day period, it shall pay each dissenter whose demand remains unsettled the amount demanded.

      (b) The corporation shall commence the proceeding, which shall be a nonjury equitable valuation proceeding, in the superior court of the county where a corporation's registered office is located. If the surviving corporation is a foreign corporation without a registered office in this state, it shall commence the proceeding in the county in this state where the registered office of the domestic corporation merged with or whose shares were acquired by the foreign corporation was located.

      (c) The corporation shall make all dissenters, whether or not residents of this state, whose demands remain unsettled parties to the proceeding, which shall have the effect of an action quasi in rem against their shares. The corporation shall serve a copy of the petition in the proceeding upon each dissenting shareholder who is a resident of this state in the manner provided by law for the service of a summons and complaint, and upon each nonresident dissenting shareholder either by registered or certified mail or by publication, or in any other manner permitted by law.

      (d) The jurisdiction of the court in which the proceeding is commenced under subsection (b) of this Code section is plenary and exclusive. The court may appoint one or more persons as appraisers to receive evidence and recommend decision on the question of fair value. The appraisers have the powers described in the order appointing them or in any amendment to it. Except as otherwise provided in this chapter, Chapter 11 of Title 9, known as the "Georgia Civil Practice Act," applies to any proceeding with respect to dissenters' rights under this chapter.

      (e) Each dissenter made a party to the proceeding is entitled to judgment for the amount which the court finds to be the fair value of his shares, plus interest to the date of judgment.

14-2-1331. COURT COSTS AND COUNSEL FEES.

      (a) The court in an appraisal proceeding commenced under Code Section 14-2-1330 shall determine all costs of the proceeding, including the reasonable compensation and expenses of appraisers appointed by the court, but not including fees and expenses of attorneys and experts for the respective parties. The court shall assess the costs against the corporation, except that the court may assess the costs against all or some of the dissenters, in amounts the court finds equitable, to the extent the court finds the dissenters acted arbitrarily, vexatiously, or not in good faith in demanding payment under Code Section 14-2-1327.

      (b) The court may also assess the fees and expenses of attorneys and experts for the respective parties, in amounts the court finds equitable:

          (1) Against the corporation and in favor of any or all dissenters if the court finds the corporation did not substantially comply with the requirements of Code Sections 14-2-1320 through 14-2-1327; or

          (2) Against either the corporation or a dissenter, in favor of any other party, if the court finds that the party against whom the fees and expenses are assessed acted arbitrarily, vexatiously, or not in good faith with respect to the rights provided by this article.

          (c) If the court finds that the services of attorneys for any dissenter were of substantial benefit to other dissenters similarly situated, and that the fees for those services should not be assessed against the corporation, the court may award to these attorneys reasonable fees to be paid out of the amounts awarded the dissenters who were benefitted.

14-2-1332. LIMITATION OF ACTIONS.

     No action by any dissenter to enforce dissenters' rights shall be brought more than three years after the corporate action was taken, regardless of whether notice of the corporate action and of the right to dissent was given by the corporation in compliance with the provisions of Code Section 14-2-1320 and Code Section 14-2-1322.

                                                                         ANNEX C


                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549
                                   FORM 10-K


(Mark One)
[X] ANNUAL REPORT PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934

For the fiscal year ended DECEMBER 31, 1998

[ ] TRANSITION REPORT PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934

For the transition period from __________ to ____________

                         Commission file number 0-29558


                               ASA HOLDINGS, INC.
             (Exact name of Registrant as specified in its charter)

         GEORGIA                                                58-2258221
(State or other jurisdiction of                              (I.R.S. Employer
incorporation or organization)                              Identification No.)

        100 HARTSFIELD CENTRE PARKWAY, SUITE 800, ATLANTA, GEORGIA 30354
             (Address of principal executive offices)      (Zip Code)

Registrant's telephone number, including area code: (404) 766-1400

Securities registered pursuant to Section 12(b) of the Act:  None

Securities registered pursuant to Section 12(g) of the Act:

                         COMMON STOCK, $0.10 PAR VALUE
                                (Title of class)

         Indicate by check mark whether the Registrant (1) has filed all reports required to be filed by Section 13 or 15(d) of the Securities Exchange Act of 1934 during the preceding 12 months (or for such shorter period that the Registrant was required to file such reports), and (2) has been subject to such filing requirements for the past 90 days. Yes [X] No [ ]

         Indicate by check mark if disclosure of delinquent filers pursuant to
Item 405 of Regulation S-K is not contained herein, and will not be contained, to the best of Registrant's knowledge, in definitive proxy or information statements incorporated by reference in Part III of this Form 10-K or any amendment to this Form 10-K. [X]

         As of March 2, 1999, the aggregate market value of voting stock held by non-affiliates of the Registrant, based on the $33.563 closing sales price of such stock on The Nasdaq Stock Market's National Market on that date, was approximately $551,535,845.

         As of March 2, 1999, the Registrant had 28,523,177 shares of Common Stock outstanding.

                               TABLE OF CONTENTS



                                                                                                  PAGE
                                                                                                 NUMBER
                                                                                                 ------

   ?
Part I

           Item 1.    Business................................................................       1

                      Factors That May Affect Future Performance..............................      17

           Item 2.    Properties..............................................................      21

           Item 3.    Legal Proceedings.......................................................      22

           Item 4.    Submission of Matters to a Vote of Security Holders.....................      23

Part II

           Item 5.    Market for Registrant's Common Equity and Related Stockholder
                      Matters.................................................................      24

           Item 6.    Selected Financial Data.................................................      25

           Item 7.    Management's Discussion and Analysis of Financial Condition
                      and Results of Operations...............................................      26

           Item 7A.   Quantitative and Qualitative Disclosures About Market Risk..............      36

           Item 8.    Financial Statements and Supplementary Data.............................     F-1

           Item 9.    Changes in and Disagreements With Accountants on Accounting
                      and Financial Disclosure................................................      38

Part III

           Item 10.   Directors and Executive Officers of the Registrant......................      39

           Item 11.   Executive Compensation..................................................      42

           Item 12.   Security Ownership of Certain Beneficial Owners and Management..........      49

           Item 13.   Certain Relationships and Related Transactions..........................      51

Part IV

           Item 14.   Exhibits, Financial Statement Schedules, and Reports on Form 8-K........      53

                                     PART I


ITEM 1.  BUSINESS

             CAUTIONARY NOTICE REGARDING FORWARD-LOOKING STATEMENTS

         Certain of the statements made in this Report and in documents incorporated by reference herein, including matters discussed under the caption "Management's Discussion and Analysis of Financial Condition and Results of Operations," as well as oral statements made by the Company or its officers, directors or employees, may constitute forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended (the "Securities Act"), and Section 21E of the Securities Exchange Act of 1934, as amended (the "Exchange Act"). The words "expect," "anticipate," "intend," "plan," "believe," "seek," "estimate" and similar expressions are intended to identify such forward-looking statements; however, this Report also contains other forward-looking statements in addition to historical information. Such forward-looking statements are not guarantees of future performance and are subject to risks, uncertainties and other factors that may cause the actual results, performance or achievements of the Company to differ materially from historical results or from any results expressed or implied by such forward-looking statements. Such factors include, without limitation, those discussed in "Business--Factors That May Affect Future Performance" herein. Many of such factors are beyond the Company's ability to control or predict, and readers are cautioned not to put undue reliance on such forward-looking statements. The Company disclaims any obligation to update or revise any forward-looking statements contained in this Report, whether as a result of new information, future events or otherwise.

GENERAL

         ASA Holdings, Inc. ("ASA Holdings") is a corporation existing under the laws of the State of Georgia. Its principal offices are located at 100 Hartsfield Centre Parkway, Suite 800, Atlanta, Georgia 30354 and its telephone number is (404) 766-1400.

         ASA Holdings is a holding company the principal assets of which are the shares of its wholly owned subsidiaries Atlantic Southeast Airlines, Inc., a Georgia corporation ("ASA"), and ASA Investments, Inc., a Delaware corporation ("ASA Investments"). ASA Holdings became the parent holding company for ASA and ASA Investments pursuant to a corporate reorganization that was effective after the close of business on December 31, 1996 (the "Reorganization"). ASA Holdings considers the airline business of ASA to be its only industry segment. All references herein to the "Company" shall refer collectively to ASA Holdings, ASA and ASA Investments, unless the context indicates otherwise.

         ASA is a certificated air carrier providing regularly scheduled, high frequency airline service between (i) Hartsfield Atlanta International Airport in Atlanta, Georgia (the "Atlanta hub") and 40 other airports in Alabama, Arkansas, Florida, Georgia, Indiana, Kansas, Kentucky, Louisiana, Michigan, Mississippi, New York, North Carolina, Ohio, South Carolina, Tennessee, Virginia and West Virginia and (ii) Dallas/Fort Worth International Airport in Dallas, Texas (the "Dallas/Fort Worth hub") and 21 other airports in Arkansas, Kansas, Louisiana, Mississippi, Oklahoma and Texas. ASA is the largest regional carrier serving Hartsfield Atlanta International Airport with more flights per week than any other regional carrier. ASA currently operates approximately 4,160 flights per week. A majority of ASA's flights are utilized by business, government and military passengers to make connections with flights operated by Delta Air Lines, Inc. ("Delta") and other air carriers from the Atlanta and Dallas/Fort Worth hubs. Since 1984, ASA has operated as a "Delta Connection" carrier.

         The sole business of ASA Investments is to manage certain cash assets contributed to it by ASA Holdings and its other subsidiary.

RECENT DEVELOPMENTS

         AGREEMENT AND PLAN OF MERGER

         On February 15, 1999, the Company entered into an Agreement and Plan of Merger (the "Merger Agreement") with Delta and its wholly-owned indirect subsidiary Delta Sub, Inc. ("Purchaser"). The Merger Agreement provides for the acquisition of all of the common stock of the Company by Purchaser at a price of $34.00 per share, net to the seller in cash (the "Offer Price"). Pursuant to the Merger Agreement, Purchaser commenced a tender offer (the "Offer") for all outstanding shares of the Company's common stock, which Offer expired at midnight on March 19, 1999. As a result of the Offer, Purchaser acquired approximately 18 million shares of the Company's common stock (about 88% of the outstanding shares not already beneficially owned by Delta prior to the beginning of the Offer).

         The Merger Agreement provides, among other things, that, upon the terms and subject to the conditions set forth in the Merger Agreement, following the purchase of shares pursuant to the Offer, Purchaser will be merged with and into the Company (the "Merger"). Following consummation of the Merger, Purchaser will cease to exist and the Company will continue as the surviving corporation (the "Surviving Corporation") and a wholly-owned indirect subsidiary of Delta.

         At the effective time of the Merger (the "Effective Time"), each share outstanding immediately prior to the Effective Time (other than shares held by the Company as treasury stock or owned by Delta or any of its subsidiaries or shares as to which dissenters' rights have been exercised under the Georgia Business Corporation Code ("Excluded Shares")) will be converted automatically into the right to receive $34.00 in cash, without interest.

         The consummation of the Merger is subject to the satisfaction or waiver of certain conditions, including, if required under the Georgia Business Corporation Code, the adoption of the Merger Agreement by the affirmative vote of the shareholders of the Company holding a majority of the outstanding shares. The Company has agreed to convene a special meeting of its shareholders as promptly as practicable for such purpose. As a result of the consummation of the Offer, Purchaser has sufficient voting power to adopt the Merger Agreement without the vote of any other shareholder.

         As a result of the consummation of the Offer, Delta is entitled pursuant to the Merger Agreement to designate a certain number of directors to the Company's Board. The Merger

Agreement also provides that the Company will use its reasonable best efforts to cause at least two persons who are not employees of the Company or affiliated with Delta to be members of the Company's Board until the Merger is consummated. Pursuant to the foregoing provisions, all incumbent directors of the Board except for Messrs. Parker H. Petit and Jean A. Mori are expected to resign effective the close of business on March 25, 1999, and the following five designees of Delta will be appointed and elected to fill these vacancies on the Board effective March 26, 1999: Messrs. Maurice W. Worth, Malcolm B. Armstrong, Warren C. Jenson and Frederick W. Reid and Ms. Vicki B. Escarra.

         COMMERCIAL ARRANGEMENTS BETWEEN DELTA AND THE COMPANY

         The following summarizes the existing relationship between the Company and Delta.

         MARKETING AND CODE SHARING ARRANGEMENTS BETWEEN THE COMPANY AND DELTA

         ASA has operated from a hub in Atlanta since 1984 and a hub in Dallas/Fort Worth since late 1986 as a "Delta Connection" carrier pursuant to a marketing agreement with Delta (the "Delta Connection Agreement"). The Delta Connection Agreement was originally entered into on August 6, 1984 and was restated or amended several times subsequently. The Delta Connection Agreement was originally terminable by either party upon 180 days' advance written notice; however, since December 31, 1994, the Delta Connection Agreement has been terminable by either party thereto on 30 days' prior written notice.

         Under the Delta Connection program, all of ASA's flights are promoted as part of the Delta route network in computer systems used by travel agents and in advertising and published timetables, and all ASA flights carry the Delta designator code. ASA flights are sold on Delta ticket stock, and all revenue from ASA ticket sales by travel agents are remitted to Delta. Delta handles ASA's reservations calls. Customer payments for tickets purchased from agents or at Delta city ticket offices for ASA's flights are remitted to Delta. ASA and Delta split revenues (less certain costs of sales) in accordance with an agreed-upon revenue proration arrangement. Under this arrangement, ASA is paid all revenue (less agreed expenses) for tickets sold to passengers not connecting to a Delta-operated flight (i.e. local traffic). Revenue for passengers traveling on a ticket with an ASA flight connecting to a Delta-operated flight are prorated between Delta and ASA using a proration methodology that considers the mileage of the flight segments flown and the relative cost of the service provided, minus certain costs of sales, with adjustments made for international tickets.

         Delta and the Company have had various discussions in the past regarding certain aspects of the revenue allocation and cost sharing arrangements related to their marketing alliance. Prior to the parties' execution of the Merger Agreement, Delta proposed significant changes to the revenue reallocation and cost sharing arrangements, which, if implemented, would have a substantial negative impact on the future financial performance of the Company. See "Factors That May Affect Future Performance -- Relationship with Delta."

         DELTA OWNERSHIP OF SHARES; STOCK AGREEMENT

         On June 19, 1986, Delta purchased from Atlantic Southeast Airlines, Inc. 2,665,000 shares pursuant to a stock purchase agreement dated May 28, 1986 (the "Original Stock Agreement") between the two companies. After giving effect to the issuance of these shares, Delta's investment represented approximately 20% of the then outstanding number of shares. On December 27, 1989, Delta assigned and transferred to Delta Air Lines Holdings, Inc. ("Delta Holdings") all of the shares then owned by Delta. On March 17, 1997, following the Company's 1996 Reorganization, the Company, Atlantic Southeast Airlines, Inc., Delta and Delta Holdings entered into an amended agreement (the "Stock Agreement"), containing terms and conditions which are substantially the same as those contained in the Original Stock Agreement. At December 31, 1998, after giving effect to previous stock splits and share repurchases, Delta held 7,995,000 shares, or approximately 28% of the Company's outstanding shares.

         Pursuant to the Stock Agreement, as long as Delta beneficially owns at least 10% of the outstanding shares of the Company's common stock, either Delta or Delta Holdings has the right to cause the Company (i) to include in its slate of nominees for election to the Company's Board of Directors (the "Board of Directors" or the "Board") at least two designees of Delta or Delta Holdings who are reasonably acceptable to the Company, and (ii) to use its reasonable best efforts to assure that these individuals are elected to the Board. Delta's only designee to the Board resigned from that position effective March 31, 1997, and since that time, notwithstanding its right under the Stock Agreement to nominate two designees for election to the Board, neither Delta nor any of its affiliates have nominated any designees to, or had any representatives on, the Board. The Stock Agreement also grants Delta and Delta Holdings certain demand and piggyback registration rights and preemptive rights, and grants the Company a right of first refusal in respect of certain sales by Delta or Delta Holdings of shares of the Company's common stock to persons pursuant to a demand registration or in a private sale.

ROUTE SYSTEM

         As of March 2, 1999, ASA's route system included service between the Atlanta hub and 40 other airports in Alabama, Arkansas, Florida, Georgia, Indiana, Kansas, Kentucky, Louisiana, Michigan, Mississippi, New York, North Carolina, Ohio, South Carolina, Tennessee, Virginia and West Virginia. ASA also operates a similar hub and spoke operation in Dallas/Fort Worth. As of March 2, 1999, ASA provided service from the Dallas/Fort Worth hub to 21 airports in Arkansas, Kansas, Louisiana, Mississippi, Oklahoma and Texas. For information regarding ASA's operating fleet, see "Flight Equipment."

         ASA's flight schedules are structured to facilitate the connection of its passengers with Delta's flights at the Atlanta and Dallas/Fort Worth hubs. Approximately 84% of ASA's passengers connected with or from Delta flights at the Atlanta or Dallas/Fort Worth hubs. See "Delta Connection."

The following tables describe ASA's route system as of March 2, 1999:

                                  ATLANTA HUB


                                           Air Mileage            Date Service
         Airport Served                 From Atlanta Hub           Commenced
------------------------------------------------------------------------------

Albany, GA                                  146                       8/1/82
Alexandria, LA                              500                      12/1/95
Asheville, NC                               164                       8/1/82
Augusta, GA                                 143                      4/24/83
Brunswick, GA                               238                       6/1/81
Charleston, WV                              363                       2/1/86
Charlotte, NC                               227                       4/1/91
Chattanooga, TN                             106                       6/1/91
Cleveland, OH                               554                      11/1/97
Columbus, GA                                 83                      6/27/79
Columbus, MS                                241                     12/15/84
Detroit, MI                                 594                      12/1/97
Dothan, AL                                  171                     10/31/82
Evansville, IN                              350                       6/1/89
Fayetteville, AR                            589                       3/2/99
Fayetteville, NC                            331                      11/1/85
Florence, SC                                273                      9/11/92
Fort Walton Beach, FL                       250                     11/15/82
Gainesville, FL                             300                      10/1/85
Greensboro/High-Point/
    Winston-Salem, NC                       306                       6/1/91
Greenville/Spartanburg, SC                  153                      4/25/82
Gulfport/Biloxi, MS                         352                       3/2/91
Jackson, MS                                 341                       4/4/93
Jacksonville, NC                            399                     12/15/92
Lafayette, LA                               503                      12/1/95
Lexington, KY                               303                     12/15/90
Louisville, KY                              321                       4/4/93
Lynchburg, VA                               389                       7/1/94
Macon, GA                                    79                      3/20/80
Meridian, MS                                267                      11/1/84
Montgomery, AL                              147                       6/1/82
Myrtle Beach, SC                            317                       9/1/86
New York, NY - JFK*
     Cleveland, OH                          425                      11/1/97
     Detroit, MI                            508                      12/1/97
Panama City, FL                             247                       3/1/84
Roanoke, VA                                 357                     12/15/85
Tallahassee, FL                             223                     12/15/85

                                  ATLANTA HUB


                                           Air Mileage            Date Service
         Airport Served                 From Atlanta Hub           Commenced
------------------------------------------------------------------------------

Tri-Cities, TN                              227                     10/31/82
Valdosta, GA                                208                       9/9/81
Wichita, KS                                 781                       3/2/99
Wilmington, NC                              377                      9/17/90

----------------

* New York is served from the Cleveland and Detroit airports.


                             DALLAS/FORT WORTH HUB


                                      Air Mileage From
                                      Dallas/Fort Worth           Date Service
         Airport Served                     Hub                    Commenced
------------------------------------------------------------------------------

Alexandria, LA                              285                      10/1/87
Amarillo, TX                                313                       7/1/93
Beaumont/Port Arthur, TX                    270                       2/1/87
Columbus, MS                                491                      12/1/95
Corpus Christi, TX                          354                       6/1/93
Fayetteville, AR                            270                     12/15/86
Fort Smith, AR                              227                     12/15/86
Houston, TX (Intercontinental)              224                      10/1/93
Houston, TX (Hobby)                         247                       5/1/94
Killeen, TX                                 130                       5/1/87
Lafayette, LA                               351                     12/15/87
Lawton, OK                                  140                       2/1/87
Lubbock, TX                                 282                       7/1/93
Meridian, MS                                485                      12/1/95
Oklahoma City, OK                           175                       7/1/93
San Antonio, TX                             247                      10/1/93
Shreveport, LA                              190                      12/1/95
Texarkana, AR                               181                     12/15/86
Tulsa, OK                                   237                       6/1/93
Wichita, KS                                 328                       7/1/93
Wichita Falls, TX                           113                     12/15/86


         ASA provides service on all of its routes every weekday with reduced service on weekends.

FARES

         ASA derives its revenues primarily from local fares and through fares. Local fares are those fares for one way and round trips that are not combined with the fare of another air carrier. Through fares are fares for transportation provided jointly by ASA and another carrier.

         Revenues derived from through fares are distributed among the participating air carriers using various proration formulas. The most widely used method of settlement involves a straight rate prorate division, unless the carriers enter into agreements using variations to this proration formula. The various pricing structures generally are presented in the Airline Tariff Publishing Company's electronic tariff, Passenger Interline Pricing Prorate System (PIPPS).

         ASA operates as a Delta Connection carrier pursuant to a marketing program with Delta. In addition to the Delta Connection Agreement, ASA is a party to interline passenger, reservation, ticketing and baggage agreements with each of the other major air carriers with which ASA transacts any significant amount of business. These agreements permit each carrier to reserve seats and sell tickets for flights on the other contracting carrier, provide that each carrier will honor ticket forms of the other carriers and provide for an interline baggage exchange system at airport terminals.

         Air carriers are permitted to set domestic ticket prices without governmental regulation. See "Regulation." As a result, the industry generally is subject to substantial price competition. See "Competition and Industry Considerations."

         The aviation trust fund tax, a 10% federal excise tax on tickets sold, expired effective January 1, 1996, was reinstated effective August 27, 1996, expired again effective January 1, 1997, and was reinstated again effective March 7, 1997 through September 30, 1997. Congress recently passed legislation reimposing and significantly modifying the ticket tax. The legislation includes the imposition of new excise tax and segment fee tax formulas to be phased in over several years, an increase in the international departures tax, the imposition of a new arrivals tax, and the extension of the ticket tax to cover items such as frequent flyer miles. The federal excise tax in effect from October 1, 1997 through September 30, 1998 was 9% on domestic tickets plus $1.00 per segment flown for non-rural domestic airports. A segment is defined as a take-off and a landing. Effective October 1, 1998 and for the period through September 30, 1999, the federal excise tax is 8% on domestic tickets plus $2.00 per segment flown for non-rural domestic airports. In addition, legislation that was effective in 1992 allows public airports to impose passenger facility charges of up to $3.00 per departing or connecting passenger. Price competition may have an impact on ASA's ability to pass these charges on to its customers. See "Competition and Industry Considerations."

FLIGHT EQUIPMENT

         As of March 2, 1999, ASA's operating fleet consisted of 71 turboprop airplanes, 12 of which seat 66 passengers and the remaining 59 of which seat 30 passengers, and 19 jets which seat 50 passengers each. The age of this fleet ranged from less than one year to 14 years. The following table describes ASA's current operating fleet as of March 2, 1999:

                                   Number of         Number of
           Aircraft Type        Aircraft Owned    Aircraft Leased   Average Age
-------------------------------------------------------------------------------

ATR-72 Turboprop                      4                 8           5.4 years
(66 passenger capacity)

Embraer Brasilia                     57                 2           9.8 years
Turboprop (EMB-120)
(30 passenger capacity)

Canadair Regional Jet-200            --                19            .9 years
(50 passenger capacity)

         ASA's Embraer Brasilia EMB-120 turboprop aircraft ("Brasilias") operate on mainly medium to long-haul routes from the Atlanta and Dallas/Fort Worth hubs. ASA's Brasilias are very fuel efficient and, because of their operating economy, can provide high frequency service in markets with relatively low volumes of passenger traffic. These aircraft are powered by two Pratt & Whitney turboprop engines and accommodate 30 passengers. ASA leases two of the Brasilias pursuant to operating leases, which expire in June 1999 and December 1999, respectively.

         As of March 2, 1999, ASA operated 12 ATR-72 turboprop aircraft ("ATRs") from the Atlanta hub. ASA initially used the ATRs to replace smaller aircraft in order to increase capacity in existing markets and more recently has used the ATRs to replace its BAe Jets discussed below. The ATRs are 66-passenger aircraft, powered by two Pratt & Whitney turboprop engines, and are built by Avions de Transport Regional, a joint enterprise involving Alenia-Aeritalia & Selenia S.P.A., an Italian aircraft manufacturer, and Aerospatiale Societe Nationale Industrielle, a French aircraft manufacturer. ASA leases eight ATRs pursuant to a lease with a seven-year term expiring in June 2002. ASA also owns four ATRs, the majority of the purchase price of which was provided by bank financing. ASA has an option to acquire 16 additional ATRs, which must be exercised and aircraft delivered before December 31, 2000.

         In 1997, ASA exercised its option for the early return of all five British Aerospace BAe 146-200 jets ("BAe Jets"), and they were removed from operation and returned to the lessor by the end of the first quarter of 1998.

         In April 1997, ASA executed an acquisition agreement with Bombardier, Inc. ("Bombardier") for 30 Canadair Regional Jet-200 aircraft ("CRJ-200"), a 50-passenger jet, with options to acquire an additional 60 aircraft. Delivery of these aircraft began in August 1997, and ASA acquired a total of 17 CRJ-200 aircraft as of December 31, 1998 through operating leases with 16.5 year terms. The 13 remaining aircraft are scheduled to be delivered at a rate of one per month until January 2000. On September 3, 1998, ASA entered into an amendment to this acquisition agreement with Bombardier. Under the terms of the amendment, ASA exercised options to acquire 15 additional CRJ-200 aircraft. Delivery of the 15 additional CRJ-200s is scheduled to start in February 2000 and continue through June 2001 at an approximate rate of one aircraft per month.

         ASA obtained a commitment from the Export Development Corporation
(EDC) of Canada to provide financing to ASA for up to approximately 85% of the purchase price of each of the 45 CRJ-200 aircraft. This facility, which ASA is not obligated to use for its acquisition of all or any of the CRJs, is available on an aircraft by aircraft basis in the form of either direct loans or leases, with interest payable at various interest rate options determined by reference to U.S. treasury rates or LIBOR, and on various repayment terms. ASA may finance the CRJ-200 aircraft as well as other anticipated expenditures through a combination of existing cash reserves, internally generated funds and lease and debt financing. Given the nature of the considerations relevant to the determination of the most advantageous form of financing at a given time, the Company cannot predict with any certainty the anticipated amount of funds which may be provided from such possible financing sources.

         On September 3, 1998, ASA entered into a second acquisition agreement with Bombardier for 12 Canadair Regional Jet-700 aircraft ("CRJ-700"), a 70-passenger jet. Delivery of the CRJ-700 aircraft is scheduled to commence in the fourth quarter of 2001 and be completed in the first quarter of 2003. The value including spares of the additional 15 CRJ-200 and the 12 CRJ-700 aircraft is approximately $575 million. ASA plans to use the new CRJs for growth in new long-haul markets as well as to replace some turboprop aircraft on existing routes from its Atlanta hub.

         As of December 31, 1998, ASA pledged 30 of the Brasilias it owns and all four of the ATRs it owns, as well as a portion of its spare parts, to secure long-term indebtedness of ASA.

PERSONNEL AND OPERATIONS

         ASA's employees perform a substantial portion of ASA's operations, including ticketing, maintenance, ground and in-flight service and training. Substantially all the maintenance and repairs on ASA's aircraft (except for major engine, propeller and component overhauls as well as major airframe checks) are performed by ASA's maintenance personnel. As of March 2, 1999, ASA had approximately 2,669 employees, of which 1,253 were flight personnel, 974 were ground service personnel, 306 were maintenance personnel and the remainder were management, supervisory and clerical employees. As of March 2, 1999, ASA Holdings had three employees, all of whom provide management services for ASA Holdings' subsidiaries, and ASA Investments had two employees, both of whom were management employees.

         Approximately 24% of ASA's workforce are members of unions representing pilots and flight attendants. In September 1988, ASA's flight attendants voted to be represented by the Association of Flight Attendants ("AFA"). The current collective bargaining agreement between ASA and AFA was entered into in September 1997 and is amendable in 2002. In 1987, the Air Line Pilots Association ("ALPA") was certified to represent ASA's pilots. The current collective bargaining agreement between ASA and ALPA became effective September 15, 1998 and is amendable in September 2002. On November 10, 1998, the Transport Workers Union was certified to represent ASA's dispatchers. Negotiations for an initial collective bargaining agreement have not yet begun. ASA is aware that the International Association of Machinists and Aerospace Workers is currently soliciting employees in a purported craft or class of ramp workers employed by ASA for purposes of submitting a petition to represent such workers, although to the knowledge of representatives of ASA, no such petition is currently pending. See "Regulation--Labor Regulation" regarding the procedures applicable to the negotiation of such collective bargaining agreements. There are no union affiliations with any other groups of employees of ASA, ASA Holdings or ASA Investments.

         ASA operates as a Delta Connection carrier pursuant to a marketing program with Delta. See "Commercial Arrangements Between Delta and the Company." ASA is also a party to interline passenger, reservation, ticketing and baggage agreements with each of the other major air carriers with which ASA transacts any significant amount of business. See "Fares."

         In addition to carrying passengers, ASA carries mail, freight and small packages on its flights.

MAINTENANCE

         ASA is subject to the jurisdiction of and regulation by the FAA with respect to ASA's maintenance and operations. See "Regulation." ASA's aircraft and engines are maintained in accordance with the standards and procedures recommended and approved by the manufacturers and the FAA.

         ASA provides maintenance for its aircraft using its own personnel, facilities and parts. ASA employs personnel with appropriate FAA Airframe and Powerplant licenses to ensure adequate maintenance of its aircraft. ASA employs major outside repair agencies to perform its engine overhauls, most individual component repairs or overhauls, and major checks on aircraft.

         ASA's FAA-approved maintenance program specifies the number of days, hours or operating cycles between inspections and overhauls of the airframes and their component parts. The nature and extent of each inspection and overhaul is specifically prescribed by the approved maintenance program. ASA uses an FAA approved alternative for overhauls on each of its three engine types: Pratt & Whitney PW118 engines on the Brasilias, Pratt & Whitney PW127 engines on the ATRs, and General Electric CF34-3B1 engines on the CRJs. "On condition" engine overhaul intervals are set by engine condition monitoring and continuous airworthiness maintenance programs. In addition, all engines contain time-limited components, each of which has a maximum amount of time (measured by operating hours) or a maximum number of operating cycles (measured by takeoffs and landings) after which the component must be removed from the engine assembly and overhauled or scrapped.

         From time to time, the FAA issues airworthiness directives ("ADs") and other regulations relating to, among other things, retirement of older aircraft, collision avoidance systems, airborne windshear avoidance systems, noise abatement, aircraft safety and increased inspections and maintenance procedures. Some of these ADs require air carriers to undertake inspections and to make unscheduled modifications and improvements on aircraft, engines and related components and parts. The ADs sometimes cause ASA to incur substantial, unplanned expense and, occasionally, aircraft or engines must be removed from service prematurely in order to undergo mandated inspections or modifications on an accelerated basis.

         Since 1988 various air carriers, in cooperation with the FAA, have been engaged in an in-depth review of the adequacy of existing maintenance procedures applicable to older versions of most of the aircraft types in general use in the industry. To date, this review has not included aircraft used by ASA. While certain of these potential aging aircraft ADs may, at some time in the future, necessitate unscheduled removals from service and increased maintenance costs, ASA does not anticipate that compliance with such potential ADs will have a material adverse impact on costs or operations.

AVIATION FUEL

         ASA's operations are significantly affected by the availability and price of aviation fuel. Fuel costs, including taxes and "into plane" fees, constituted 9.29% of the Company's operating costs in 1998. Based on ASA's fiscal 1998 fuel consumption, every $0.01 change in the average annual price per gallon of aviation fuel caused an approximate $374,000 change in ASA's annual fuel expense. The following table shows ASA's fuel consumption and costs for fiscal years 1998, 1997 and 1996:

                                                            Average Price       Percent of
Fiscal Year      Gallons Consumed          Cost            Per Gallon        Operating Expense
-----------      ----------------          ----          -------------       -----------------
  1998              46,439,341         $29,141,584           $0.63                 9.29%
  1997              44,872,864         $32,988,262           $0.74                10.79%
  1996              43,356,461         $33,479,356           $0.77                11.54%

         Aircraft fuel expense decreased 11.7% in 1998 compared with 1997, primarily because the average fuel price per gallon decreased 14.9% to $0.63 cents per gallon and aircraft fuel consumption increased 3.5%. See "Financial Statements and Supplementary Data" and "Management's Discussion and Analysis of Financial Condition and Results of Operations."

         Changes in aviation fuel prices have an industry-wide impact and will tend to affect ASA's competitors in the same manner as ASA. There can be no assurance that ASA will be able to increase its fares in response to any future increases in fuel prices. See "Competition and Industry Considerations."

         ASA currently obtains approximately 49% of its fuel requirements from Chevron USA, Inc. at the Atlanta hub and approximately 22% of its fuel requirements from various fuel suppliers at the Dallas/Fort Worth hub. ASA obtains the rest of its fuel requirements from various suppliers at other airports.

         ASA's fuel contracts do not provide protection against price increases or for assured availability of supplies. Although ASA is currently able to obtain adequate supplies of fuel, it is impossible to predict the future availability or price of fuel. Political disruptions involving oil producing countries; changes in government policy concerning aircraft fuel production, transportation or marketing; changes in the fuel tax; changes in aircraft fuel production capacity; environmental concerns and other unpredictable events may result in fuel supply shortages and fuel price increases in the future. ASA's business could be significantly adversely affected by such shortages and price increases. See "Factors That May Affect Future Performance -- Fuel Cost and Supply."

         The Omnibus Budget Reconciliation Act of 1993 imposed a 4.3 cent per gallon tax on commercial aviation fuel purchased for use in domestic operations. Air carriers were exempt from this tax until October 1995. While additional exemptions have been proposed, there can be no assurance that ASA will not continue to be required to pay this tax.

MARKETING

         ASA markets its passenger, air freight and small package services primarily through direct sales activity and cooperative advertising programs. The direct sales activity focuses on high-volume sources of business, such as travel agencies and ticketing outlets located on major military installations.

         Since 1984, ASA operated from the Atlanta and Dallas/Fort Worth hubs as a Delta Connection carrier pursuant to a marketing agreement with Delta. Cooperative advertising programs with Delta, such as Delta's frequent flyer program and Delta Dream Vacations, are used to promote ASA's flights to the Atlanta and Dallas/Fort Worth hubs, and Delta's services from Atlanta and Dallas/Fort Worth to various long-haul destinations.

         ASA's passengers accrue mileage in Delta's frequent flyer program, which offers incentives to maximize travel on flights offered by Delta and Delta Connection carriers. This program allows participants to accrue mileage for award travel while flying on Delta, Delta Connection carriers and other participating air carriers. Mileage credits may also be accrued for the use of certain services offered by program partners such as hotels, car rental agencies and credit card companies. Mileage vouchers can be redeemed for free or upgraded travel on Delta, Delta Connection carriers and other participating air carriers and for other program partner awards. Delta has reserved the right to terminate the frequent flyer program with six months advance notice and to change the program's terms and conditions at any time without notice.

         ASA does not accrue for incremental costs associated with the Delta frequent flyer program's mileage accumulation because the impact is immaterial both on a quarterly and annual basis. ASA's management believes that the low percentage of free passenger miles, its load factor and the restrictions applied to free travel awards minimize the displacement of revenue passengers and that the displacement that occurs is not significant. ASA expenses all incremental costs of providing earned free travel awards under Delta's frequent flyer program as incurred. ASA makes payments to Delta for Delta frequent flyer mileage earned by passengers flying on ASA's routes where those passengers do not connect to Delta flights. ASA does not receive any payments related to providing carriage to passengers utilizing frequent flyer mileage earned on Delta flights.

COMPETITION AND INDUSTRY CONSIDERATIONS

         Management of ASA believes that its services are utilized primarily by business, government and military travelers. ASA competes primarily with other air carriers and, particularly with respect to its shorter flights, with ground transportation such as automobiles and buses.

         Delta provides air service from the Atlanta hub to approximately 28% of the airports served by ASA out of Atlanta. Under the Delta Connection program, ASA's flights are coordinated for timely connections with Delta. The flights provided by Delta and ASA to the same markets are scheduled at different times. ASA generally provides service to these markets at times when ASA can more efficiently serve the market. Other air carriers provide service from the Atlanta hub to approximately 13% of the airports served by ASA.

         ASA competes with American/American Eagle in all of the Company's markets operated from the Dallas/Fort Worth hub.

         The airline industry historically has been highly competitive. ASA's management believes that its ability to compete with ground transportation and other air carriers depends upon the public acceptability of its aircraft and ASA's provision of convenient, frequent and reliable service to its markets at reasonable rates.

         Air carriers' profit levels are highly sensitive to, and during recent years have been impacted by, changes in fuel costs, fare levels and passenger demand. Passenger demand and fares can be affected by, among other things, the general state of the economy, international events and actions taken by other air carriers with respect to fares. See "Economy" and "Seasonality."

         Air carriers are permitted to set domestic ticket prices without governmental regulation. As a result, the industry generally is subject to substantial price competition. ASA has in the past both responded to discounting actions taken by other carriers and initiated discounting actions itself. ASA's management expects that low-fare competition is likely to continue from time to time in its markets. If price reductions are not offset by increases in revenue passenger miles, ASA's operating results could be adversely affected.

ECONOMY

         The airline industry is a highly volatile industry. The state of the economy is the primary determinant of the level of passenger travel. Leisure travel is highly discretionary and can easily be postponed during economic down-turns or no growth economic periods. While business travel is not as discretionary, business travel generally diminishes in uncertain times as business tends to tighten cost controls.

SEASONALITY

         ASA's operations at the Atlanta and Dallas/Fort Worth hubs are primarily dependent upon business, government and military related travel and generally are not subject to wide seasonal variations. However, some seasonal decline in business travel does occur at these hubs during holiday periods and during portions of the winter months (i.e., December, January and February). ASA estimates that leisure travel accounted for approximately 20% of ASA's passengers during 1998. Leisure travel generally increases during the summer months and at holiday periods. Demand for air travel, especially by leisure and other discretionary customers, is also affected by factors such as favorable economic conditions and fare levels. See "Fares" and "Economy." ASA's operations are also unfavorably affected by inclement weather which results in canceled flights, particularly during winter months.

         The following chart indicates the number of passengers carried by ASA by quarter during its last three fiscal years:

     Year        1st Quarter     2nd Quarter      3rd Quarter     4th Quarter
     ----        -----------     -----------      -----------     -----------
     1998          869,162        1,061,502        1,061,926       1,034,356

     1997          836,455          992,521          989,255         956,386

     1996          836,902          985,747          931,812         877,660

REGULATION

         Historically, the U.S. Department of Transportation ("DOT") and the FAA have exercised regulatory authority over the operations of all air carriers pursuant to the Federal Aviation Act of 1958, as amended (the "1958 Act"). Most domestic economic regulation of passenger and freight services was eliminated pursuant to the Airline Regulation Act of 1978 and other legislation amending the 1958 Act (collectively, the "Act"). The FAA's jurisdiction extends primarily to the safety and operational provisions of the Act. The DOT's responsibility primarily involves regulation of the economic and consumer protection aspects of airline operation.

         Both the DOT and the FAA have authority to institute administrative and judicial proceedings to enforce federal aviation laws and their own regulations, rules and orders. Civil and criminal sanctions may be assessed for violations.

         ASA is also subject to various other federal, state and local laws and regulations affecting its operations. The United States Postal Service has authority over certain aspects of the transportation of mail. The Communications Act of 1934, as amended, governs ASA's use and operation of radio facilities. Labor relations are generally governed by the Railway Labor Act. Environmental matters (including noise pollution) are governed by various federal, state and local governmental entities. The United States Department of Justice has jurisdiction over mergers and acquisitions involving air carriers. Because it carries military passengers, ASA is also subject to review by the Department of Defense.

         DOT REGULATION. Because of the economic deregulation of the airline industry, unrestricted authority to operate domestic air transportation (including the carrying of passengers and cargo) is available to any air carrier the DOT determines is "fit" to operate. The DOT also has jurisdiction over economic and consumer protection matters such as advertising, denied boarding compensation, baggage handling, smoking aboard aircraft, handicapped access, computer reservation systems, enforcement of minimum standards of customer service, regulation of federal compensation payments for essential air service, and ownership and control of air carriers. The DOT is also authorized to prohibit unjust discrimination and to require periodic reports from air carriers. The DOT has authorized ASA's flight operations pursuant to a Certificate of Public Convenience and Necessity (a "401 Certificate") issued under Part 401 of the Act during the first quarter of 1993. The 401 Certificate requires ASA to maintain DOT-prescribed minimum levels of insurance and to comply with all applicable statutes, rules and regulations, and subjects ASA to expanded reporting requirements. The DOT must issue a 401 Certificate to an air carrier before it will be permitted to operate aircraft with more than 60 seats. ASA initiated the use of larger aircraft having more than 60 seats during the second quarter of 1993. Prior to receiving the 401 Certificate, ASA qualified as a commuter air carrier that was exempt from certain provisions of the Act and certain regulatory functions of the DOT.

         On December 20, 1995, a new federal regulation was issued by the FAA which required all air carriers to accomplish the following by March 20, 1997 (earlier in certain instances): (a) establish a director of safety, and (b) for those air carriers operating aircraft under Part 135 of the Act (30 seats or less), re-certify their operation of those aircraft in accordance with Part 121 of the Act. Prior to March 20, 1997, Part 135 carriers did not have to dispatch all their aircraft or train their pilots to the higher Part 121 standards. Beginning in 1982, ASA operated as both a Part 135 and a Part 121 carrier because it operated aircraft in both categories. ASA began training all of its pilots under Part 121 in 1993, although it was not required to do so. ASA was certified to operate the Brasilias under Part 121 on March 18, 1997.

         Under the Act, the DOT has the authority to designate ASA as an "essential air carrier" in any community in which it is the only carrier providing service and that is an "essential air service community." Except for such "essential air carrier" service, the economic deregulation of the airline industry permits unrestricted competition with respect to ASA's routes, services, fares and rates. An air carrier that serves an "essential air service community" is required to give advance notice to the DOT if it plans to terminate service to that community. ASA is currently the only air carrier that provides service between the Atlanta hub and the following "essential air service communities:" Albany, Brunswick, Columbus, Macon and Valdosta, Georgia; Columbus, Gulfport and Meridian, Mississippi; Asheville, North Carolina; Dothan, Alabama; and Fort Walton Beach, Gainesville and Panama City, Florida. The service provided by ASA to these "essential air service communities" is on an unsubsidized basis.

         FAA REGULATION. As part of its safety and operational regulatory authority, the FAA regulates flying operations generally, including, among other things, control of navigable air space; airport access; aircraft certification and maintenance; equipment and ground facilities; flight operations dispatch and other communications; weather observation; the training and qualifications of flight, maintenance and other operational and technical personnel; record keeping and other matters affecting air safety generally.

         To ensure compliance with its regulations, the FAA requires air carriers to obtain operating, airworthiness and other certificates that are subject to suspension or revocation for cause. ASA holds a valid air carrier operating certificate issued by the FAA. ASA's certificates have never been suspended and, to the knowledge of ASA's management, it is in compliance with all applicable FAA regulations.

         LABOR REGULATION. The Railway Labor Act ("RLA") governs the labor relations of air carriers and employees in the airline industry. Comprehensive provisions are set forth in the RLA establishing the right of airline employees to organize and bargain collectively along craft or class lines and imposing a duty upon air carriers and their union represented employees to make reasonable efforts to make and maintain collective bargaining agreements. ASA has collective bargaining agreements with two unions which represent its pilots and flight attendants. Negotiations for an initial collective bargaining agreement with the Transport Workers Union, which has been certified to represent ASA's dispatchers, have not yet begun. See "Personnel and Operations." Under the RLA, collective bargaining agreements do not terminate, but instead become amendable on a particular date agreed upon by the air carrier and the union. The existing collective bargaining agreement remains in force while a new collective bargaining agreement is being negotiated. Should the parties be unsuccessful in achieving a new amended collective bargaining agreement through direct negotiations, either party may petition the National Mediation Board ("NMB") for the appointment of a federal mediator to assist the parties with their negotiations. Following appointment by the NMB of a mediator to assist the parties, the parties are required to remain in mediation under the auspices of the NMB until the parties reach a new agreement or the NMB determines, in its sole discretion, that the parties will be unable to reach a new agreement through mediation. Upon making such a determination, the NMB will proffer arbitration to the parties for the purpose of resolving their negotiating differences. If either party rejects the proffer of arbitration, the parties will enter a thirty day "cooling off period" during which the status quo must be maintained. At the end of the thirty day cooling off period, unless a Presidential Emergency Board has been convened, the parties are free to engage in economic self help. For the union, this includes the right to strike. For the carrier, this may include the right, depending upon the circumstances, to impose new terms and conditions of employment on the employees.

         ENVIRONMENTAL REGULATION. The United States Environmental Protection Agency ("EPA") is authorized to regulate aircraft emissions. ASA's management believes that the engines on ASA's current aircraft and on all aircraft ASA has ordered comply with applicable EPA standards.

         Federal and state environmental laws require that underground storage tanks be upgraded to new construction standards and equipped with leak detection. These requirements were phased into effect based on the age, construction and use of existing tanks. Federal and state environmental laws also govern the use and operation of above ground storage tanks. ASA operates no underground or above ground storage tanks for the storage of fuels. ASA pays fixed base operators at various airports to store fuels. ASA's management believes it is otherwise in compliance with these laws.

         NOISE REGULATIONS. The FAA requires air carriers to comply with certain noise restrictions concerning their aircraft. Air carriers must bring existing aircraft into compliance with these regulations by retrofit or engine replacement. ASA's current aircraft and all aircraft ASA has ordered are in compliance with these regulations. In addition, several state legislatures and other governmental administrative bodies have, from time to time, considered noise reduction measures of various sorts. At the present time, ASA's aircraft meet all applicable noise regulations.

INSURANCE

         For the fiscal year ended December 31, 1998, ASA maintained insurance coverage with major insurance carriers with coverage up to $30 million for damage per aircraft and $500 million of third party liability per occurrence (for personal injury and property damage). The per aircraft deductibles range from $50,000 to $250,000 depending on the type of aircraft. In addition, ASA carries Hull War Risk coverage on certain aircraft where ASA believes, based on information currently available to it, such insurance is necessary to protect it and its property against material loss. ASA also maintains workers compensation insurance in compliance with state law in each state in which ASA operates. ASA does not maintain business interruption insurance.

         In the opinion of management, the Company maintains insurance policies of types customary in the airline industry and in amounts and with insurance carriers it believes, based on information currently available to it, are adequate to protect it and its property against material loss. There can be no assurance, however, that the amount of insurance carried by the Company will be sufficient to protect it from material loss.

FACTORS THAT MAY AFFECT FUTURE PERFORMANCE

         RELATIONSHIP WITH DELTA

         A substantial portion of the Company's business is dependent on the Company's relationship with Delta. The Delta Connection Agreement is subject to termination by either party for any reason or no reason upon 30 days' written notice to the other party. The termination of the Delta Connection Agreement or any material modification of its terms may have a material adverse effect on the Company. The Company is particularly dependent on the proration methodology by which the Company and Delta share revenues and the markets in which Delta allows the Company to operate using the "DL" designator code. As a result of the Delta Connection Agreement, the Company's business is sensitive to events and risks affecting Delta. Delta's decisions regarding flight routes, marketing programs and other operational matters, or the occurrence of any event adversely affecting Delta, could have a material adverse effect on the Company.

         Based upon discussions between Delta and the Company's management with respect to revenue reallocation and cost sharing arrangements proposed by Delta as part of the negotiation for renewing the Delta Connection Agreement with the Company, the terms proposed by Delta would, in management's view, be likely to reduce the Company's net income approximately $21 million in 1999 and approximately $45-55 million in each of the four years thereafter from the net income the Company previously projected. In addition, Delta proposed other changes which would adversely affect the future financial performance of the Company, including proposals to impose upon the Company new charges for the payment of overrides to travel agents' commissions, to specify markets into which the Company's regional jets would be deployed, and to impose fees for passengers not connecting with Delta flights and service performance penalties. If the transactions contemplated by the Merger Agreement are not consummated, a renegotiation of the Delta Connection Agreement to include such proposed terms would have a material adverse effect on the Company and its results of operations.

         FUEL COSTS AND SUPPLY

         Fuel costs represented 9.29% of the Company's total operating expenses in 1998. Fuel prices, which can be volatile and are largely outside of ASA's control, can have a significant impact on the Company's operating results. At ASA's current rate of consumption, every $0.01 increase in the price paid for fuel represents an approximate $374,000 increase in ASA's annual operating expenses. ASA's fuel supply contracts do not assure the price or availability of fuel. ASA enters into fuel swap contracts to manage risk associated with changes in aircraft fuel prices. Under these contracts, ASA receives or makes payments based on differences between fixed and variable prices for certain fuel commodities. Gains or losses from fuel swap contracts are deferred and recognized as a component of fuel expense when the underlying fuel being hedged is used. At December 31, 1998, ASA had a contract covering approximately 10% of its projected 1999 aircraft fuel requirements. Historically, the Company has not closed any contracts prior to the execution of the underlying purchase transactions, nor have any of the purchase transactions failed to occur. At December 31, 1998, the fair value of ASA's swap contract, representing the amount ASA would pay if the contract was closed, was immaterial. Increases in the price of fuel or reductions in the availability of fuel supplies, as well as ASA's inability to pass on increased fuel costs to consumers due to economic or competitive conditions, could have a material adverse effect on the Company's financial condition and results of operations.

         AIRCRAFT FLEET

         As of March 2, 1999, ASA's aircraft fleet consisted of 12 ATRs, 59 Brasilias and 19 CRJ aircraft. ASA's operations could be materially adversely affected by the failure of the respective suppliers of these aircraft to provide additional aircraft, parts or related support services on a timely basis. In addition, the issuance of FAA airworthiness directives affecting ASA's aircraft or the need for unanticipated fleet maintenance could interrupt ASA's fleet service, which could have a material adverse effect on the Company. In 1997, ASA exercised its option to return all five of its BAe jets in connection with its proposed acquisition of the new CRJ aircraft. While ASA expects to take delivery of remaining CRJ aircraft under the terms of its agreement with

Bombardier, ASA's operations could be materially adversely affected by Bombardier's failure to deliver such future shipments of the CRJs on a timely basis.

         FINANCIAL AND OPERATING LEVERAGE

         As is characteristic of the airline industry, ASA operates with a high degree of financial and operating leverage. As of December 31, 1998, ASA had $72.8 million in outstanding long-term debt, with annual payments of approximately $18.7 million committed to such obligations in 1999. Payments committed to aircraft operating leases in 1999 amount to approximately $30.3 million. In addition, the Company's acquisition of additional aircraft, including the CRJs, will result in increased leverage in the form of additional operating lease obligations. ASA's leverage will require significant periodic cash payments and may make ASA more vulnerable to the cyclical and seasonal nature of the airline industry. Unlike the revenues generated by any particular flight, the expenses incurred by ASA do not always vary proportionately with the number of passengers carried and the fares charged for each flight. Accordingly, decreases in the number of passengers carried could cause a significant decrease in profits if not offset by higher fares.

         BRAZILIAN DEFAULT RISK

         In connection with its acquisition of the Brasilia aircraft, ASA negotiated to obtain the right to receive interest rate subsidies from the Federative Republic of Brazil under the country's export support program. From 1996 to 1998, these subsidies represented an average of approximately $2.2 million in annual credits against ASA's interest payment obligations related to debt associated with the Brasilia aircraft, and such subsidies would be jeopardized if the government of Brazil fails to meet its obligations under the export support program. From time to time, the Brazilian government has experienced economic conditions that have impaired the creditworthiness of such governmental obligations. There can be no assurance that a default on the subsidies will not occur under the export support program.

         COMPETITION

         The airline industry is highly competitive and industry earnings are volatile. Since the deregulation of the airline industry in 1978, the industry has consolidated and has integrated major and regional carriers, which in turn has enhanced the competitive environment. Airlines compete on the basis of pricing, scheduling, public perception, on-time performance, frequent flyer programs and other services. While ASA has positioned itself to benefit from these and other factors, there can be no assurance that the Company will not be adversely affected by the introduction of new carriers in ASA's existing markets, the institution of deeply discounted fares by competitors, changes in ASA's ability to react to competitive pressures or other events.

         GOVERNMENT REGULATION

         ASA is subject to regulation by several governmental authorities, including the DOT and the FAA. These authorities regulate flight operations, safety and economic aspects of air transportation providers. ASA is also subject to laws relating to environmental protection, radio communications, labor relations, employment practices and other matters. ASA incurs substantial costs in maintaining its certifications with federal regulators and otherwise complying with the laws and regulations to which it is subject. Although ASA has all certifications it believes to be necessary for continued operations and believes it is in compliance with all applicable requirements necessary to maintain its operating authority in good standing, any modification, suspension or revocation of ASA's DOT or FAA certifications or authorizations, as well as the failure or inability of ASA to maintain such compliance, could have a material adverse effect on the Company and its operations.

         ECONOMIC CONDITIONS AND SEASONAL NATURE OF AIRLINE BUSINESS

         Although ASA's operations at its main hubs are dependent primarily on business, governmental and military related travel, ASA generally experiences lower demand during holiday periods and portions of the winter months. ASA's operations are also unfavorably affected by inclement weather, particularly in the winter months, which may result in canceled flights. In addition, downturns in the economy generally may lower demand for travel by leisure and other discretionary customers and may have a material adverse effect on the Company's financial results.

         LABOR RELATIONS

         Approximately 24% of ASA's workforce are members of the unions representing pilots and flight attendants. In 1995, collective bargaining agreements with both of these unions became amendable. In September 1997, ASA and AFA, the flight attendants' union, entered into a new collective bargaining agreement that is amendable in 2002. In August 1998, ASA and the pilots' union, ALPA, approved a new collective bargaining agreement that became effective September 15, 1998 and is amendable in September 2002. On November 10, 1998, the Transport Workers Union was certified to represent ASA's dispatchers. Negotiations for an initial collective bargaining agreement between ASA and that union have not yet begun. ASA is aware that the International Association of Machinists and Aerospace Workers is currently soliciting employees in a purported craft or class of ramp workers employed by ASA for purposes of submitting a petition to represent such workers, although to the knowledge of representatives of ASA, no such petition is currently pending. See "Regulation--Labor Regulation." There can be no assurance that ASA will be able to settle any future contract negotiations without wage increases, work rule changes or other provisions that could have a material adverse effect on the Company's operations or financial performance. In addition, any cessation or disruption of operations due to any strike or work action could have a material adverse effect on the Company and its financial performance.

         RISKS RELATING TO YEAR 2000 ISSUES

         The Year 2000 issue refers generally to the data structure and processing problems that may prevent systems from properly processing date-sensitive information when the year changes to 2000. The Year 2000 problem could result in system failures or miscalculations, causing disruptions of a company's operations. As a result, in less than a year, certain information technology ("IT") and non-IT systems may need to be upgraded to address Year 2000 problems. IT and non-IT systems are critical to the Company's operations. The Company believes completed and planned modifications and conversions of its internal systems and equipment will allow it to resolve material problems created by the Year 2000 issue in a timely manner. However, there can be no assurance that the Company's systems will properly address Year 2000 issues prior to December 31, 1999, or that the failure of any such system will not have a material adverse effect on the Company's business, operating results and financial condition. To the extent the Year 2000 problem has a material adverse effect on the business, operations or financial condition of third parties with whom the Company has material relationships, such as Delta, vendors, suppliers and customers, the Year 2000 problem could have a material adverse effect on the Company's business, results of operations and financial condition. In addition, customers may alter their travel arrangements at the end of 1999 and the beginning of 2000 due to concerns regarding risks and problems related to flying at the turn of the millennium. To the extent travelers are reluctant to fly during fourth quarter 1999 and first quarter 2000, the Year 2000 issue could have a material adverse effect on the Company's business, results of operations and financial condition.

ITEM 2.  PROPERTIES

         ASA entered into agreements with other air carriers to provide ground handling services (either directly or through outside vendors) to ASA in 25 of the cities it serves. In addition, ASA performs ground handling services for other air carriers at eight airports. ASA maintains ticketing, gate and baggage claim facilities at each of the other airports it serves pursuant to direct leases or use agreements with local airport authorities or other carriers. ASA leases its apron, gate, ticketing and baggage claim facilities at the Dallas/Fort Worth hub from Delta pursuant to a Ground Service Agreement. At 20 airports, ASA operates under month-to-month use agreements. ASA is currently negotiating seven other leases that have expired. ASA is operating month to month at these airports. The leases or use agreements at the remaining airports have remaining terms generally ranging from one month to 12 years.

         Substantially all the maintenance and repairs on ASA's aircraft operating from the Atlanta hub (except for major engine, propeller and component overhauls as well as major airframe checks) are performed at ASA's 79,000 square foot hangar and maintenance facility in Macon, Georgia. ASA leases the hangar facilities pursuant to a 30-year lease with renewal options until the year 2028.

         ASA also maintains a limited inventory of spare parts and has maintenance personnel at the Atlanta hub in a facility located near ASA's ramp and gate space that is leased from the City of Atlanta.

         ASA's lease of a maintenance facility in Texarkana, Arkansas has expired, and ASA currently is a tenant at will with respect to this facility. Substantially all the maintenance and repairs on ASA's aircraft operating from the Dallas/Fort Worth hub are performed at this facility (except for major engine, propeller and component overhauls as well as major airframe checks).

In addition, ASA maintains a limited inventory of spare parts and has maintenance personnel at the Dallas/Fort Worth hub.

         During 1996, ASA relocated all of its operations to 15 gates on Concourse C North at the Atlanta hub. The relocation has significantly enhanced the convenience of connections between flights operated by ASA and Delta in Atlanta.

         ASA Holdings and ASA maintain their principal offices and ASA's training center in approximately 45,000 square feet of office space at 100 Hartsfield Centre Parkway, Suite 800, Atlanta, Georgia, under a lease expiring on March 31, 2006.

         ASA's operations control center, located at its principal offices in Atlanta, provides weather information, fuel information, weight limitations, routing instructions and other information to ASA's pilots.

ITEM 3.  LEGAL PROCEEDINGS

         On February 25, 1999, Mala Nebenzahl and Alex Pappas ("Plaintiffs"), on behalf of themselves and other shareholders of the Company, filed a putative class action complaint in the Superior Court of Fulton County in the State of Georgia against the Company and its directors (collectively, the "ASA Defendants") and Delta, seeking, among other things, to enjoin the Offer and Merger or to rescind the Offer or Merger transactions if either is consummated. On March 9, 1999, the parties entered into a memorandum of understanding setting forth the terms of an agreement-in-principle to settle this litigation, including the payment of Plaintiffs' legal fees up to $400,000, subject to court approval. Pursuant to the memorandum of understanding, the Company, Delta and Purchaser have amended the Merger Agreement to eliminate the $5 million break-up fee that would otherwise have been payable to Delta if the Merger Agreement were to be terminated as a result of the Company receiving and accepting a superior offer for its shares. The proposed settlement is subject to the approval of the Fulton County Superior Court.

         On March 18, 1999, the Company received a letter from Private Capital Management, Inc. ("PCM"), a company claiming to exercise discretionary control over 246,300 shares of Company stock. The letter contends that one of PCM's clients may have initiated a lawsuit in connection with the Offer and/or the Merger. The Company, however, has not received any summons in respect of, nor does it have any knowledge of, any legal action relating to the Offer or the Merger being taken other than the lawsuit initiated by Mala Nebenzahl and Alex Pappas which is described above.

         There are no other material legal proceedings pending in which the Company is a party or to which any of the Company's property is subject. In addition, in the opinion of its management, ASA maintains insurance policies of types customary in the airline industry and in amounts and with insurance carriers it believes, based on information currently available to it, are adequate to protect it and its property against material loss. There can be no assurance, however, that the amount of insurance carried by the Company will be sufficient to protect it from material loss.

ITEM 4.  SUBMISSION OF MATTERS TO A VOTE OF SECURITY HOLDERS

         No matters were submitted to a vote of security holders of ASA Holdings during the fourth quarter of the fiscal year covered by this Report.

                                    PART II


ITEM 5.  MARKET FOR REGISTRANT'S COMMON EQUITY AND RELATED STOCKHOLDER MATTERS

         The common stock of ASA Holdings is regularly quoted on the Nasdaq National Market under the symbol ASAI. The following table sets forth, for the periods indicated, the high and low sales prices of the common stock and the quarterly cash dividends per share:

                                       HIGH            LOW        DIVIDENDS
                                   ----------------------------------------
         1998
              1st Quarter            $40.88         $28.25         $0.11
              2nd Quarter             51.00          35.63          0.11
              3rd Quarter             50.25          31.50          0.11
              4th Quarter             40.00          21.75          0.11

         1997
              1st Quarter            $25.63         $19.63         $0.10
              2nd Quarter             28.63          20.13          0.10
              3rd Quarter             31.13          26.75          0.10
              4th Quarter             31.75          26.50          0.10

         As of March 2, 1999, there were approximately 868 shareholders of record.

         Certain of ASA's credit agreements contain restrictive covenants which limit ASA's ability to transfer funds to ASA Holdings in the form of cash dividends, loans or advances. See "Management's Discussion and Analysis of Financial Condition and Results of Operations" and Notes B and H of the Notes to Consolidated Financial Statements herein regarding such restrictions.

ITEM 6.  SELECTED FINANCIAL DATA



                               ASA HOLDINGS, INC.
              SELECTED CONSOLIDATED FINANCIAL AND STATISTICAL DATA
                (Dollars in thousands except per share amounts)


                                                             1998        1997        1996         1995         1994         1993

OPERATING FINANCIAL DATA
Total Operating Revenues                                  $409,859    $385,290    $375,300     $328,725     $312,090     $288,463
Total Operating Expenses                                   313,828     305,705     290,148      252,850      227,818      210,843
Income from Operations                                      96,031      79,585      85,152       75,875       84,272       77,620
Total Non-Operating (Income) Expense                       (10,214)     (7,257)     (5,955)      (4,899)      (1,348)         198
Income before Taxes and Accounting Change                  106,245      86,842      91,107       80,774       85,620       77,422
Income Taxes                                                40,108      32,330      34,494       29,637       32,964       31,090
Cumulative Effect of Accounting Change                          --          --          --           --           --        4,212
Net Income                                                $ 66,137    $ 54,512    $ 56,613     $ 51,137     $ 52,656     $ 50,544
Earnings per Common Share *                               $   2.24    $   1.82    $   1.83     $   1.55     $   1.54     $   1.47
Weighted Average Common Shares Outstanding (000) *          29,561      29,910      30,914       32,889       34,140       34,290
Earnings per Common Share - Diluted *                     $   2.22    $   1.81    $   1.83     $   1.55     $   1.54     $   1.47
Weighted Average Common Shares and Share
Equivalents Outstanding  (000) *                            29,729      30,092      30,991       32,964       34,188       34,395

OTHER FINANCIAL DATA
Working Capital                                           $132,636    $129,978    $147,719     $141,677     $140,391     $126,975
Total Assets                                              $499,769    $505,960    $486,237     $512,699     $519,684     $474,599
Long-Term Debt, excluding Current Portion                 $ 54,063    $ 72,792    $ 94,618     $120,210     $152,610     $135,963
Total Liabilities                                         $189,995    $210,035    $226,021     $259,844     $272,214     $249,512
Shareholders' Equity                                      $309,774    $295,925    $260,216     $252,855     $247,470     $225,087
Shareholders' Equity per Share *                          $  10.85    $   9.95    $   8.68     $   7.98     $   7.45     $   6.55
Return on Average Shareholders' Equity                          22%         20%         22%          20%          22%          25%
Shareholders' Equity to Total Liabilities                      163%        141%        115%          97%          91%          90%
Cash Dividends Declared per Share *                             44c.        40c.        38c.         34c.         32c.         28c.
Long-Term Debt to Shareholders' Equity                          17%         25%         36%          48%          62%          60%
Shares Outstanding at End of Year (000) *                   28,543      29,731      29,994       31,704       33,224       34,340

STATISTICAL DATA
Revenue Passengers Carried (000)                             4,027       3,775       3,632        3,067        3,120        2,661
Revenue Passenger Miles (000,000)                            1,041         924         874          763          780          641
Available Seat Miles (000,000)                               1,865       1,813       1,781        1,688        1,654        1,367
Yield per Revenue Passenger Mile                              38.5c.      40.9c.      42.0c.       41.7c.       39.2c.       44.2c.
Operating Cost per Available Seat Mile                        16.8c.      16.9c.      16.3c.       15.0c.       13.8c.       15.4c.
Passenger Load Factor                                         55.8%       51.0%       49.1%        45.2%        47.2%        46.9%
Break-Even Load Factor                                        41.3%       39.5%       37.2%        34.1%        34.2%        34.3%
Average Passenger Trip Length (miles)                          258         245         241          249          250          241
Flights per Week (end of period)                             3,965       3,942       3,814        3,886        4,163        4,087

                                                             1992        1991        1990         1989

OPERATING FINANCIAL DATA
Total Operating Revenues                                  $235,579    $221,916    $187,229     $180,130
Total Operating Expenses                                   174,765     169,388     147,363      136,160
Income from Operations                                      60,814      52,528      39,866       43,970
Total Non-Operating (Income) Expense                         1,497         932      (1,124)        (566)
Income before Taxes and Accounting Change                   59,317      51,596      40,990       44,536
Income Taxes                                                22,250      19,093      15,600       16,924
Cumulative Effect of Accounting Change                          --          --          --           --
Net Income                                                $ 37,067    $ 32,503    $ 25,390     $ 27,612
Earnings per Common Share *                               $   1.09    $   0.96    $   0.73     $   0.76
Weighted Average Common Shares Outstanding (000) *          34,097      33,942      34,748       36,105
Earnings per Common Share - Diluted *                     $   1.09    $   0.95    $   0.73     $   0.76
Weighted Average Common Shares and Share Equivalents
Outstanding  (000) *                                        34,165      34,050      34,938       36,299

OTHER FINANCIAL DATA
Working Capital                                           $ 93,372    $ 78,721    $ 59,590     $ 55,525
Total Assets                                              $430,752    $377,603    $325,311     $287,971
Long-Term Debt, excluding Current Portion                 $145,804    $139,356    $127,724     $111,749
Total Liabilities                                         $252,013    $229,683    $204,956     $179,613
Shareholders' Equity                                      $178,738    $147,910    $120,355     $108,358
Shareholders' Equity per Share *                          $   5.23    $   4.35    $   3.57     $   3.07
Return on Average Shareholders' Equity                          23%         24%         22%          28%
Shareholders' Equity to Total Liabilities                       71%         64%         59%          60%
Cash Dividends Declared per Share *                             24c.        20c.      15.9c.          8c.
Long-Term Debt to Shareholders' Equity                          82%         94%        106%         103%
Shares Outstanding at End of Year (000) *                   34,180      34,034      33,750       35,314

STATISTICAL DATA
Revenue Passengers Carried (000)                             2,417       2,251       2,002        2,001
Revenue Passenger Miles (000,000)                              547         501         427          413
Available Seat Miles (000,000)                               1,077       1,020         856          791
Yield per Revenue Passenger Mile                              42.2c.      43.2c.      43.2c.       42.9c.
Operating Cost per Available Seat Mile                        16.2c.      16.6c.      17.2c.       17.2c.
Passenger Load Factor                                         50.8%       49.2%       49.9%        52.3%
Break-Even Load Factor                                        38.0%       37.7%       39.0%        39.3%
Average Passenger Trip Length (miles)                          226         223         213          207
Flights per Week (end of period)                             3,507       3,360       3,124        3,033


* Adjusted for stock splits on November 26, 1991 and February 18, 1993

ITEM 7.  MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL
         CONDITION AND RESULTS OF OPERATIONS

         This Annual Report on Form 10-K, including Management's Discussion and Analysis which follows, contains forward-looking statements in addition to historical information, including but not limited to statements regarding the Company's views with respect to future events, trends, market conditions and financial performance. Without limiting the generality of the foregoing, the words "expect," "anticipate," "intend," "plan," "believe," "seek," "estimate," and similar expressions, when used in this Report and in such other statements, are intended to identify forward-looking statements. Such forward-looking statements are subject to certain factors that could cause actual results to differ materially from historical results or anticipated events, trends or results. These factors include, but are not limited to, material changes in the Company's relationship with Delta Air Lines, Inc. (Delta); the cost and supply of aviation fuel; the acquisition and phase-in of new aircraft; competitive pressures on pricing; changes in regulations affecting the Company; potential adverse effects of the Year 2000 computer problem; and seasonal factors and general economic conditions affecting demand for air transportation. These and other factors affecting the Company's future performance are further detailed in publicly available reports filed from time to time by the Company with the Securities and Exchange Commission.

         ASA Holdings, Inc. (ASA Holdings) is a holding company the principal assets of which are the shares of its wholly owned subsidiaries Atlantic Southeast Airlines, Inc. (ASA) and ASA Investments, Inc. (ASA Investments). All references to the Company contained in this section refer collectively to ASA and its subsidiaries, ASA Holdings and ASA Investments, prior to December 31, 1996, and to ASA Holdings and its subsidiaries, ASA and ASA Investments, beginning December 31, 1996. All significant intercompany transactions have been eliminated.

Recent Developments

         On February 15, 1999, the Company entered into the Merger Agreement with Delta and Purchaser. The Merger Agreement provides for the acquisition of all of the outstanding shares of common stock of the Company not owned by Delta or its affiliates for a total consideration of approximately $700 million. See "Recent Developments -- Agreement and Plan of Merger." As a result of the consummation of the Offer, Delta has sufficient voting power to approve the Merger without the vote of any other shareholder. Prior to entering into the Merger Agreement, Delta and the Company had various discussions regarding certain aspects of the revenue allocation and cost sharing arrangements related to their marketing alliance. See "Business -- Factors That May Affect Future Performance -- Relationship with Delta."

Liquidity and Capital Resources

         The Company's working capital increased slightly to $132.6 million at December 31, 1998 compared with $130.0 million at December 31, 1997. The current ratio was 2.8 at December 31, 1998 and 1997, respectively. Cash, cash equivalents and investments in marketable securities increased by $2.0 million primarily due to $100.4 million in cash from operations, $8.9 million from the exercise of stock options, an $11.8 million reclassification of long-term investments to short-term marketable securities, and $4.9 million in proceeds from the sale of aircraft equipment. These increases were partially offset by a $37.8 million investment in property and equipment ($16 million of which was Canadair Regional Jet aircraft pre-delivery deposits), $13.1 million of dividends paid, $51.4 million of common stock repurchases and a $21.9 million net decrease in long-term debt.

         At December 31, 1998, the Company had two unsecured lines of credit totaling $108.0 million with several banks. During the second quarter of 1998, ASA Holdings established a new $100 million unsecured credit facility to enhance the Company's flexibility for future growth. The facility is guaranteed by ASA and ASA Investments. The current pricing is LIBOR plus 27.5 basis points. In addition, the Company pays a facility commitment fee of 12.5 basis points on the amount of the revolving commitment regardless of whether, and to what extent, the revolving commitment is utilized. The new line of credit has a five year term which expires on June 26, 2003 and contains customary financial covenants. At December 31, 1998, only $.7 million of one line was committed to support two letters of credit and there were no outstanding amounts against these lines of credit. In connection with the Merger Agreement, the $100 million unsecured credit facility was terminated effective March 22, 1999. The remaining line of credit is available for general corporate purposes.

         The Company's percentage of long-term debt to equity decreased to 17% at December 31, 1998 compared with 25% at the end of 1997. Long-term debt decreased to $54.1 million from $72.8 million at the end of 1997. The current portion of long-term debt decreased by $3.1 million from December 31, 1997. Thirty EMB-120 Brasilia aircraft and four ATR-72 aircraft, as well as a portion of ASA's spare parts, are pledged to secure long-term debt.

         Current maturities of long-term debt, aircraft lease payments, costs of compliance with FAA directives and other capital expenditures were funded from the Company's cash reserves and internally generated funds during fiscal 1998.

         Shareholders' equity per share increased to $10.85 at December 31, 1998 from $9.95 at the end of 1997. Net worth increased $13.8 million in 1998 primarily due to earnings of $66.1 million and $12.3 million from the exercise of stock options, offset by $13.1 million of dividends paid and $51.4 million of common stock repurchases.

         During the second quarter of 1998, ASA entered into fuel swap contracts to manage risk associated with changes in aircraft fuel prices. Under these contracts, ASA receives or makes payments based on differences between fixed and variable prices for certain fuel commodities.

Gains and losses from fuel swap contracts are deferred and recognized as a component of fuel expense when the underlying fuel being hedged is used. At December 31, 1998, ASA had a contract outstanding covering approximately 10% of its projected fiscal 1999 aircraft fuel requirements. At December 31, 1998, the fair value of the ASA swap contract, representing the amount ASA would pay if the contract were closed, was immaterial.

         During 1996, ASA renegotiated the restrictive covenants in its credit agreements due to the reorganization. ASA Holdings and ASA Investments are not subject to the restrictive covenants in ASA's credit agreements except to the extent that ASA is restricted in its ability to transfer funds to ASA Holdings or ASA Investments in the form of cash dividends, loans or advances. ASA's dividend to ASA Holdings of all of the shares of ASA Investments' capital stock in connection with the reorganization provided ASA Holdings with net assets that are free of the restrictive covenants in ASA's credit agreements. At
December 31, 1998, the net assets of subsidiaries subject to these restrictions approximated $238 million. At December 31, 1998, approximately $60 million of net assets was available for distribution by ASA to ASA Holdings under the most restrictive of these agreements.

         The net number of shares of common stock outstanding decreased by 1.2 million to 28.5 million at December 31, 1998 compared with the number outstanding at December 31, 1997. The number of shares decreased by 1,555,100 due to the repurchase of common stock, offset by 367,400 shares issued in connection with the exercise of stock options. During 1996, ASA's Board of Directors authorized ASA to repurchase up to $50.0 million of its common stock on the open market at any time on or before December 31, 1996. ASA repurchased approximately $37.4 million of its common stock during 1996. In connection with the Reorganization on December 31, 1996, all of the shares of ASA treasury stock were canceled. In January 1997, ASA Holdings' Board of Directors authorized the Company to repurchase up to $50.0 million of its common stock on the open market at any time on or before December 31, 1997. During 1997, the Company repurchased a total of approximately $14.2 million of its common stock. In February 1998, ASA Holdings' Board of Directors authorized ASA to repurchase up to $50.0 million of its common stock on the open market during the following twelve month period. In November 1998, ASA Holdings announced that its Board of Directors authorized the repurchase of up to an additional $50.0 million of its common stock on the open market through January 2000. During 1998, the Company repurchased a total of approximately $51.4 million of its common stock. The repurchased shares will be held as treasury stock and used for general corporate purposes or will be canceled. Repurchases are subject to market conditions. The Company paid dividends in the amount of $13.1 million, $12.0 million and $11.7 million on its outstanding stock in 1998, 1997 and 1996, respectively.

         In April 1997, ASA executed an acquisition agreement with Bombardier, Inc. (Bombardier) for 30 Canadair Regional Jet-200 aircraft (CRJ-200) aggregating approximately $600 million with options to acquire an additional 60 aircraft. Delivery of these aircraft began in August 1997, and ASA had acquired a total of 17 CRJ-200 aircraft as of December 31, 1998 through operating leases with 16.5 year terms. The 13 remaining aircraft are scheduled to be delivered at a rate of one per month until January 2000. On September 4, 1998, ASA announced that it had executed an amendment to this acquisition agreement with Bombardier. Under the terms of the amendment, ASA exercised options to acquire 15 additional 50-passenger CRJ-200 aircraft. Delivery of the 15 additional CRJ-200 aircraft is scheduled to start in February 2000 and continue through June 2001. As of December 31, 1998, ASA had ordered a total of 45 CRJ-200 aircraft (17 have been delivered as of December 31, 1998). ASA obtained a commitment from the Export Development Corporation (EDC) of Canada to provide financing to ASA for up to approximately 85% of the purchase price of the 45 CRJ-200 aircraft. This facility, which ASA is not obligated to use for its acquisition of all or any of the CRJs, is available on an aircraft by aircraft basis in the form of either direct loans or leases, with interest payable at various interest rate options determined by reference to either U.S. treasury rates or LIBOR, and on various repayment terms. As of March 1, 1999, ASA acquired its eighteenth and nineteenth CRJ-200, also through operating leases with 16.5 year terms. ASA is scheduled to acquire its next two CRJ-200s, also under operating lease arrangements, by May 1999. Future deliveries of the remaining 24 CRJ-200s are anticipated to be at an approximate rate of one aircraft per month and the financing arrangements have not yet been determined. On September 4, 1998, ASA also announced that it had executed a second acquisition agreement with Bombardier for 12 CRJ-700 aircraft. Delivery of the CRJ-700 aircraft is scheduled to commence in the fourth quarter of 2001 and be completed in the first quarter of 2003, and the financing arrangements have not yet been determined. The list value including spares of the additional 15 CRJ-200 and the 12 CRJ-700 aircraft is approximately $575 million. ASA may finance the 24 CRJ-200s and 12 CRJ-700s, as well as other anticipated expenditures, through a combination of existing cash reserves, internally generated funds and lease and debt financing, which may include loans from Delta. Given the nature of the considerations relevant to the determination of the most advantageous form of financing at a given time, the Company cannot predict with any certainty the anticipated amount of funds which may be provided from such possible sources.

         Approximately 24% of ASA's workforce are members of the unions representing pilots and flight attendants. In September 1997, following direct negotiations and federal mediation, ASA and the flight attendants' union entered into a new collective bargaining agreement that is amendable in 2002. On August 26, 1998, ASA announced that its pilots ratified a new four-year collective bargaining agreement effective September 15, 1998. On November 10, 1998, the Transport Workers Union was certified to represent ASA's dispatchers. Negotiations for an initial collective bargaining agreement have not yet begun. ASA is aware that the International Association of Machinists and Aerospace Workers is currently soliciting employees in a purported craft or class of ramp workers employed by ASA for purposes of submitting a petition to represent such workers, although to the knowledge of representatives of ASA, no such petition is currently pending.

         ASA negotiated to receive interest rate subsidies on certain indebtedness through the export support program of the Federative Republic of Brazil. Outstanding debt aggregating approximately $41.8 million at December 31, 1998 is subject to subsidy payments which reduce the stated interest rates on such debt to an average of approximately 2.89%. Of this amount, subsidies on outstanding debt aggregating approximately $39.2 million are at risk to ASA if the Federative Republic of Brazil does not meet its obligations under the export support program. For the remaining debt that is subject to such subsidies, the lenders have assumed such risk by building such subsidy payments into ASA's payment obligations. During 1998, 1997 and 1996, ASA reduced its interest expense by approximately $1.6 million, $2.2 million and $2.8 million, respectively, as a result of these interest rate subsidies. As indicated above, there can be no assurance that ASA will continue to receive such subsidy payments.

         In 1984, ASA and Delta implemented a marketing program called the "Delta Connection." At December 31, 1998, Delta Air Lines Holdings, Inc. (an affiliate of Delta)
 owned approximately 28% of ASA Holdings' outstanding common stock. Delta leases reservation equipment and terminal facilities to ASA, and provides certain services to ASA, including reservation and ground handling services. Given ASA's relationship with Delta, ASA's results of operations and financial condition may be favorably or adversely impacted by Delta's decisions regarding flight routes, revenue proration methodology and other operational matters. ASA has historically benefited from its relationship with Delta, but there can be no assurance that such benefits will continue in the future. As noted above under "Recent Developments," Delta and the Company have entered into the Merger Agreement. Pursuant to the Merger Agreement, Purchaser commenced the Offer, which expired at midnight on March 19, 1999. As a result of the consummation of the Offer, Delta beneficially owned approximately 91% of the total number of outstanding shares of the Company's common stock as of March 22, 1999. Following the consummation of the Merger, which will be preceded by approval of the Merger by holders of a majority of the Company's outstanding common stock, the Company will become a wholly-owned subsidiary of Delta. Purchaser has sufficient voting power to approve the Merger without the vote of any other shareholder.

         Based on information currently available to it, the Company believes that available resources will be sufficient to meet its existing expenditure commitments (including current maturities of long-term debt and aircraft lease payments) as well as its anticipated capital expenditures and other working capital requirements for the foreseeable future. As previously indicated, financial resources anticipated to be available to the Company for such purposes include existing cash reserves, internally generated funds, existing lines of credit, and short and long-term financing arrangements that the Company believes are available to it.

         Because the Company became an indirect, 91% owned subsidiary of Delta on March 22, 1999, certain negative covenants and change of control provisions contained in Delta's existing credit facilities which are applicable to Delta and its subsidiaries may become applicable to the Company or ASA or have an impact on its future financial condition, liquidity or results of operations. Delta has an unsecured revolving credit facility with a group of banks under which it may borrow up to $1.25 billion until May 1, 2002, subject to compliance with certain conditions (the "1997 Bank Credit Agreement"). Delta also has a credit agreement with a group of banks which provides for the issuance of letters of credit for up to $500 million in stated amount (the "Letter of Credit Facility") to credit enhance the Delta Family-Care Savings Plan's Series C Guaranteed Serial ESOP Notes, which are guaranteed by Delta. On March 22, 1999, Delta entered into an unsecured revolving credit facility with a group of banks (the "1999 Credit Agreement") pursuant to which Delta may borrow until the earlier of the effective date of the Merger or 120 days after March 22, 1999, up to $500 million to provide financing for a portion of the Merger consideration required to be paid in connection with the acquisition of the Company's common stock by Delta and its affiliates.

         The 1997 Bank Credit Agreement, the Letter of Credit Facility and the 1999 Credit Agreement each contain similar covenants that restrict Delta's and its subsidiaries' ability to grant liens, to incur or guarantee debt and to enter into flight equipment leases. These agreements also provide that if there is a change in control (as defined therein) of Delta, the banks' obligations to extend credit terminate, any amounts outstanding become immediately due and payable, and Delta must immediately deposit cash collateral with the banks in an amount equal to all outstanding letters of credit. At March 22, 1999, no borrowings or letters of credit were outstanding under the 1997 Bank Credit Agreement; $445 million face amount of a letter of credit was issued under the Letter of Credit Facility; and $400 million was outstanding under the 1999 Credit Agreement and payable on March 22, 2001. The acquisition by Delta of a controlling interest in the Company, however, did not violate any of the covenants contained in these credit agreements.

Accounting Standards

         In June 1998, the Financial Accounting Standards Board (FASB) issued Statement No. 133, "Accounting for Derivative Instruments and Hedging Activities," which is required to be adopted in years beginning after June 15, 1999. Because of the Company's minimal use of derivatives, management does not anticipate that the adoption of the new Statement will have a significant effect on earnings or the financial position of the Company.

Results of Operations

         The Company set new records in passenger traffic, operating revenues and net income in 1998. Total operating revenues were $409.9 million in 1998 compared with $385.3 million in 1997 and $375.3 million in 1996. Operating revenues were up 6% in 1998 primarily due to a 13% increase in revenue passenger miles (RPMs) flown to 1,041 million. RPMs were higher in 1998 due to the number of passengers carried increasing by 7% to 4.0 million while the average passenger trip length increased by 5% to 258 miles. ASA's load factor for 1998 was 55.8% compared with 51.0% for 1997. The average passenger yield (passenger revenue divided by RPMs) decreased by 5.9% to 38.5 cents in 1998 compared with 40.9 cents in 1997, while the average passenger fare was down .8% to $99.36 in 1998 compared with $100.19 in 1997. Passenger fares vary based on a number of factors including competition, fare discounting and economic conditions. Operating revenues in 1997 increased 3% over 1996 primarily due to a 6% increase in RPMs offset by a 2.6% decrease in the average passenger yield. ASA's average load factor in 1997 was 51.0%, up from 49.1% in 1996.

         For the year ended December 31, 1998, net income increased by 21% to $66.1 million compared with $54.5 million for 1997. Diluted earnings per common share for 1998 increased approximately 23% to $2.22 on 29.7 million weighted average shares outstanding compared with $1.81 on 30.1 million weighted average shares outstanding for 1997. The decrease in the average number of shares outstanding was due to the stock repurchase program noted above in "Liquidity and Capital Resources" offset by shares issued in connection with the exercise of stock options. The financial results in 1997 included a one-time after-tax charge of $1.2 million or $.04 per share related to ASA's decision during 1997 to exercise its option for the early return of all BAe 146 aircraft to their lessor, as well as after-tax expense of $.7 million or $.02 per share incurred related to training and start-up expenses associated with the introduction of the new CRJ aircraft. Included in 1997 and 1996 are after-tax accruals of $1.6 million or $.05 per share and $.5 million or $.01 per share associated with the Company's former Stock Appreciation Rights (SARs) Plan that were due to increases in the price of the Company's stock during the existence of that plan. On May 21, 1997, the Company's shareholders approved the cancellation of all outstanding SARs and the adoption of a Nonqualified Stock Option Plan (Option Plan). Excluding these non-recurring expenses, 1997 diluted earnings per common share would have been $1.92 compared to $1.84 for fiscal 1996.

         Operating expenses increased 3% in 1998 and 5% in 1997. The Company's cost per available seat mile (ASM) flown remained relatively constant at 16.8 cents in 1998 compared with 16.9 cents in 1997. Capacity (the number of ASMs) was up 3% in 1998 due to changes in aircraft as described in "Liquidity and Capital Resources" above. Operating expenses in 1997 included $2.6 million of expense related to the Company's SARs plan due to a 13% increase in the Company's stock price and additional vesting, while 1996 included $.7 million of expense associated with SARs due to a 2% increase in the stock price and additional vesting. Included in operating expenses for 1997 was $1.9 million related to ASA's decision to exercise its option for the early return of all BAe 146 aircraft to their lessor and approximately $1.1 million of start-up expenses associated with adding the CRJ aircraft to the fleet. Excluding the effect of the SARs expense, BAe 146 return costs and CRJ start-up costs, operating expenses would have increased 4% in 1997 compared with 1996 and are higher primarily due to increased maintenance costs for the EMB-120 Brasilia turboprop fleet as well as rent on the CRJ jet aircraft.

         The following table compares components of operating cost per ASM for the years ended December 31, 1998, 1997 and 1996:

                                           1998                1997               1996
                                           ----                ----               ----

Labor and related                           4.6c.               4.4c.              4.2c.
Fuel                                        1.6                 1.8                1.9
Direct maintenance                          2.8                 2.9                2.6
Passenger related                           1.8                 2.0                2.1
Depreciation and aircraft rent              2.6                 2.5                2.4
Other                                       3.4                 3.3                3.1
                                           ----                ----               ----
Total operating expense per ASM            16.8c.              16.9c.             16.3c.

         The following table presents various components of operating expense as a percentage of total operating expense for the years ended December 31, 1998, 1997 and 1996:

                                           1998                1997              1996
                                           ----                ----              ----

Labor and related                            27%                 26%               25%
Fuel                                          9                  11                12
Direct maintenance                           17                  17                16
Passenger related                            11                  12                13
Depreciation and aircraft rent               16                  15                15
Other                                        20                  19                19
                                            ---                ----              ----
Total operating expense per ASM             100%                100%              100%

         The Company's break-even load factor was 41.3% in 1998 compared with 39.5% in 1997 and 37.2% in 1996. The higher break-even load factor in 1998 was primarily the result of a lower average passenger yield. The higher break-even load factor in 1997 compared with 1996 was primarily the result of higher operating expenses and the adjustments for SARs, the BAe 146 return and the CRJ start-up costs.

         Labor and related costs were $85.4 million in 1998, $78.9 million in 1997 and $74.2 million in 1996. The average number of employees in 1998 was 2,566, an increase of 3% over 1997 which contributed to higher labor and related costs. The increase in 1998 was due primarily to the additional headcount as well as higher salaries and costs of benefits. As mentioned above, 1997 included $2.6 million of expense related to the SARs plan in comparison with $.7 million of such expense in 1996. Excluding SARs expense, labor and related costs per ASM would have been 4.2 cents for 1997 and 4.1 cents for 1996, compared with 4.4 cents and 4.2 cents, respectively.

         Fuel expense was $29.1 million, $33.0 million and $33.5 million in 1998, 1997 and 1996, respectively. Fuel consumption increased 3% in 1998 while the average fuel price per gallon, including taxes and into plane fees, decreased 15% in 1998 to 62.8 cents from 73.5 cents in 1997 due primarily to the decrease in crude oil prices during 1998. The average price per gallon, including taxes and into plane fees, decreased in 1997 compared with 1996 by 5% to 73.5 cents from 77.2 cents, due primarily to the decrease in crude oil prices during 1997. Changes in the cost and supply of aviation fuel have an industry wide impact and will tend to affect ASA's competitors in the same manner as ASA.

         Direct maintenance expense, excluding labor and related costs, remained constant at $52.8 million in 1998 and 1997, compared with $46.2 million in 1996. Direct maintenance cost decreased to 2.8 cents per ASM in 1998 compared with 2.9 cents per ASM in 1997. Maintenance expense increased in 1998 due to 3% higher capacity, increased maintenance inspections and overhauls of time controlled components and more frequent maintenance on aging EMB-120 Brasilia aircraft, offset by the addition of the new 50-passenger CRJ-200s. As with any air carrier, as ASA's fleet of aircraft ages, it requires more frequent maintenance. The addition of the new CRJ aircraft, which are expected to be used over longer routes, should create a higher capacity over which maintenance costs can be distributed. The 14% increase in 1997 was primarily due to charges for the return of the BAe 146 aircraft, start-up costs related to the CRJ aircraft, a 2% increase in capacity and increased maintenance inspections and overhauls of time controlled components.

         Passenger related expenses, which include a majority of the expenses under the caption "reservation, commission and other" on the Company's Consolidated Statements of Income, were $33.8 million, $35.9 million and $36.8 million in 1998, 1997 and 1996, respectively. The decrease in 1998 compared with 1997 was primarily attributable to lower rates for travel agency commissions. Passenger related expenses were approximately 8% of passenger revenue in 1998 and 10% of passenger revenue in 1997 and 1996.

         Aircraft rental costs were approximately $24.7 million in 1998, compared with $18.3 million in 1997 and $16.9 million in 1996. The higher expense in 1998 was due primarily to the acquisition of five CRJ-200s during the last half of 1997 and an additional 12 CRJ-200s during 1998, offset by a reduction in rent expense on the BAe-146 aircraft which were returned to their lessor. The increased expense in 1997 compared with 1996 was primarily attributable to the acquisition of five new CRJ-200s during the last half of 1997. Depreciation expense decreased to $24.8 million in 1998 compared with $27.4 million and $26.5 million for 1997 and 1996, respectively. This decrease in 1998 was primarily due to fixed assets that have become fully depreciated.

         Other expenses increased to $63.2 million in 1998 compared with $59.4 million in 1997 and $56.1 million in 1996. The increase in 1998 was primarily attributable to higher station rental and passenger-related expenses, and costs associated with negotiations related to the pilot contract. The increase in 1997 was partially attributable to costs associated with the negotiations related to the pilot and flight attendant contracts.

         Interest expense decreased to $2.7 million in 1998 compared with $3.8 million in 1997 and $5.9 million in 1996. The decrease in 1998 and 1997 was attributable to less total debt outstanding and the recording of $1.9 million and $1.1 million, respectively, in capitalized interest related to the deposits on the CRJ aircraft. Interest income was $11.1 million in 1998 compared with $10.9 million in 1997 and $10.7 million in 1996. Other non-operating income was $1.8 million in 1998 compared with $.2 million in 1997 and $1.1 million in 1996. Other non-operating income in 1998 and 1996 was higher due primarily to gains on the sale of aircraft equipment in those periods.

         The Company's effective income tax rate differs from the statutory rate of 35% due primarily to the impact of state income taxes, net of federal tax benefit. In 1997, ASA received a tax refund related to certain amended prior years' state tax returns and, accordingly, reduced income tax expense by approximately $500,000.

Year 2000

         The Year 2000 issue refers generally to the data structure and processing problem that may prevent systems from properly recognizing dates after the year 1999. The Year 2000 issue affects information technology ("IT") systems, such as computer programs and various types of electronic equipment that process date information by using only two digits rather than four digits to define the applicable year, and thus may recognize a date using "00" as the year 1900 rather than the year 2000. The issue also affects some non-IT systems, such as devices which rely on a microcontroller to process date information. The Year 2000 issue could result in system failures or miscalculations, causing disruptions of a company's operations.

The Company's State of Readiness

         The Company has implemented a Year 2000 compliance program designed to ensure that the Company's computer systems and applications will function properly beyond 1999. The Company's Year 2000 compliance program has four phases: (1) identification, (2) assessment (including prioritization), (3) remediation (including modification, upgrading, replacement and testing by third parties) and (4) contingency planning.

         Safety of Flight Systems. The Company has completed its review of the impact of Year 2000 issues on its aircraft fleet and onboard flight support systems (including a review of both IT and non-IT systems) and has determined that there are no safety-of-flight issues with respect to such systems. The Company has completed the identification phase with respect to the review of its onboard flight management systems, which maximize operating efficiency but are not essential to the safe operation of flights, and expects to complete the assessment phase during second quarter 1999 and the remediation phase during third quarter 1999. The Company also uses ground-based, safety-related computer systems and equipment which are vital to the maintenance of aircraft and the control of flight operations. The Company has completed the remediation phase with respect to such systems and equipment.

         Internal Business Systems. The Company's material internal business systems and equipment include computer hardware, software and related equipment, which are essential for flight scheduling and seat inventory management, finance systems (such as revenue management, revenue accounting and payroll) and other functions (such as internal voice and data communications, aircraft ground handling and baggage handling). The Company has completed the identification phase, and has started the assessment phase, for all of its material internal business systems and equipment. The assessment phase and the remediation phase with respect to such systems and equipment are expected to be completed during the second quarter 1999.

         Year 2000 Issues Relating to Third Parties. The Company is reviewing, and has initiated formal communications with, third parties which provide goods or services which are essential to its operations in order to determine the extent to which the Company is vulnerable to any failure by such material third parties to remediate their respective Year 2000 problems and resolve such problems to the extent practicable. These entities include other airlines, suppliers of infrastructure systems critical to the airline industry (such as the air traffic control and related systems of the U.S. Federal Aviation Administration and international aviation authorities, the U.S. Department of Transportation and local airport authorities), and suppliers of aircraft fuel, utilities and communication services. The Company has completed the identification phase, and has started the assessment phase, with respect to such third-party systems. The assessment phase and the remediation phase with respect to such third-party systems are expected to be completed during the second and third quarter 1999, respectively.

         To the extent the Year 2000 problem has a material adverse effect on Delta's business, operations or financial condition, such Year 2000 problem could have a material adverse effect on the Company's business, results of operations and financial condition. Delta leases reservation equipment and terminal facilities to the Company, and provides certain services to the Company, including reservation and ground handling services. The Company has had formal communications with Delta regarding its Year 2000 compliance program and expects to complete the assessment and remediation phases with respect to Delta's systems at the same time it completes such phases with respect to other material third-party systems.

Costs to Address the Company's Year 2000 Issues

         The Company estimates that the total cost of achieving Year 2000 readiness for its internal systems and equipment will be less than $1.0 million. However, the Company's Year 2000 compliance program is an ongoing process involving continual evaluation and may be subject to change in response to new developments, which may result in increased costs.

The Company's Contingency Plans

         The Company is revising its existing business interruption contingency plans to address internal and external issues specific to the Year 2000 problem, to the extent practicable. Such revisions are expected to be completed by third quarter 1999. These plans, which are intended to enable the Company to continue to operate to the extent that it can do so safely, include performing certain processes manually; repairing or obtaining replacement systems; and changing suppliers. The Company believes, however, that due to the widespread nature of potential Year 2000 issues, the contingency planning process is an ongoing one which will require further modifications as the Company obtains additional information regarding the Company's internal systems and equipment during the assessment and remediation phases of its Year 2000 program and the status of third-party Year 2000 readiness.

The Risks of the Company's Year 2000 Issues

         The Company believes completed and planned modifications and conversions of its internal systems and equipment will allow it to resolve material problems created by the Year 2000 issue in a timely manner. However, there can be no assurance that the Company's systems will properly address Year 2000 issues prior to December 31, 1999, or that the failure of any such system will not have a material adverse effect on the Company's business, operating results and financial condition. In addition, to the extent the Year 2000 problem has a material adverse effect on the business, operations or financial condition of third parties with whom the Company has material relationships, such as Delta, vendors, suppliers and customers, the Year 2000 problem could have a material adverse effect on the Company's business, results of operations and financial condition. While the Company does not currently expect any significant modification of its operations in response to the Year 2000 issue, in a worst case scenario the Company could be required to alter or curtail its operations significantly.

ITEM 7A. QUANTITATIVE AND QUALITATIVE DISCLOSURES ABOUT MARKET RISK

Market Risks Associated With Financial Instruments

         The risk inherent in the Company's market risk sensitive instruments and positions is the potential loss arising from adverse changes in the price of fuel and interest rates as discussed below. The sensitivity analyses presented do not consider the effects that such adverse changes may have on the overall economic activity, nor do they consider additional actions management may take to mitigate its exposure to such changes. Actual results may differ. See Note E to the consolidated financial statements for accounting policies and additional information.

Commodity Price Risk

         The Company's results of operations are significantly impacted by changes in the price of aircraft fuel. During fiscal 1998, aircraft fuel accounted for 9.3% of the Company's operating expenses. Based on the Company's fiscal 1999 projected aircraft fuel consumption of 60.7 million gallons, every one-cent change in the average annual price per gallon of aircraft fuel would impact ASA's annual aircraft fuel expense by approximately $0.5 million. The Company uses fuel swap contracts to manage aircraft fuel price risk. At December 31, 1998, the Company had entered into a swap contract for 10% of its projected fiscal 1999 aircraft fuel requirements. (See Note E of Notes to Consolidated Financial Statements.)

Interest Rate Risk

         The Company's earnings are also affected by changes in interest rates due to the impact those changes have on its interest income from cash and short-term investments and its interest expense from variable-rate debt instruments. If interest rates increased by 1.0% in 1999 as compared to 1998, the Company's interest expense would increase by approximately $540,000 and interest income from cash and short-term investments would increase by $1,840,000. These amounts are determined by considering the impact of the hypothetical interest rates on the Company's variable-rate long-term debt and cash and short-term investment balances at December 31, 1998. The Company has no fixed-rate long- term debt.

         At December 31, 1998, the Company operated 27 aircraft under operating leases at rates that are fixed. As defined in Item 305, leases are not market risk sensitive financial instruments and, therefore are not included in the interest rate sensitivity analysis above. Commitments related to leases are disclosed in Note G to the Consolidated Financial Statements.

ITEM 8.  FINANCIAL STATEMENTS AND SUPPLEMENTARY DATA


                               ASA HOLDINGS, INC.
                       CONSOLIDATED FINANCIAL STATEMENTS


                                                                                       PAGE
                                                                                       ----

Consolidated Balance Sheets as of December 31, 1998
     and 1997......................................................................     F-2

Consolidated Statements of Income for the
     Years Ended December 31, 1998, 1997 and 1996...................................    F-4

Consolidated Statements of Cash Flows for the
     Years Ended December 31, 1998, 1997 and 1996...................................    F-5

Consolidated Statements of Shareholders' Equity for the
     Years Ended December 31, 1998, 1997 and 1996...................................    F-6

Notes to Consolidated Financial Statements..........................................    F-7

Report of Independent Auditors......................................................   F-23

Report of Management................................................................   F-24

                               ASA HOLDINGS, INC.
                          CONSOLIDATED BALANCE SHEETS


                                                                           December 31,
                                                                    1998                1997
                                                                ------------        ------------

ASSETS
Current Assets
   Cash and cash equivalents                                    $130,553,224        $112,393,109
   Marketable securities                                          55,291,576          71,486,542
   Receivables, less allowance for uncollectible
      accounts of $143,204 in 1998 and $294,989
      in 1997 - Note K                                             8,529,052           6,662,587
   Expendable parts, less allowance for obsolescence
      of $4,701,567 in 1998 and $4,939,950 in 1997                 6,982,087           6,544,564
   Other current assets                                            3,246,457           3,683,059
                                                                ------------        ------------
                                                                 204,602,396         200,769,861

Property and Equipment - Note B
   Flight equipment                                              468,927,148         468,666,479
   Other property and equipment                                   18,645,955          16,766,413
   Advance payments on property and equipment                     43,039,311          26,167,400
                                                                ------------        ------------
                                                                 530,612,414         511,600,292
   Less accumulated depreciation and amortization                247,549,235         231,045,066
                                                                ------------        ------------
                                                                 283,063,179         280,555,226
Other Assets
   Investments                                                            --          11,777,109
   Other                                                          12,103,074          12,857,537
                                                                ------------        ------------
                                                                  12,103,074          24,634,646

TOTAL ASSETS                                                    $499,768,649        $505,959,733
                                                                ============        ============


See notes to consolidated financial statements.

                               ASA HOLDINGS, INC.
                          CONSOLIDATED BALANCE SHEETS



                                                                           December 31,
                                                                    1998                 1997
                                                                ------------        ------------

LIABILITIES AND SHAREHOLDERS' EQUITY
Current Liabilities
   Current portion of long-term debt                            $ 18,723,997        $ 21,851,783
   Accounts payable - Note K                                      34,831,048          25,410,523
   Air traffic liability                                           5,597,386           2,407,711
   Accrued compensation and related expenses                       8,654,701          11,148,483
   Accrued interest payable                                          747,303           1,057,520
   Other accrued expenses                                          1,524,284           2,520,476
   Income taxes payable                                            1,887,781           6,395,077
                                                                ------------        ------------

                                                                  71,966,500          70,791,573

Long-Term Debt - Note B                                           54,062,622          72,791,614

Other Non-Current Liabilities                                      2,737,514           2,231,668

Deferred Income Taxes - Note F                                    61,228,464          64,219,476

Commitments and Contingencies - Notes B, C and G

Shareholders' Equity - Notes A, H and I
Common stock, $.10 par; authorized -
   150,000,000 shares, issued and outstanding -
   28,543,177 and 29,730,877 shares, respectively                  2,854,318           2,973,088
   Retained earnings                                             306,981,836         292,936,988
   Accumulated other comprehensive income                            (62,605)             15,326
                                                                ------------        ------------

Total Shareholders' Equity                                       309,773,549         295,925,402
                                                                ------------        ------------

TOTAL LIABILITIES AND SHAREHOLDERS' EQUITY                      $499,768,649        $505,959,733
                                                                ============        ============


See notes to consolidated financial statements.

                               ASA HOLDINGS, INC.
                       CONSOLIDATED STATEMENTS OF INCOME



                                                                                     Years Ended December 31,
                                                                         1998                1997                1996
                                                                     ------------        ------------        -------------

REVENUES
Operating Revenues:
    Passenger                                                        $400,128,103        $378,167,801        $367,250,428
    Other                                                               9,731,000           7,121,652           8,049,998
                                                                     ------------        ------------        ------------
    Total Operating Revenues                                          409,859,103         385,289,453         375,300,426

EXPENSES
    Operating Expenses:
    Flying operations                                                  94,397,953          87,454,721          85,074,131
    Maintenance                                                        68,934,447          68,614,905          61,376,727
    Passenger service                                                  20,195,771          18,547,370          18,664,839
    Aircraft and traffic servicing                                     51,500,669          45,551,823          45,390,058
    Reservation, commission and other                                  37,717,940          38,529,361          39,344,575
    General and administrative                                         13,756,128          17,590,431          12,078,785
    Depreciation, amortization and obsolescence                        25,867,047          28,686,264          27,534,057
    Other                                                               1,458,234             729,840             684,815
                                                                     ------------        ------------        ------------
    Total Operating Expenses (including
    payments to Delta Air Lines, Inc. of $11.5
    million, $11.7 million and $11.9 million)                         313,828,189         305,704,715         290,147,987

Income from Operations                                                 96,030,914          79,584,738          85,152,439

Non-Operating (Income) Expenses:
    Interest:
       Income                                                         (11,163,240)        (10,920,403)        (10,672,964)
       Expense                                                          2,720,920           3,834,454           5,862,866
    Other, net                                                         (1,771,547)           (170,628)         (1,143,983)
                                                                     ------------        ------------        ------------
                                                                      (10,213,867)         (7,256,577)         (5,954,081)

Income before Income Taxes                                            106,244,781          86,841,315          91,106,520

Income Taxes - Note F:
    Current                                                            43,098,512          37,744,997          34,058,554
    Deferred                                                           (2,991,012)         (5,415,297)            435,246
                                                                     ------------        ------------        ------------
                                                                       40,107,500          32,329,700          34,493,800
                                                                     ------------        ------------        ------------
NET INCOME                                                           $ 66,137,281        $ 54,511,615        $ 56,612,720
                                                                     ============        ============        ============
EARNINGS PER COMMON SHARE                                            $       2.24        $       1.82        $       1.83
                                                                     ============        ============        ============
Weighted Average Number of Common Shares
Outstanding                                                            29,560,513          29,909,654          30,914,246
                                                                     ============        ============        ============
EARNINGS PER COMMON SHARE - DILUTED                                  $       2.22        $       1.81        $       1.83
                                                                     ============        ============        ============
Weighted Average Number of Common Shares
and Common Share Equivalents Outstanding                               29,728,630          30,091,877          30,990,599
                                                                     ============        ============        ============


See notes to consolidated financial statements.

                               ASA HOLDINGS, INC.
                     CONSOLIDATED STATEMENTS OF CASH FLOWS


                                                                                    Years Ended December 31,
                                                                         1998                1997                1996
                                                                     ------------        ------------        ------------

OPERATING ACTIVITIES:
Net Income                                                           $ 66,137,281        $ 54,511,615        $ 56,612,720
Adjustments to Reconcile Net Income to Net
  Cash Provided by Operating Activities:
   Depreciation                                                        24,822,751          27,351,713          26,518,027
   Amortization and provision for obsolescence                          1,044,296           1,334,551           1,016,030
   Amortization of engine overhauls                                     7,453,515           7,381,705           6,656,680
   Deferred income taxes                                               (2,991,012)         (5,415,297)            435,246
   Other                                                                1,183,580           2,051,505            (107,722)
Changes in Operating Assets and Liabilities:
   Receivables                                                         (1,886,465)           (229,971)          5,187,991
   Expendable parts                                                      (681,850)            863,596          (1,859,712)
   Other assets                                                           463,160          (5,517,143)            742,274
   Accrued compensation and related expenses                           (1,987,936)          4,330,204             983,488
   Accrued interest payable                                              (310,217)           (261,030)         (1,622,461)
   Accounts payable and other liabilities                              11,614,008           4,515,089          (1,213,312)
   Income taxes payable                                                (4,507,296)          6,395,077                  --
                                                                     ------------        ------------        ------------
NET CASH PROVIDED BY OPERATING
ACTIVITIES                                                            100,353,815          97,311,614          93,349,249

INVESTING ACTIVITIES:
Purchase of Marketable Securities and Investments                    (105,192,501)       (179,617,608)       (189,882,992)
Proceeds from Sale of Marketable Securities and
   Investments                                                        133,152,469         149,001,159         258,806,167
Purchases of Property and Equipment, including
   Advance Payments                                                   (37,838,072)        (46,188,478)        (15,321,851)
Other                                                                   5,126,947             698,075           5,699,260
                                                                     ------------        ------------        ------------
NET CASH (USED IN) PROVIDED BY
INVESTING ACTIVITIES                                                   (4,751,157)        (76,106,852)         59,300,584

FINANCING ACTIVITIES:
Principal Payments on Long-Term Debt                                  (21,856,778)        (25,550,693)        (32,405,997)
Dividends Paid                                                        (13,095,039)        (11,969,851)        (11,731,958)
Purchase of Common Stock                                              (51,401,512)        (14,240,313)        (37,445,781)
Proceeds from Exercise of Stock Options                                 8,910,786           5,480,413                  --
                                                                     ------------        ------------        ------------
NET CASH USED IN FINANCING ACTIVITIES                                 (77,442,543)        (46,280,444)        (81,583,736)

INCREASE (DECREASE) IN CASH AND CASH
EQUIVALENTS                                                            18,160,115         (25,075,682)         71,066,097

CASH AND CASH EQUIVALENTS AT
BEGINNING OF YEAR                                                     112,393,109         137,468,791          66,402,694
                                                                     ------------        ------------        ------------
CASH AND CASH EQUIVALENTS AT END OF
YEAR                                                                 $130,553,224        $112,393,109        $137,468,791
                                                                     ============        ============        ============


See notes to consolidated financial statements.

                               ASA HOLDINGS, INC.
                 CONSOLIDATED STATEMENTS OF SHAREHOLDERS' EQUITY



                                                                                           Accumulated
                                           Common Stock        Capital in                     Other           Treasury Stock
                                        --------------------     Excess       Retained     Comprehensive  -------------------------
                                        Shares        Amount     of Par       Earnings        Income        Shares       Amount
                                     ----------------------------------------------------------------------------------------------

Balance, January 1, 1996              34,386,670  $3,438,667   $45,887,347  $258,857,819   $ 72,444       (2,683,100) $(55,400,800)

Net Income                                                                    56,612,720
Dividends Paid (38(cent)per share)                                           (11,731,958)
Purchase of Common Stock                                                                                  (1,710,000)  (37,445,781)
Cancellation of Treasury Stock        (4,393,100)   (439,310)  (45,887,347)  (46,519,924)                  4,393,100    92,846,581
Unrealized Holding Loss on
   Investments, Net                                                                         (74,562)

Comprehensive Income
                                     ----------------------------------------------------------------------------------------------

Balance, December 31, 1996            29,993,570   2,999,357            --   257,218,657     (2,118)              --            --

Net Income                                                                    54,511,615
Dividends Paid (40(cent)per share)                                           (11,969,851)
Purchase of  Common Stock               (541,000)    (54,100)   (7,362,780)   (6,823,433)
Exercise of Stock Options and
Stock Appreciation Rights                278,307      27,831     7,362,870
Unrealized Holding Gain on
   Investments, Net                                                                          17,444
Comprehensive Income


                                     ----------------------------------------------------------------------------------------------

Balance, December 31, 1997            29,730,877   2,973,088            --   292,936,988     15,326               --            --

Net Income                                                                    66,137,281
Dividends Paid (44(cent)per share)                                           (13,095,039)
Purchase of Common Stock              (1,555,100)   (155,510)  (12,248,608)  (38,997,394)
Exercise of Stock Options                367,400      36,740    12,248,608
Unrealized Holding Loss on
   Investments, Net                                                                         (77,931)
Comprehensive Income

                                     ----------------------------------------------------------------------------------------------

Balance, December 31, 1998            28,543,177  $2,854,318   $        --  $306,981,836   ($62,605)              --   $        --
                                     ==============================================================================================




                                                           Total
                                       Comprehensive    Shareholders'
                                          Income           Equity
                                    ------------------------------------
Balance, January 1, 1996                                $252,855,477

Net Income                              $56,612,720       56,612,720
Dividends Paid (38(cent)per share)                       (11,731,958)
Purchase of Common Stock                                 (37,445,781)
Cancellation of Treasury Stock                                     0
Unrealized Holding Loss on
   Investments, Net                         (74,562)         (74,562)
                                        -----------
Comprehensive Income                    $56,538,158
                                        ===========-----------------

Balance, December 31, 1996                               260,215,896

Net Income                              $54,511,615       54,511,615
Dividends Paid (40(cent)per share)                       (11,969,851)
Purchase of  Common Stock                                (14,240,313)
Exercise of Stock Options and
Stock Appreciation Rights                                  7,390,611
Unrealized Holding Gain on
   Investments, Net                          17,444           17,444
                                        -----------
Comprehensive Income                    $54,529,059
                                        ===========-----------------

Balance, December 31, 1997                               295,925,402

Net Income                              $66,137,281       66,137,281
Dividends Paid (44(cent)per share)                       (13,095,039)
Purchase of Common Stock                                 (51,401,512)
Exercise of Stock Options                                 12,285,348
Unrealized Holding Loss on
   Investments, Net                         (77,931)         (77,931)
                                        -----------
Comprehensive Income                    $66,059,350
                                        ===========-----------------

Balance, December 31, 1998                              $309,773,549
                                                        ============

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                                DECEMBER 31, 1998

Note A - Summary of Significant Accounting Policies

         Basis of Consolidation and Business: ASA Holdings, Inc. (ASA Holdings) is a holding company the principal assets of which are the shares of its wholly owned subsidiaries, Atlantic Southeast Airlines, Inc. (ASA) and ASA Investments, Inc. (ASA Investments). ASA Holdings became the parent holding company for ASA and ASA Investments pursuant to a corporate reorganization (the Reorganization) which was effective after the close of business on December 31, 1996.

         Pursuant to the Reorganization, ASA merged with a wholly owned subsidiary of ASA Holdings. As part of the merger, each issued and outstanding share of ASA's common stock (other than treasury stock, which was canceled) was converted into one share of ASA Holdings' common stock. Immediately after the merger on December 31, 1996, ASA effected a dividend to ASA Holdings of all of the capital stock of ASA Investments. As a result of the Reorganization, ASA and ASA Investments became wholly owned subsidiaries of ASA Holdings. There was no significant impact on the consolidated financial statements as a result of these transactions.

         All references to the Company contained herein refer collectively to ASA and its subsidiaries, ASA Holdings and ASA Investments, prior to December 31, 1996, and to ASA Holdings and its subsidiaries, ASA and ASA Investments, beginning December 31, 1996. All significant intercompany transactions have been eliminated.

         ASA, ASA Holdings' principal operating subsidiary, is a large regional airline serving airports primarily in the Southeastern and Southwestern United States. ASA derives its revenues primarily through the air transportation of passengers and cargo in scheduled airline service under a marketing agreement with Delta Air Lines, Inc. (Delta). Under this agreement, ASA's flights are listed on reservation systems as connecting Delta flights. Delta Air Lines Holdings, Inc., a subsidiary of Delta, owns approximately 28% of ASA Holdings' common stock (See Note K).

         ASA Investments operates as an investment entity which manages cash assets contributed to it by ASA Holdings or its other subsidiaries.

         Use of Estimates: The preparation of the financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the amounts reported in the financial statements and accompanying notes. Actual results inevitably will differ from those estimates, and such differences may be material to the financial statements.

         Cash Equivalents: The Company considers all highly liquid investments with a maturity of three months or less when purchased to be cash equivalents. Such investments include municipal obligations, corporate commercial paper and overnight repurchase agreements. The Company believes that the credit risk is minimal.

         Marketable Securities: The Company's investment in marketable securities consists of debt instruments of U.S. Government agencies and municipal authorities, bank certificates of deposit, medium term notes and corporate commercial paper. All such marketable securities have a maturity of less than one year. At December 31, 1997, long-term investments consisted of municipal bonds with a maturity of more than one year. All of these investments are classified as available for sale and reported at fair market value.

         Expendable Parts: Flight equipment expendable parts are valued at average cost less an allowance for obsolescence. Expendable parts are charged to maintenance expense as used.

         Property, Equipment and Depreciation: Flight equipment and other property and equipment are stated at cost. Major additions, betterments and renewals are capitalized. The Company capitalizes interest in connection with deposits made under aircraft acquisition agreements. During the years ended December 31, 1998 and 1997, respectively, $1,935,000 and $1,137,000 of interest was capitalized. Depreciation of costs less estimated residual values is computed on the straight-line basis over the estimated useful lives of the related assets as follows:

             Flight equipment                               3 - 20 years
             Other property and equipment                   1 - 28 years

For income tax purposes, accelerated depreciation methods are used.

         Maintenance: Routine costs for aircraft and engine maintenance are generally expensed as incurred. The cost of major engine overhauls for aircraft is generally capitalized and amortized to maintenance expense over the estimated overhaul life.

         Intangibles: Excess of cost over fair value of tangible assets acquired is amortized by the straight-line method over a 40-year period. Also included in other assets are deferred financing fees and deferred gate assignment costs. These deferred assets are amortized over periods from one to 20 years. Accumulated amortization for these intangible assets and deferred costs at December 31, 1998 and 1997 was $4,010,088 and $3,492,975,
respectively. Also included in other assets is restricted cash which serves as collateral for a portion of ASA's financings (See Note B). The cost of routine development of new or extended routes and the pre-operating costs incurred in connection with aircraft acquisitions are charged to expense as incurred.

         Asset Impairment: The Company generally accounts for long-lived asset impairment under Statement of Financial Accounting Standards No. 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed Of." This Statement requires that long-lived assets and certain identifiable intangibles to be held and used be reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. In performing the review for recoverability, the Company estimates the future cash flows expected to result from the use of the asset. If the sum of the estimated expected future cash flows is less than the carrying amount of the asset, an impairment loss is recognized. Otherwise, an impairment loss is based on the estimated fair value of the asset. Long-lived assets to be disposed of are generally recorded at the lower of their carrying amount or estimated fair value less cost to sell.

         Passenger Revenue Recognition: ASA issues Delta ticket stock for passenger sales. Passenger revenues are recognized at the time transportation is provided. ASA derives its revenues primarily from local fares and through fares. Local fares are those fares for one way and round trips that are not combined with the fare of another air carrier. Through fares are fares for transportation provided jointly by ASA and another carrier. Revenues derived from through fares are distributed among the participating air carriers using the straight rate prorate division method or agreed variations to this proration formula. Included in air traffic liability are cargo liabilities and amounts resulting from timing differences in billings with Delta. As a "Delta Connection" carrier, ASA participates in Delta's frequent flyer incentive program. ASA does not accrue for incremental costs associated with the program's mileage accumulation since the impact is immaterial both on a quarterly and annual basis.

         Income Taxes: The Company uses the liability method of accounting for income taxes. Deferred income taxes are provided for temporary differences in the recognition of income and expenses for financial reporting and income tax reporting.

         Recent Pronouncements: In June 1998, the Financial Accounting Standards Board (FASB) issued Statement of Financial Accounting Standards No. 133, "Accounting for Derivative Instruments and Hedging Activities" (SFAS 133), which is required to be adopted in years beginning after June 15, 1999. SFAS 133 permits early adoption as of the beginning of any fiscal quarter after its issuance. SFAS 133 will require the Company to recognize all derivatives on the balance sheet at fair value. Derivatives that are not hedges must be adjusted to fair value through income. If the derivative is a hedge, depending on the nature of the hedge, changes in the fair value of derivatives will either be offset against the change in fair value of the hedged assets, liabilities, or firm commitments through earnings or recognized in other comprehensive income until the hedged item is recognized in earnings. The ineffective portion of a derivative's change in fair value will be immediately recognized in earnings. The Company is currently evaluating the impact of SFAS 133 to the Company's financial condition or results of operations.

Note B - Long-Term Debt

ASA's long-term debt was as follows:

                                                                                             December 31,
                                                                                        1998                1997
                                                                                      ----------         ----------
Notes payable to banks. ASA pledged aircraft and support equipment with a net book value of $9,412,258 as collateral. Payments are due in semi-annual
installments plus interest at 6.5% to 1999.                                           $  756,981         $3,409,280

Notes payable to banks. ASA pledged aircraft and support equipment with a net book value of $8,661,588 as collateral. Payments are due in semi-annual
installments plus interest at 6.125% to 6.4375% to 1999.                               1,565,923          3,856,556

Notes payable to banks. ASA pledged aircraft and support equipment with a net book value of $5,408,508 as collateral. Payments are due in quarterly
installments plus interest at 7% to 1999.                                                649,571          1,817,634

Notes payable to bank. ASA pledged aircraft and support equipment with a net book value of $9,447,404 as collateral. Payments are due in semi-annual
installments plus interest at 5.35% to 5.7875% to 2000.                                2,629,991          4,470,410

Floating rate note payable to bank. ASA pledged aircraft and support equipment with a net book value of $3,327,785 as collateral. Payments are due in semi-annual installments plus interest based on floating six month LIBOR to
2000. Rate at December 31, 1998 was 5.739%.                                            1,058,460          1,587,690

Floating rate note payable to bank. ASA pledged a Euro-time deposit of an equal amount as collateral. Payments are due in semi-annual installments plus interest based on floating six month LIBOR to 2000. Rate at December 31, 1998
was 6.0594%.                                                                           1,059,705          1,589,556

Floating rate notes payable to bank. ASA pledged aircraft and support equipment with a net book value of $14,323,946 as collateral. Payments are due in semi-annual installments plus interest based on floating six month LIBOR to
2001. Rates at December 31, 1998 were 6.60%.                                           5,346,637          7,485,289

Floating rate notes payable to bank. ASA pledged aircraft and support equipment with a net book value of $15,092,430 as collateral. Payments are due in semi-annual installments plus interest based on floating six month LIBOR to
2002. Rates at December 31, 1998 were 6.0313% or 6.3438%.                              5,777,000          7,879,428

Floating rate notes payable to bank. ASA pledged aircraft and support equipment with a net book value of $42,684,109 as collateral. Payments are due in semi-annual installments plus interest based on floating six month LIBOR to
2003. Rates at December 31, 1998 were 5.7831% or 6.375%.                              22,937,851         28,392,338

Floating rate notes payable to bank. ASA pledged aircraft and support equipment with a net book value of $37,449,751 as collateral. Payments are due in mortgage style semi-annual installments plus interest based on floating six
month LIBOR to 2006. Rates at December 31, 1998 were 5.585% to 5.84375%.              31,004,500         34,155,216
                                                                                     -----------        -----------
                                                                                      72,786,619         94,643,397
Less current portion                                                                  18,723,997         21,851,783
                                                                                     -----------        -----------
                                                                                     $54,062,622        $72,791,614
                                                                                     -----------        -----------

         As of December 31, 1998, maturities on long-term debt were:

                  1999                      $18,723,997
                  2000                       15,423,506
                  2001                       11,661,178
                  2002                        9,761,738
                  2003                        5,400,604
         After    2003                       11,815,596
                                            -----------
                                            $72,786,619
                                            -----------

         Certain of ASA's credit agreements contain restrictive covenants that, among other things, limit the sale or lease of assets and the acquisition of stock of other entities; establish a minimum ratio of total liabilities to tangible net worth; and require maintenance of minimum tangible net worth and funds flow coverage. In addition, the transfer of funds by ASA in the form of cash dividends, loans or advances is limited solely to the extent that the payment of such transfers would cause ASA to breach other financial covenants. ASA Holdings and ASA Investments are not subject to the restrictive covenants of ASA's credit agreements, except to the extent that ASA is restricted in its ability to transfer funds to ASA Holdings or ASA Investments in the form of cash dividends, loans or advances. At December 31, 1998, the net assets of subsidiaries subject to these restrictions approximated $238 million. At December 31, 1998, approximately $60 million of net assets was available for distribution by ASA to ASA Holdings under the most restrictive of these provisions.

         ASA negotiated to receive interest rate subsidies on certain indebtedness through the export support program of the Federative Republic of Brazil. Outstanding debt aggregating $41,782,120 at December 31, 1998 is subject to subsidy payments which reduce the stated interest rates on such debt to an average of approximately 2.89%. However, subsidies on an aggregate of $39,152,129 of such outstanding debt are at risk to ASA if the Federative Republic of Brazil does not meet its obligations under the export support program. For the remaining debt that is subject to such subsidies, the lenders have assumed such risk by building such subsidy payments into ASA's payment obligations. During 1998, 1997 and 1996, ASA reduced its interest expense by $1,578,513, $2,175,601 and $2,826,564, respectively, as a result of these interest rate subsidies. The amount of net interest paid during 1998, 1997 and 1996 was $4,460,091, $5,075,122 and $7,314,112,
respectively. As indicated above, ASA is at risk with respect to certain of these subsidy payments. While the Company has no reason to believe, based on information currently available to it, that ASA will not continue to receive such subsidy payments from the Federative Republic of Brazil in the future, there can be no assurance that a default will not occur under the export support program.

Note C - Aircraft Commitments

         In April 1997, ASA announced that it had executed an acquisition agreement with Bombardier, Inc. (Bombardier) for 30 Canadair Regional Jet-200 aircraft (CRJ-200) aggregating approximately $600 million with options to acquire an additional 60 aircraft. Delivery of these aircraft began in August 1997, and ASA acquired a total of 17 CRJ-200 aircraft as of December 31, 1998 through operating leases with 16.5 year terms. The 13 remaining aircraft are scheduled to be delivered at a rate of one per month until January 2000. On September 4, 1998, ASA announced that it executed an amendment to this acquisition agreement with Bombardier. Under the terms of the amendment, ASA exercised options to acquire 15 additional 50-passenger CRJ-200 aircraft. Delivery of the 15 additional CRJ-200 aircraft is scheduled to start in February 2000 and continue through June 2001. As of December 31, 1998, ASA had ordered a total of 45 CRJ-200 aircraft (17 have been delivered as of December 31, 1998). ASA obtained a commitment from the Export Development Corporation
(EDC) of Canada to provide financing to ASA for up to approximately 85% of the purchase price of the 45 CRJ-200 aircraft. This facility, which ASA is not obligated to use for its acquisition of all or any of the CRJs, is available on an aircraft by aircraft basis in the form of either direct loans or leases, with interest payable at various interest rate options determined by reference to either U.S. treasury rates or LIBOR, and on various repayment terms. Future deliveries of the remaining 28 CRJ-200s are anticipated to be at an approximate rate of one aircraft per month, and four of these CRJ-200 aircraft are expected to be financed under the same arrangements as previously received aircraft. On September 4, 1998, ASA also announced that it executed a second acquisition agreement with Bombardier for 12 CRJ-700 aircraft. Delivery of the CRJ-700 aircraft is scheduled to commence in the fourth quarter of 2001 and be completed in the first quarter of 2003, and the financing arrangements have not yet been determined. The list value including spares of the additional 15 CRJ-200 and the 12 new CRJ-700 aircraft is approximately $575 million.

Note D - Lines of Credit

         As of December 31, 1998, the Company had two unsecured lines of credit totaling $108.0 million with several banks. During the second quarter of 1998, ASA Holdings established a new $100 million unsecured credit facility to enhance the Company's flexibility for future growth. The facility is guaranteed by ASA and ASA Investments. The current pricing on a loan is LIBOR plus 27.5 basis points. In addition, the Company pays a facility commitment fee of 12.5 basis points on the amount of the revolving commitment regardless of whether, and to what extent, the revolving commitment is utilized. The new line of credit has a five year term which expires on

June 26, 2003 and contains customary financial covenants. At December 31, 1998 and 1997, there was $.7 million of one line committed to support two letters of credit and there were no outstanding amounts against these lines of credit. In connection with the Merger Agreement, the $100 million unsecured credit facility was terminated effective March 22, 1999. The remaining line of credit is available for general corporate purposes on an as needed basis.

Note E - Risk Management

         ASA, upon its determination of the nature of financing for aircraft acquisitions, may enter into interest rate lock agreements in order to fix the underlying interest rate index upon which the financing rate is determined. Under these arrangements, the Company makes or receives payments based upon the differential between a specified rate and a market interest rate on a notional principal amount on a certain date. In 1997, the Company paid approximately $4 million upon maturity to settle interest rate locks applicable to certain aircraft acquisitions. These amounts are being amortized as an increase to lease expense over the term of the related financing. No unsettled interest rate lock agreements were outstanding as of December 31, 1998.

         ASA enters into fuel swap contracts to manage risk associated with changes in aircraft fuel prices. Under these contracts, ASA receives or makes payments based on differences between fixed and variable prices for certain fuel commodities. Gains and losses from fuel swap contracts are deferred and recognized as a component of fuel expense when the underlying fuel being hedged is used. The changes in market value of such agreements have a high correlation to the price changes recognized as a component of fuel expense when the underlying fuel being hedged is used. Gains and losses on fuel hedging agreements would be recognized immediately should the changes in the market value of the agreements cease to have a high correlation to the price changes of the fuel being hedged. At December 31, 1998, ASA had a contract outstanding covering 1,000,000 gallons per month through June 30, 1999, representing approximately 10% of its projected fiscal 1999 aircraft fuel requirements which effectively fixes the Company's cost of this fuel at $0.4595 per gallon. Historically, the Company has not closed any contracts prior to the execution of the underlying purchase transactions, nor have any of the underlying purchase transactions failed to occur. At December 31, 1998, the fair value of ASA's swap contract, representing the amount ASA would pay if the contract were closed, was immaterial.

Note F - Income Taxes

         Deferred income taxes reflect the net income tax effect of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes. Significant components of the Company's deferred income tax liabilities and assets as of December 31, 1998 and 1997 are as follows:

                                                                                 1998                     1997
                                                                              -----------             ------------
Deferred income tax liabilities:
     Tax over book depreciation                                               $66,862,979              $69,569,768
     Other                                                                      1,473,662                  737,973
                                                                              -----------             ------------
     Total deferred income tax liabilities                                     68,336,641               70,307,741

Deferred income tax assets:
     Inventory reserves                                                         1,015,922                1,156,869
     Other                                                                      6,092,255                4,931,396
                                                                              -----------              -----------
     Total deferred income tax assets                                           7,108,177                6,088,265
                                                                              -----------              -----------
Net deferred income tax liabilities                                           $61,228,464              $64,219,476
                                                                              -----------              -----------

         For financial reporting purposes, the provision for income taxes includes the following components for the years ended December 31, 1998, 1997 and 1996:

                                                            1998                    1997                  1996
                                                         -----------             -----------           -----------
Federal:
     Current                                             $39,219,612             $34,347,947           $30,993,254
     Deferred                                             (2,721,812)             (4,927,897)              396,046
                                                         -----------             -----------           -----------
                                                          36,497,800              29,420,050            31,389,300
                                                         -----------             -----------           -----------

State:
     Current                                               3,878,900               3,397,050             3,065,300
     Deferred                                               (269,200)               (487,400)               39,200
                                                         -----------             -----------           -----------
                                                           3,609,700               2,909,650             3,104,500
                                                         -----------             -----------           -----------
                                                         $40,107,500             $32,329,700           $34,493,800
                                                         -----------             -----------           -----------

         A reconciliation of the provision for income taxes at the applicable federal statutory income tax rate to the income tax expense as reported is as follows for the years ended December 31, 1998, 1997 and 1996:

                                                             1998                   1997                  1996
                                                          -----------            -----------           -----------
Income tax expense, at statutory rate                     $37,185,673            $30,394,460           $31,887,282
State income taxes, net of federal
     tax benefit                                            2,478,930              1,978,194             2,004,211
Other                                                         442,897                (42,954)              602,307
                                                          -----------            -----------           -----------
Income tax expense                                        $40,107,500            $32,329,700           $34,493,800
                                                          -----------            -----------           -----------

         In 1997, ASA received an income tax refund related to certain amended prior years' state income tax returns and, accordingly, reduced the provision for income taxes by approximately $500,000.

         The Company paid income taxes in the amount of $45,725,336 in 1998, $32,384,060 in 1997 and $33,389,841 in 1996.

Note G - Commitments and Contingencies

         ASA leases facilities from local airport authorities or other carriers as well as office space for its corporate headquarters and hangar facilities. These leases are operating leases and have terms ranging from one month to 20 years. The Company leases a number of its aircraft under operating leases. The aircraft lease agreements contain certain provisions which allow for renewals at then current market rates and purchase options at various dates. ASA's fleet at December 31, 1998 includes the following aircraft under operating leases:

                                                                                   Initial Non-Cancelable
                 # of Aircraft                   Type of Aircraft                        Lease Term
                 -------------                   ----------------                  ----------------------
                       8                            ATR-72                             7 years
                       2                            EMB-120                            3.1 - 4.4 years
                      17                            CRJ-200                            16.5 years

         Total rental expense on operating leases for the years ended December 31, 1998, 1997 and 1996 was $33,016,464, $25,695,796 and $24,041,093,
respectively.

         Minimum future lease payments under all non-cancelable operating leases at December 31, 1998 are as follows:

                   December 31,
                           1999                     $ 35,232,840
                           2000                       34,130,453
                           2001                       33,645,937
                           2002                       28,338,444
                           2003                       23,942,556
                  After    2003                      242,236,643
                                                    ------------
                                                    $397,526,873

         Approximately 24% of ASA's workforce are members of the unions representing pilots and flight attendants. In September 1997, ASA and the flight attendants' union entered into a new collective bargaining agreement that is amendable in 2002. On August 26, 1998, ASA announced that its pilots ratified a new four-year collective bargaining agreement effective September 15, 1998. On November 10, 1998, the Transport Workers Union was certified to represent ASA's dispatchers. Negotiations for an initial collective bargaining agreement have not yet begun. ASA is aware that the International Association of Machinists and Aerospace Workers is currently soliciting employees in a purported craft or class of ramp workers employed by ASA for purposes of submitting a petition to represent such workers, although to the knowledge of representatives of ASA, no such petition is currently pending.

Note H- Common Stock Transactions

         Pursuant to its stock repurchase programs, the Company purchased $51,402,000, $14,240,000 and $37,446,000 of its common stock in 1998, 1997 and
1996, respectively. In February 1998, ASA Holdings announced that its Board of Directors authorized the repurchase of up to $50,000,000 of its common stock on the open market during 1998. All of this authorization was used and in November 1998, ASA Holdings announced that its Board of Directors authorized the repurchase of up to an additional $50,000,000 of its common stock on the open market through January 2000.

Note I - Stock Plans

         In May 1997, the shareholders of ASA Holdings approved the adoption of a Nonqualified Stock Option Plan (Option Plan). In connection with the adoption of the Option Plan, the Stock Appreciation Rights (SARs) Plan was terminated and all SARs outstanding on May 21, 1997 were canceled, in exchange for options covering the same number of shares with the same exercise prices and expiration dates. Grants of options are made by a committee of the Board of Directors of ASA Holdings and the exercise price is set at the time of each option grant.

         SARS transactions are as follows:

                                                        Number of SARs                     Grant Price
                                                        --------------                   ---------------
Outstanding at January 1, 1996                               790,400                     $17.13 - $36.75

Outstanding at December 31, 1996                             790,400                     $17.13 - $36.75
      Exercised                                             (10,000)                          17.13
      Granted                                                414,100                          22.38
      Granted                                                 53,600                          21.25
                                                          ----------                     ---------------
Canceled at May 21, 1997                                   1,248,100                     $17.13 - $36.75
                                                          ----------                     ---------------

         Option transactions are as follows:

                                                            Number                    Weighted Average
                                                          of Options                     Exercise Price
                                                          ----------                  -----------------
Granted at May 21, 1997                                    1,248,100                       $23.18
      Exercised                                             (276,900)                       19.79
                                                          ----------                       ------
Outstanding at December 31, 1997                             971,200                        24.14

      Granted                                                413,600                        40.60
      Exercised                                             (367,400)                       24.25
                                                          ----------                       ------
Outstanding at December 31, 1998                           1,017,400                       $30.79
                                                          ----------                       ------

         The following table summarizes information about stock options outstanding at December 31, 1998:

   Date of Grant                   Number of Options                     Exercise Price
   -------------                   -----------------                     ---------------
May 21, 1997                             121,200                                  $36.75
May 21, 1997                             325,500                                  $22.38
May 21, 1997                              26,800                                  $21.25
May 21, 1997                             130,300                                  $17.13
February 11, 1998                        391,800                                  $40.63
March 2, 1998                             21,800                                  $40.13
                                     -----------                         ---------------
Total                                  1,017,400                         $17.13 - $40.63
                                     -----------                         ---------------

         The weighted average remaining contractual life of the stock options outstanding at December 31, 1998 was 2.9 years. Of the 1,017,400 options outstanding at December 31, 1998, 577,000 with a weighted average exercise price of $24.21 were fully vested. At May 21, 1997, the Company reserved 2,500,000 shares of common stock for issuance under the Option Plan. At December 31, 1998, 838,300 shares remained available for future grants. In January 1999, an additional 432,000 options were granted under the Option Plan at an exercise price of $30.25.

         During 1997, SARs increased general and administrative expense by approximately $2,600,000. The SARs expense of $2,600,000 was reversed upon cancellation of the SARs, but an equivalent amount of compensation expense related to the new options issued under the Option Plan was recorded due to the one-time issuance of options with exercise prices less than the market price of the Company's stock on May 21, 1997. In 1996, SARs increased expense by approximately $729,000. In connection with the exercise of SARs, the Company made cash payments of $21,018 and issued 1,407 shares of common stock in 1997.

         In May 1998, the Company's shareholders approved a Nonqualified Stock Option Plan for Non-Employee Directors. The Company reserved 250,000 shares of common stock for issuance under this option plan. During 1998, 12,500 options were granted at an exercise price of $37.03 and were fully vested. In January 1999, another 12,500 options were granted under this plan with an exercise price of $30.31.

         The Company has elected to follow Accounting Principles Board Opinion No. 25, "Accounting for Stock Issued to Employees" (APB 25) and related interpretations in accounting for its SARs. However, Statement of Financial Accounting Standards No. 123, "Accounting for Stock-Based Compensation," requires pro forma information regarding net income and earnings per share as if the Company had accounted for its SARs/options granted subsequent to December 31, 1994 under the fair value method of that Statement. The fair value of these SARs/options was estimated at the date of grant using a Black-Scholes option pricing model with the following assumptions for grants made in 1998 and 1997, respectively: a risk-free interest rate of 5% and 6%; a dividend yield of 1% and 2%; a volatility factor of the expected common stock market price of .41 and .4; and a weighted-average expected life of the SARs/options of five years. The weighted average fair values of the options granted in 1998 and 1997 were computed to be $15.78 and $8.36, respectively. The Black-Scholes option valuation model was developed for use in estimating the fair value of traded options which have no vesting restrictions and are fully transferable. In addition, option valuation models require the input of highly subjective assumptions including expected stock price volatility. Because the Company's employee stock options and previous SARs have characteristics significantly different from those of traded options and changes in the subjective input assumptions can materially affect the fair value estimate, in management's opinion, the existing models do not necessarily provide a reliable single measure of the fair value of its stock options or previous SARs. For purposes of pro forma disclosures, the estimated fair value of the SARs/options is amortized over the relevant vesting period. The Company's net income and earnings per share would have been reduced to the pro forma amounts indicated below (in thousands except per share information):

                                                              1998                   1997                1996
                                                              ----                   ----                ----
Net Income - as reported                                     $66,137                $54,512             $56,613

Net Income - pro forma                                       $63,167                $52,883             $56,524

Earnings per Common Share - Diluted
    as reported                                                $2.22                  $1.81               $1.83

Earnings per Common Share - Diluted
    pro forma                                                  $2.12                  $1.76               $1.82

Note J - Employee Benefit Plans

         All employees of the Company who have completed one year of employment are generally eligible to participate in ASA's Investment Savings Plan. For each dollar of salary reduction elected by an employee (up to 6% of an employee's earnings), the Company has made a matching contribution of 20 cents to 50 cents (depending on the number of years of participation for each participant). After 7 years of service by an employee, the Company will make a matching contribution of 75 cents for each dollar of salary reduction elected by an employee. The amounts contributed by the Company for 1998, 1997 and 1996 were approximately $1,355,000, $882,000 and $920,000, respectively.

         The Company has an Executive Deferred Compensation Plan for certain employees, as designated by a committee of the Board of Directors. The Company contributes from 10% to 15% of each participant's base salary to the plan. Approximately $180,000, $120,000 and $126,000 were contributed in 1998, 1997 and 1996, respectively.

         The Company has an unfunded Supplemental Executive Retirement Plan
(SERP). The SERP provides supplemental retirement income to certain key executive employees at the time of their retirement or termination of employment from the Company, on or after the attainment of age 55. During 1998, 1997 and 1996, respectively, the Company accrued to general and administrative expense approximately $172,000, $160,000 and $142,000 related to the SERP. At

December 31, 1998 and 1997, respectively, other non-current liabilities included approximately $1,500,000 and $1,219,000 related to the SERP.

Note K - Related Party Transactions

         At December 31, 1998 Delta Air Lines Holdings, Inc. (a subsidiary of Delta) owned 7,995,000 shares or approximately 28% of ASA Holdings' outstanding common stock. ASA leases reservation equipment and certain terminal facilities from Delta and Delta provides certain services to ASA including reservation and ground handling services. Expenses under these agreements were approximately $11,812,000 in 1998, $11,686,000 in 1997, and $11,883,000 in 1996. Other
information related to Delta is as follows:

                                                                             1998                        1997
                                                                             ----                        ----
Accounts Receivable from Delta at December 31:                            $  225,000                  $  205,000

Accounts Payable to Delta at December 31:                                 $2,068,000                  $1,725,000

         Given ASA's relationship with Delta, ASA's results of operations and financial condition may be favorably or adversely impacted by Delta's decisions regarding its flight routes, revenue proration methodology and other operational matters. ASA's flight schedules are structured to facilitate the connection of its passengers with Delta flights at ASA's Atlanta and Dallas/Fort Worth hubs. ASA has historically benefited from its relationship with Delta, but there can be no assurance that such benefits will continue in the future.

Note L - Marketable Securities and Fair Value Information

         The following methods and assumptions were used by the Company in estimating its fair value disclosures for financial instruments:

         Cash and cash equivalents: The carrying amount reported in the balance sheets for cash and cash equivalents approximates its fair value.

         Marketable securities and long-term investments: Short-term investments in marketable securities are classified as available for sale and reported at fair value (estimated based on quoted market prices). Gross unrealized holding losses of $99,616 as of December 31, 1998 and $9,457 as of December 31, 1997 are reflected as adjustments to shareholders' equity, net of related income taxes. Realized gains and losses other than interest income were not material.

         Long-term investments are classified as available for sale and reported at fair value (estimated based on quoted market prices). The gross unrealized holding gain of $33,034 as of December 31, 1997 is reflected as an adjustment to shareholders' equity, net of related income taxes. The maturity of these investments ranged from July 1998 to February 1999.

         Long-term debt: The fair values of the Company's long-term debt are estimated using discounted cash flow analyses, based on the Company's estimate of current borrowing rates for credit facilities with maturities which approximate the weighted average maturities for its existing long-term debt.

         Off-balance sheet financial instruments: The Company receives interest rate subsidies on certain long-term debt instruments (See Note B). The fair values of these off-balance sheet instruments are estimated using discounted cash flow analyses based on the Company's estimate of current borrowing rates.

         The carrying amounts and estimated fair values of the Company's financial instruments at December 31, 1998 and 1997 are as follows:

                                                       Carrying Amounts                        Estimated Fair Value
                                                  1998                  1997                 1998                1997
                                                  ----                  ----                 ----                ----
Cash and cash equivalents                      $130,553,224          $112,393,109         $130,553,224         $112,393,109
Marketable securities                            55,291,576            71,486,542           55,291,576           71,486,542
Long-term investments                                    --            11,777,109                   --           11,777,109
Total long-term debt
   (including current maturities)               (72,786,619)          (94,643,397)         (72,825,281)         (94,608,577)
Off-balance sheet financial
   instruments                                           --                    --            2,253,821            1,478,273

Note M - Earnings per Common Share

         The following table sets forth the computation of earnings per common share:

                                               1998             1997             1996
                                               ----             ----             ----
Numerator:
    Net Income                             $66,137,281      $54,511,615      $56,612,720
                                           -----------      -----------      -----------
Denominator:
For Earnings per Common Share:
Weighted Average Common Shares
    Outstanding                             29,560,513       29,909,654       30,914,246

    Effect of Dilutive Securities:
    Stock Options/SARs                         168,117          182,223           76,353
                                           -----------      -----------      -----------

For Earnings per Common Share -
    Diluted:
Weighted Average Common Shares
    and Share Equivalents Outstanding       29,728,630       30,091,877       30,990,599
                                           -----------      -----------      -----------

Earnings per Common Share                  $      2.24      $      1.82      $      1.83
                                           -----------      -----------      -----------

Earnings per Common Share - Diluted        $      2.22      $      1.81      $      1.83
                                           -----------      -----------      -----------

         SARs/options to purchase 235,700 shares of common stock at $36.75 per share were outstanding during 1997 and 1996, but were not included in the computation of diluted earnings per share because the exercise price of the SARs/options was greater than the average market price of the common shares and, therefore, the effect would be antidilutive.

         In January 1999, the Company issued an additional 432,000 options at an exercise price of $30.25 and 12,500 options at an exercise price of $30.31.

Note N - Acquisition by Delta

         On February 15, 1999, the Company entered into an Agreement and Plan of Merger (the "Agreement") with Delta which provides for Delta's acquisition of the 72% of the Company's common stock which Delta did not already own for a total consideration of approximately $700 million. Under the terms of the agreement, a newly formed Delta subsidiary made a tender offer (the Offer) to purchase all outstanding shares of common stock of the Company for $34 per share in cash. Delta commenced the Offer on February 22, 1999 and it expired at 12:00 midnight, Eastern Standard Time, on March 19, 1999. As a result of the consummation of the Offer, Delta beneficially owned approximately 91% of the total number of outstanding shares of the Company's common stock as of March 22, 1999. Following the consummation of the Merger, which will be preceded by the approval by holders of a majority of the Company's outstanding common stock, the Delta subsidiary will be merged with and into the Company, and the Company will be a wholly-owned subsidiary of Delta. Delta has sufficient voting power to approve the Merger without the vote of any other shareholder.

         In connection with the Agreement a putative class action complaint was filed in the Superior Court of Fulton County in the State of Georgia against the Company and its directors and Delta, seeking, among other things, to enjoin the Offer and Agreement or to rescind the Offer and Agreement if either is consummated. On March 9, 1999, the parties entered into a memorandum of understanding, setting forth the terms of an agreement-in-principle to settle this litigation, including the payment of Plaintiffs' legal fees up to $400,000, subject to court approval. Pursuant to the memorandum of understanding, the Company and Delta have amended the Merger Agreement to eliminate the $5 million break-up fee that would otherwise have been payable to Delta if the Merger Agreement were to be terminated as a result of the Company receiving and accepting a superior offer for its shares. The proposed settlement is subject to the approval of the Fulton County Superior Court.

         On March 18, 1999, the Company received a letter from Private Capital Management, Inc. ("PCM"), a company claiming to exercise discretionary authority over 246,300 shares of Company stock. The letter contends that one of PCM's clients may have initiated a lawsuit in connection with the Offer and/or the Merger. The Company, however, has not received any summons in respect of, nor does it have any knowledge of, any legal action relating to the Offer or the Merger being taken other than the lawsuit which is discussed above. It is possible that other legal actions may be filed with respect to the Offer or the Merger. The Company is unable to determine the outcome of any such matters, if any.

         The Company accrued approximately $7 million in the first quarter of 1999 related to certain investment banking and legal fees incurred in connection with the Agreement.

         In recent discussions with Delta, the Company believes Delta may make adjustments to the revenue proration methodology currently in use. In addition, Delta proposed other changes which would adversely affect the future financial performance of the

Company, including proposals to impose upon the Company new charges for the payment of overrides to travel agents' commissions, to specify the markets into which the Company's regional jets would be deployed, and to impose fees for passengers not connecting with Delta flights and service performance penalties. If such adjustments are made there could be a material adverse change to the Company's consolidated financial position and results of operations.

                         REPORT OF INDEPENDENT AUDITORS


Shareholders and Board of Directors
ASA Holdings, Inc.


         We have audited the accompanying consolidated balance sheets of ASA Holdings, Inc. as of December 31, 1998 and 1997, and the related consolidated statements of income, shareholders' equity and cash flows for each of the three years in the period ended December 31, 1998. Our audits also included the financial statement schedules listed in the Index at Item 14(a). These financial statements and schedules are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements and schedules based on our audits.

         We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

         In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of ASA Holdings, Inc. at December 31, 1998 and 1997, and the consolidated results of its operations and its cash flows for each of the three years in the period ended December 31, 1998, in conformity with generally accepted accounting principles. Also, in our opinion, the related financial statement schedules, when considered in relation to the basic financial statements taken as a whole, present fairly in all material respects the information set forth therein.


                                   /s/      Ernst & Young LLP


Atlanta, Georgia
February 1, 1999
    except for Notes D and N as to
    which the date is March 22, 1999

                               ASA HOLDINGS, INC.
                              REPORT OF MANAGEMENT


         The management of ASA Holdings, Inc. is responsible for the preparation, content, integrity and objectivity of the financial statements and other information presented in this report. The financial statements, which were prepared in conformity with generally accepted accounting principles applied on a consistent basis, have been audited by Ernst & Young LLP, independent auditors.

         The Company maintains a system of internal controls that provides reasonable assurance as to the integrity and reliability of the financial statements, that its assets are safeguarded against loss or unauthorized use and that fraudulent financial reporting is prevented and detected.

         The Board of Directors pursues its responsibilities through its Audit Committee composed entirely of directors who are not employees of the Company. The Audit Committee meets periodically and privately with the Company's independent auditors and Company management to review accounting, auditing, internal control and financial reporting matters.


/s/      George F. Pickett



-----------------------------------

         GEORGE F. PICKETT
         Chairman of the Board and
         Chief Executive Officer


/s/      Ronald V. Sapp

-----------------------------------

         RONALD V. SAPP
         Chief Financial Officer and
         Senior Vice President -- Finance

                QUARTERLY CONSOLIDATED FINANCIAL DATA (UNAUDITED)
                       (in thousand except per share data)

                                          FIRST        SECOND         THIRD        FOURTH         YEAR
1998

Operating Revenues                       $93,748      $106,667      $105,003      $104,441      $409,859
Operating Income                          19,359        28,863        25,870        21,939        96,031
Income before Income Taxes                21,407        31,391        29,186        24,261       106,245
Net Income                               $13,326      $ 19,541      $ 18,168      $ 15,102      $ 66,137
Earnings per Common Share                $  0.45      $   0.65      $   0.61      $   0.52      $   2.24
Weighted Average Common Shares
    Outstanding                           29,839        29,839        29,804        28,769        29,561
Earnings per Common Share - Diluted      $  0.44      $   0.65      $   0.61      $   0.52      $   2.22
Weighted Average Common Shares and
    Share Equivalents Outstanding         30,023        30,016        29,979        28,906        29,729

1997

Operating Revenues                       $89,615      $ 99,638      $ 99,023      $ 97,014      $385,290
Operating Income                          15,750        21,234        22,784        19,817        79,585
Income before Income Taxes                17,028        23,027        24,742        22,045        86,842
Net Income                               $10,732      $ 14,772      $ 15,340      $ 13,668      $ 54,512
Earnings per Common Share                $  0.36      $   0.50      $   0.51      $   0.46      $   1.82
Weighted Average Common Shares
    Outstanding                           29,971        29,813        29,870        29,985        29,910
Earnings per Common Share - Diluted      $  0.36      $   0.49      $   0.51      $   0.45      $   1.81
Weighted Average Common Shares and
    Share Equivalents Outstanding         30,031        30,003        30,102        30,201        30,092



ITEM 9. CHANGES IN AND DISAGREEMENTS WITH ACCOUNTANTS ON ACCOUNTING AND FINANCIAL DISCLOSURE

         None.

                                    PART III


ITEM 10. DIRECTORS AND EXECUTIVE OFFICERS OF THE REGISTRANT

         The following information is furnished with respect to the directors, executive officers and other significant employees of ASA Holdings, Inc. as of February 18, 1999:

         George F. Pickett, age 57, is ASA Holdings' and ASA's Chairman of the Board and Chief Executive Officer and is a member of the Board of Directors of both companies. He has served as Chairman of the Board and Chief Executive Officer of ASA since February 1994 and of ASA Holdings since its inception in September 1996. From ASA's inception in 1979 until February 1994, he served as ASA's President and Chief Executive Officer. Mr. Pickett has been a member of the Board of Directors of both ASA and ASA Holdings since their respective inceptions.

         John W. Beiser, age 58, is ASA Holdings' and ASA's President and is a member of the Board of Directors of both companies. He has served as President of ASA since February 1994 and of ASA Holdings since its inception in September 1996. He has served as Secretary of both companies since their respective inception. In addition, Mr. Beiser was ASA's Vice President from its inception until 1985 when he was designated as ASA's Senior Vice President-Sales and Services. Mr. Beiser has been a member of the Board of Directors of ASA since 1982 and of ASA Holdings since its inception.

         Ronald V. Sapp, age 54, is ASA Holdings' and ASA's Senior Vice President-Finance and Chief Financial Officer. Mr. Sapp was named Senior Vice President-Finance and Chief Financial Officer in May 1997. Mr. Sapp served as Vice President-Finance and Chief Financial Officer for ASA from 1985 until May 1997 and for ASA Holdings from the time of the Reorganization until May 1997. He served as ASA's Treasurer from 1985 until February 1997 and as ASA Holdings' Treasurer between September 1996 and February 1997. From 1983 to 1985, Mr. Sapp served as Vice President-Finance and Treasurer of Air Atlanta, Inc., a scheduled passenger airline. From 1979 to 1983, Mr. Sapp served as Vice President and Controller of Air California, Inc., a scheduled passenger airline.

         R. Mark Bole, age 40, was named ASA Holdings' and ASA's Assistant Vice President-Treasurer in February 1997. He was ASA's Assistant Vice
President-Assistant Treasurer from February 1996 until February 1997 and held the same positions with ASA Holdings from the effective date of the Reorganization until February 1997. Mr. Bole served as a Vice President of Wachovia Bank of Georgia, N.A. from May 1991 until February 1996.

         Edward J. Paquette, age 48, was named ASA's Senior Vice
President-Operations in April 1997. From May 1996 until April 1997, he served as Vice President-Operations of In-Flight Phone Corporation. From November 1994 to May 1996, he served as Vice President-Ground Operations at Ogden Aviation Services. Mr. Paquette served in various capacities at

Trans World Airlines from 1969 through 1994, including Senior Vice President-Maintenance and Engineering and Senior Vice President-Operations.

         Charles J. Thibaudeau, age 52, has served as ASA's Vice
President-Human Resources since November 1998. Mr. Thibaudeau has approximately 20 years of experience in the human resources and employee relations areas from his tenure at Trans World Airlines.

         James J. Cerniglia, age 56, has served as ASA's Assistant Vice President-Flight Systems Controls since March 1998. Mr. Cerniglia has held positions with or served as a consultant to a number of airlines since 1986. He served as the Director-Flight Control of Trump Shuttle, Inc. ("Trump") from February 1989 until September 1991 and as Senior Director-Sales and Marketing of Trump from September 1991 until March 1992. Mr. Cerniglia served as Vice President-Operations of Jet Express/USAir from March 1992 until July 1993, as an independent airline consultant from July 1993 until May 1996, as Director-Operations Control of Pan American World Airways, Inc. from May 1996 until September 1997, and as an independent airline consultant from that time until he joined ASA.

         Mark W. Fischer, age 40, has served as the Vice President-Customer Service of ASA since November 1997. From 1992 until joining ASA, Mr. Fischer served as the Vice President-Customer Service for Piedmont Airlines, Inc., and from 1987 until 1992, he served as Vice President-Customer Service for Midway Airlines, Inc. Mr. Fischer previously held a number of positions with Fischer Bros. Aviation, Inc. from 1987 until 1992.

         John P. McBryan, age 50, who has served as Vice President-Technical Services of ASA since December 1997, has 27 years of experience in the aviation industry. He was Vice President-Maintenance for Air Wisconsin, Inc. from 1988 until 1992, and served as Director of Maintenance for Allegheny Airlines, Inc. from 1992 until 1993. Mr. McBryan served as Vice President-Operations of Dyn-Air Tech, an aircraft repair station, from 1993 until 1994, and as Manager of Industrial Engineering of The Dee Howard Company, another repair station, from 1994 through 1996. Prior to joining ASA, he was the Director-Programs and Planning for Miami Air International.

         John A. Bedson, age 43, has been ASA's Vice President-Flight Operations since November 1998. From 1994 until 1998, Mr. Bedson was Vice President-Operations Support for British Aerospace, North America, Inc. Prior to that time, he was Director-Flight Operations for Trans World Express from 1990 to 1994, and held the positions of Director-Flight Operations, Chief Pilot and Chief Instructor at PanAm Express from 1985 to 1990.

         Renee H. Skinner, age 42, is ASA Holdings' and ASA's Assistant Vice President-Controller. She has held these positions with ASA since 1994 and with ASA Holdings since the Reorganization was effective. Ms. Skinner served as ASA's Manager of Accounting from 1986 through 1994.

         Samuel J. Watts, age 51, who has served as Vice President-Sales and Corporate Communications of ASA since July 1997, has been employed by ASA in customer service positions since 1983. From 1985 to 1994, he was ASA's Vice President-Customer Services. In 1994, he was elected as ASA's Vice President-Sales and Customer Services. Mr. Watts was employed by Southeastern Airlines, a regional airline, from 1982 to 1983 as its Vice President-Marketing. From 1972 to 1982, Mr. Watts worked for Eastern Airlines, Inc., a major airline, in various line and staff positions.

         W. Grant Nichols, age 34, has served as ASA's Assistant Vice President-Market Development since 1997. Mr. Nichols previously served as the Manager of Revenue Control from 1989 until 1997. Prior to 1989, Mr. Nichols held various positions with ASA from 1985 to 1989.

         George Berry, age 61, has served for the past eight years as Senior Vice President of Cousins Properties Incorporated, a publicly-held real estate investment trust. Mr. Berry also serves as a director of Community Trust Financial Services Corporation. From 1983 to 1990, he served as Commissioner of Industry, Trade and Tourism for the State of Georgia. From 1962 to 1983, Mr. Berry served in the administrations of four mayors of the City of Atlanta, and was appointed as Chief Administrative Officer under two mayoral administrations. His responsibilities with the Atlanta administration included an appointment as Commissioner of Aviation, in which capacity he supervised a major expansion of Hartsfield Atlanta International Airport.

         Jean A. Mori, age 62, has been a member of ASA Holdings' Board of Directors since September 30, 1996, and was a member of ASA's Board of Directors from 1994 until December 31, 1996. Mr. Mori is Chairman of the Board and President of Mori Luggage & Gifts, Inc., a retail chain of 29 stores throughout the Southeast specializing in luggage, business cases, leather goods and gifts. He has held this position since the founding of Mori Luggage & Gifts, Inc. in 1971. Mr. Mori served as the President of the National Luggage Dealers Association from 1986 to 1988 and has served on its Board of Directors since 1980.

         Parker H. Petit, age 59, has been a member of ASA Holdings' Board of Directors since September 30, 1996, and was a member of ASA's Board of Directors from 1982 until December 31, 1996. Mr. Petit has served as Chairman of the Board of Directors of Matria Healthcare, Inc. ("Matria"), a disease management services company, since March 1996. He was the founder of Healthdyne, Inc. and acted as its Chairman and Chief Executive Officer from 1970 until Healthdyne and Tokos Medical Corporation (Delaware) merged with and into Matria in March 1996. Mr. Petit also serves as a director of HIE, Inc., Intelligent Systems, Inc., Norrell Corporation and Logility, Inc.

         Alan M. Voorhees, age 76, has been a member of ASA Holdings' Board of Directors since September 30, 1996, and was a member of ASA's Board of Directors from 1979 until December 31, 1996. Mr. Voorhees was Chairman of the Board of ASA from 1979 until February 1994. Mr. Voorhees is Chairman of the Board of Summit Enterprises, Inc. of Virginia, an investment management firm organized by Mr. Voorhees in 1979. Mr. Voorhees has served as a director of Micros Systems, Inc., an electronic cash register manufacturer for the hospitality industry, since 1982.

         Ralph W. Voorhees, age 72, has been a member of ASA Holdings' Board of Directors since September 30, 1996, and was a member of ASA's Board of Directors from 1979 until December 31, 1996. Mr. Voorhees has been Senior Vice President-Investments with PaineWebber Incorporated, an investment banking firm, since 1973.

         As a result of the consummation of the Offer, Delta is entitled pursuant to the Merger Agreement to designate a certain number of directors to the Company's Board. The Merger Agreement also provides that the Company will use its reasonable best efforts to cause at least two persons who are not employees of the Company or affiliated with Delta to be members of the Company's Board until the Merger is consummated. Pursuant to the foregoing provisions, all incumbent directors of the Board except for Messrs. Parker H. Petit and Jean A. Mori are expected to resign effective the close of business on March 25, 1999, and the following five designees of Delta will be appointed and elected to fill these vacancies on the Board effective March 26, 1999:
Messrs. Maurice W. Worth, Malcolm B. Armstrong, Warren C. Jenson and Frederick
W. Reid and Ms. Vicki B. Escarra.

ITEM 11. EXECUTIVE COMPENSATION

COMPENSATION OF DIRECTORS

         During 1998, the Company's directors who were employees of the Company and its subsidiaries received no additional or special remuneration for serving as members of the Board of Directors. The compensation for each member of the Company's Board of Directors who was not also an officer or employee of the Company or its subsidiaries was set at $2,500 per quarter plus $1,000 for each meeting of the Board of Directors and $500 for each meeting of a committee of the Board of Directors that he attended. All members of the Company's Board of Directors were reimbursed for their expenses associated with attendance at formal Board meetings during 1998.

         Pursuant to the Company's 1998 Nonqualified Stock Option Plan for Non-Employee Directors (the "Directors Plan"), each member of the Board of Directors who qualifies as an Outside Director (as defined in the Directors
Plan) on December 31st of any year receives an option to purchase 2,500 shares of the Company's Common Stock. In addition, the Board may grant options on a discretionary basis under the Directors Plan to Outside Directors. The following directors are Outside Directors for purposes of the Directors Plan:
George Berry, Jean A. Mori, Parker H. Petit, Alan M. Voorhees and Ralph W. Voorhees.

SUMMARY OF CASH AND CERTAIN OTHER COMPENSATION

         The following table sets forth certain information concerning the compensation of the Company's Chief Executive Officer and each of the three other executive officers of the Company serving as of December 31, 1998 whose total salary and bonus for 1998 exceeded $100,000 (these four individuals are referred to collectively as the "named executive officers"). The table reflects all compensation received by each such executive officer for services rendered in all capacities to the Company and its subsidiaries that was paid or accrued during the fiscal years ended December 31, 1998, 1997 and 1996.

                           SUMMARY COMPENSATION TABLE

                                                                                                LONG-TERM
                                                                                              COMPENSATION
                                                       ANNUAL COMPENSATION                       AWARDS
                                            -------------------------------------------     -----------------
                                                                                                SECURITIES
                                    FISCAL                               OTHER ANNUAL            UNDERLYING          ALL OTHER
NAME AND PRINCIPAL POSITION          YEAR    SALARY ($)   BONUS ($)   COMPENSATION($) (1)    OPTIONS/SARS(#)(2)   COMPENSATION ($)
---------------------------         -----   ----------   ---------   -------------------    ------------------   ----------------

George F. Pickett...............     1998     $294,540   $118,000          $ 1,290                  94,300          $44,181  (3)
      Chairman of the Board and      1997      283,200    113,000            1,473                 132,900           42,480  (3)
      Chief Executive Officer        1996      271,020    108,000           13,278                      --           40,653  (3)

John W. Beiser..................     1998      287,520    115,000            1,260                  92,000           43,128  (4)
      President and Secretary        1997      276,480    111,000            1,650                 129,700           41,472  (4)
                                     1996      264,600    106,000            2,617                      --           39,690  (4)

Ronald V. Sapp..................     1998      165,800     65,000               --                  37,100           23,255  (5)
      Senior Vice President--        1997      127,800     51,000               --                  42,000           17,230  (5)
      Finance and Chief              1996      116,160     50,000               --                      --           15,116  (5)
      Financial Officer

Edward J. Paquette (6)..........     1998      165,800     65,000               --                  37,100           18,072  (7)
      Senior Vice President--        1997      155,000     62,000               --                  53,600           10,810  (7)
      Operations of ASA

-------------------------

(1) At the end of fiscal 1995, ASA's Compensation Committee authorized ASA to pay to each of Messrs. Pickett and Beiser annually reimbursements to cover Medicare tax liability with respect to the vested portion of his respective interest in the SERP. Messrs. Pickett and Beiser received such reimbursements in 1996, 1997 and 1998. Such reimbursements were disclosed as additional salary in the Summary Compensation Table in prior years.

(2) For grants in periods prior to May 21, 1997, reflects shares underlying SARs granted in the respective year, all of which were canceled on May 21, 1997 and replaced on a one-for-one basis by stock options with the same basic terms as the outstanding SARs. For grants in periods after May 21, 1997, reflects shares underlying options.

(3) Includes contributions by the Company of $44,181 and $42,480 to the Deferred Compensation Plan in 1998 and 1997, respectively; and contributions by ASA of $40,653 to the Deferred Compensation Plan in 1996.

(4) Includes contributions by the Company of $43,128 and $41,472 to the Deferred Compensation Plan in 1998 and 1997, respectively; and contributions by ASA of $39,690 to the Deferred Compensation Plan in 1996.

(5) Includes contributions by the Company of $16,580 and $12,780 to the Deferred Compensation Plan, and $6,675 and $4,450 by ASA to the Savings Plan in 1998 and 1997, respectively; and contributions by ASA of $11,616 to the Deferred Compensation Plan and $3,500 to the Savings Plan in 1996.

(6) Mr. Paquette was named as Senior Vice President--Operations of ASA on April 21, 1997. The Company's Board of Directors designated Mr. Paquette as an "executive officer" of the Company on May 21, 1997 because he performs policy-making functions for the Company.

(7) Includes contributions by ASA of $16,580 and $10,810 to the Deferred Compensation Plan in 1998 and 1997, respectively; and contributions by ASA of $1,492 to the Savings Plan in 1998.

STOCK OPTION GRANTS AND RELATED INFORMATION

         The following table sets forth information concerning all options granted in 1998 to the named executive officers. No other options were granted to the named executive officers in 1998.


                                                OPTION GRANTS IN 1998
                                                      INDIVIDUAL GRANTS
                           ---------------------------------------------------------------
                              NUMBER OF          % OF                                        POTENTIAL REALIZABLE VALUE
                             SECURITIES          TOTAL                                        AT ASSUMED ANNUAL RATES
                             UNDERLYING         OPTIONS        EXERCISE                     OF STOCK PRICE APPRECIATION
                               OPTIONS        GRANTED TO       OR BASE                           FOR OPTION TERM
                               GRANTED         EMPLOYEES        PRICE        EXPIRATION     ---------------------------
NAME                           (#) (1)          IN 1998         ($/SH)          DATE            5%               10%
-----------------------    --------------     -----------      ---------     -----------    ----------     ------------

George F. Pickett.....           94,300          22.8%           $40.625       2/11/03      $1,058,518     $2,339,112

John W. Beiser........           92,000          22.2%           $40.625       2/11/03      $1,032,700     $2,282,060

Ronald V. Sapp........           37,100           9.0%           $40.625       2/11/03      $  416,448     $ 920,266

Edward J. Paquette....           37,100           9.0%           $40.625       2/11/03      $  416,448     $ 920,266

-------------------------

(1) The options granted become exercisable in two equal annual installments beginning on the first anniversary of the date of grant. The exercisability of options may be accelerated upon the optionee's retirement with consent of the Company, death or material disability. The exercise price may be paid with the delivery of already-owned shares or through a broker-assisted exercise.

         On February 15, 1999, the Company amended the ASA Holdings, Inc. 1997 Nonqualified Stock Option Plan (the "1997 Plan") to provide that in the event of a Change in Control, all options granted under the 1997 Plan will become fully vested and immediately exercisable. "Change in Control" is defined as set forth in the amendment to the 1997 Plan. Consummation of the Offer constituted a Change in Control under the 1997 Plan. The Company has also previously granted to certain directors of the Company options to purchase shares under the Company's 1998 Nonqualified Stock Option Plan for Non-Employee Directors, all of which options are fully exercisable by their terms. Under the terms of the Merger Agreement, each of the employee and director stock options outstanding as of the Effective Time will be canceled in return for a cash payment to the option holder equal to the product of (A) the merger consideration minus the per share exercise price of the option, multiplied by
(B) the number of shares subject to the option.

         The following table sets forth information with respect to the named executive officers concerning the exercise of options during the last fiscal year and unexercised options held as of the end of the fiscal year.

                AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR
                       AND FISCAL YEAR-END OPTION VALUES


                                                              NUMBER OF SECURITIES
                                                              UNDERLYING UNEXERCISED        VALUE OF UNEXERCISED IN-THE-
                                                                   OPTIONS AT                     MONEY OPTIONS
                                                               FISCAL YEAR-END (#)          AT FISCAL YEAR-END ($)(1)
                                                           ----------------------------    ---------------------------
                           SHARES ACQUIRED    VALUE
NAME                       ON EXERCISE (#)   REALIZED ($)  EXERCISABLE    UNEXERCISABLE    EXERCISABLE   UNEXERCISABLE
----                       ---------------  ------------   -----------    -------------    -----------   -------------

George F. Pickett.....             --              --        341,800         94,300         2,822,514            --

John W. Beiser .......        204,000       3,657,731        129,700         92,000         1,053,813            --

Ronald V. Sapp........         38,800         887,675         65,400         37,100           341,250            --

Edward  J. Paquette...         26,800         489,250             --         63,900                --       247,900

(1) The fair market value of the Common Stock at the close of business on December 31, 1998, was $30.50 per share based on the closing price per share as quoted on the Nasdaq National Market.

EXECUTIVE DEFERRED COMPENSATION PLAN

         Pursuant to the Atlantic Southeast Airlines, Inc. Executive Deferred Compensation (Retirement) Plan, as amended on February 15, 1999 (the "Deferred Plan"), each month the Employer (defined as either the Company or Atlantic Southeast Airlines, Inc.) contributes an amount equal to 15% of the compensation of a Class A participant (senior executive officer designated by the Company's Board) and 10% of the compensation of a Class B participant (officer designated by the Company's Board), to a fund established to receive and invest such contributions. No employee contributions are allowed. Employees may direct the investment of their accounts. If a participant's employment is terminated without Cause or if the participant terminates employment for Good Reason within two years after a Change in Control, the participant will have a nonforfeitable vested interest in all benefits accrued under the terms of the Deferred Plan. "Change in Control," "Cause" and "Good Reason" are defined as set forth in the Deferred Plan. The definition of "Change in Control" was amended on February 15, 1999 to conform to the definition of "Change in Control" in the 1997 Plan. The consummation of the Offer constituted a Change in Control under the Deferred Plan.

SUPPLEMENTAL EXECUTIVE RETIREMENT PLAN

         The Company maintains a Supplemental Executive Retirement Plan ("SERP") to provide certain of its key executives with supplemental retirement income. Currently, Messrs. Pickett and Beiser are the only SERP participants. Under the SERP, after reaching age 55 and after retiring or terminating employment with the Company and its subsidiaries, participants will be entitled to annual benefits, paid on a monthly basis, of $150,000 offset by (i) 50% of the participant's annual Social Security benefits projected as of the last day of the calendar month of the participant's actual date of retirement or termination of employment; (ii) the actuarial equivalent, expressed as an annual benefit for the life of the participant, of 100% of the vested amount in the participant's Employer Matching Account under the Savings Plan as of the last day of the calendar month containing the participant's actual date of retirement or termination; and (iii) the actuarial equivalent, expressed as an annual benefit for the life of the participant, of 100% of the participant's vested benefits under the Deferred Compensation Plan as of the last day of the calendar month containing the participant's actual date of retirement or termination of employment. For each year that the participant continues to be employed by the Company and its subsidiaries after reaching age 55 and until the attainment of age 65, the base amount of his benefits under the SERP is increased by an additional 6%. As of the date of this report, the benefits payable to Messrs. Pickett and Beiser would be $178,652 annually, reduced by the applicable amounts of their benefits under the Savings Plan, the Deferred Compensation Plan and Social Security. On February 15, 1999, the SERP was amended to change the "Change in Control" definition to have the same meaning as in the 1997 Plan.

EMPLOYMENT CONTRACTS, TERMINATION OF EMPLOYMENT AND CHANGE-IN-CONTROL
ARRANGEMENTS

         EMPLOYMENT AND CONSULTING AGREEMENTS

         On February 15, 1999, the Company and Messrs. George F. Pickett and John W. Beiser (each an "Executive") agreed pursuant to certain memorandum agreements (each a "Memorandum Agreement") with Delta to negotiate in good faith to enter into formal written employment and consulting agreements incorporating the terms described below, with the intention that such employment and consulting agreements will be executed prior to Effective Time.

         Pursuant to the terms of the Memorandum Agreements, Mr. Pickett is to serve as Chief Executive Officer of the Company and Mr. Beiser is to serve as President and Secretary of the Company from February 15, 1999 until the Effective Time or such shorter period as provided by the Memorandum Agreements (the "Employment Term") and each is to serve as a non-employee consultant of the Company from the Effective Time until the 180th day following the Effective Time or such shorter period as provided by the Memorandum Agreements (the "Consulting Term"). During the Employment Term and the Consulting Term, the Company is to pay Messrs. Pickett and Beiser base salaries at the rate in effect as of February 15, 1999 and each is to continue to earn an annual bonus entitlement equal to 40% of his respective base salary on the same terms that currently apply to such officer under the Company's annual bonus plan. As of the 180th day following the Effective Time, the Company shall pay to Mr. Pickett and to Mr. Beiser a lump sum payment (the "Special Consideration") of $427,267 and $416,896, respectively (provided, however, that such payment is subject to a reduction, if necessary, if it would be treated as an "excess parachute payment" under Section 280G of the Internal Revenue Code, as amended (the "Code")), as consideration for each officer's agreement to render services and honor the non-competition covenant in the Memorandum Agreements. Pursuant to the terms of the Memorandum Agreements, from February 15, 1999 until the second anniversary of the Effective Time, neither Mr. Pickett nor Mr. Beiser may (i) directly or indirectly provide management or executive services to any person or entity operating a commuter airline using planes with a capacity of less than 70 seats in any market in which the Company currently operates or (ii) solicit or hire any employee of the Company to perform a service on behalf of a competitor similar to any service performed by such employee on behalf of the Company. If the Executive's employment or consulting services are terminated without Cause (as defined in the Memorandum Agreements) or because of death or disability during the Employment Term or Consulting Term, the Executive will receive accrued salary, a pro rata bonus and the Special Consideration.

         SPECIAL SEVERANCE PLAN

         On February 15, 1999, the Company adopted the ASA Holdings, Inc. Special Severance Plan (the "Severance Plan"). Generally, the Severance Plan provides that if the Company terminates the employment of an eligible executive (which includes certain senior officers other than Mr. Pickett and Mr. Beiser) without "Cause" or the executive terminates for "Good Reason" within two years of a "Change in Control," the executive will receive an amount in cash equal to either 18 or 24 months of the executive's highest annual rate of base salary in effect during the twelve-month period immediately prior to termination plus an average of the executive's bonus for the last two years, subject to a reduction, if necessary, if the payments thereunder would be treated as "excess parachute payments" under Section 280G of the Code. In addition, the executive will also receive continued coverage under the Company's medical, dental and life insurance plans for the same number of months. In the event the executive cannot continue to participate in such plans, the Company will otherwise provide such benefits on the same after-tax basis as if continued participation had been permitted. "Cause," "Good Reason" and "Change in Control" are defined as set forth in the Severance Plan. Consummation of the Offer constituted a Change in Control under the Severance Plan.

         RETENTION AGREEMENTS

         On February 15, 1999, the Company entered into retention agreements (each a "Retention Agreement") with each of Ronald V. Sapp and Edward J. Paquette. Mr. Sapp's Retention Agreement provides that if Mr. Sapp is still employed with the Company on the six month anniversary of the closing of the Offer, Mr. Sapp will receive a lump sum amount equal to approximately three times the annual base salary payable to Mr. Sapp for the 1999 calendar year (provided, however, that such payment is subject to a reduction, if necessary, if it would be treated as an "excess parachute payment" under Section 280G of the Code). Mr. Paquette's Retention Agreement provides that if Mr. Paquette is still employed with the Company on the six month anniversary of the closing of the Offer, he will receive a lump sum amount equal to the annual base salary payable to him for the 1999 calendar year. The Retention Agreements also provide that each of Messrs. Sapp and Paquette will receive such amount if the Company terminates the employee's employment without "Cause" or the employee terminates for "Good Reason" prior to the six month anniversary of the closing of the Offer. "Cause" and "Good Reason" are defined as set forth in the Retention Agreements.

         INDEMNITY AGREEMENTS OF EXECUTIVE OFFICERS AND DIRECTORS

         On February 15, 1999, the Board of Directors authorized the Company to enter into an Indemnity Agreement (each an "Indemnity Agreement of Executive Officer") with each of six of its executive officers, including George F. Pickett, John W. Beiser, Edward J. Paquette, Ronald V. Sapp, R. Mark Bole and Renee Skinner. The Indemnity Agreement of Executive Officer provides the Indemnitee with specific contractual assurance that indemnification protection provided under the Company's Bylaws will be available to Indemnitee regardless of, among other things, any amendment to or revocation of the Company's Articles or Bylaws or a Change in Control of the Company. The Indemnity Agreement of Executive Officer further provides that the Company has purchased and maintains directors' and officers' insurance consisting of a primary policy providing $15 million in aggregate coverage and a supplemental policy providing $15 million in aggregate coverage, and that the Company will maintain such insurance coverage for so long as Indemnitee shall continue to serve as an executive officer of the Company or thereafter shall be subject to any possible Claim or threatened, pending or completed litigation. "Indemnitee," "Change in Control" and "Claim" are defined as set forth in the form of Indemnity Agreement of Executive Officer.

         On February 15, 1999, the Board of Directors authorized the Company to enter into an Indemnity Agreement (each an "Indemnity Agreement of Director") with each of its directors, which included at such time George F. Pickett, John
W. Beiser, Jean A. Mori, Parker H. Petit, Alan M. Voorhees, Ralph M. Voorhees and George Berry. The terms of the Indemnity Agreement of Director are substantially similar to the terms of the Indemnity Agreement of Executive Officer described above.

         AMENDED AND RESTATED FOUNDING OFFICER AGREEMENT

         The Company, Atlantic Southeast Airlines, Inc. and George F. Pickett and John W. Beiser, respectively, are parties to Amended and Restated Founding Officer Agreements, each dated April 16, 1997, as further amended on February 15, 1999, pursuant to which if Mr. Pickett or Mr. Beiser, as the case may be, ceases to be an employee of the Company within two years after a Change in Control, the Company and Atlantic Southeast Airlines, Inc. will pay Mr. Pickett or Mr. Beiser, as applicable, the lesser of (i) two times gross compensation accrued in the last twelve months or (ii) the maximum amount which may be paid to Mr. Pickett or Mr. Beiser, as applicable, which is deductible to the Company under Section 280G of the Code. "Change in Control" is defined as set forth in the Amended and Restated Founding Officer Agreement.

         CERTAIN TRAVEL BENEFITS

         On February 15, 1999, in recognition of Mr. Pickett's and Mr. Beiser's founding the Company and of their service to the Company, the Board granted lifetime travel privileges to Mr. Pickett and his wife and to Mr. Beiser, his wife and Mr. Beiser's dependent children, respectively, on all Atlantic Southeast Airlines flights.

ITEM 12. SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL HOLDERS

         The following table sets forth certain information as to the Common Stock of the Company beneficially owned as of February 18, 1999 by each person, other than persons whose ownership is reflected under the caption "Security Ownership of Management," who is known by the Company to own, directly or indirectly, more than 5% of the outstanding shares of the Company's Common Stock, and reflects information presented in each such person's Schedule 13D or
Schedule 13G (and amendments, if any, thereto) as filed with the Securities and Exchange Commission and provided to the Company.

                                                AMOUNT AND NATURE OF      PERCENT OF
NAME AND ADDRESS OF BENEFICIAL OWNER            BENEFICIAL OWNERSHIP       CLASS (1)
------------------------------------            --------------------      ----------

Delta Air Lines  Holdings, Inc. (2).........         7,995,000              28.03%
     1101 North Market Street
     Suite 1300
     Wilmington, DE 19801

FMR Corporation.............................         3,003,800 (3)          10.53%
     82 Devonshire Street
     Boston, MA 02109

(1) Percent of Class is based on 28,523,177 shares of the Company's Common Stock outstanding as of February 18, 1999 (excluding treasury shares).

(2) Delta Air Lines Holdings, Inc. is a wholly-owned subsidiary of Delta. As a result of the consummation of the Offer, Delta beneficially owned 91% of the Company's outstanding common stock on March 22, 1999.

(3) Based upon an amendment to the Schedule 13G filed on February 11, 1999 with the Securities and Exchange Commission by FMR Corp. ("FMR"), Edward C. Johnson, III and Abigail P. Johnson. Of the shares reported,
         (a) 2,500,700 shares are owned beneficially by Fidelity Management & Research Company ("Fidelity"), a wholly-owned subsidiary of FMR and an investment advisor to various investment companies (the "Funds"), (b) 1,570,000 shares are owned beneficially by Fidelity Low-Priced Stock Fund (the "Fund"), a registered investment company, and (c) 503,100 shares are owned beneficially by Fidelity Management Trust Company ("FMTC"), a wholly-owned subsidiary of FMR. According to the Schedule 13G as amended, (i) each of FMR, Fidelity, Mr. Johnson and the Funds has the sole power to dispose of all 2,500,700 of the shares owned by the Funds, and (ii) the sole power to vote the shares owned directly by the Funds resides with the Funds' Board of Trustees. Each of Mr. Johnson and FMR, through its control of FMTC, has sole dispositive power over 503,100 shares and sole power to vote or direct the voting of 446,400 shares owned by the above beneficial owners.

SECURITY OWNERSHIP OF MANAGEMENT

         The following table sets forth certain information as to the Common Stock beneficially owned as of February 18, 1999 by each of the Company's directors, each executive officer, and all directors and executive officers as a group.

                                                      AMOUNT AND NATURE OF             PERCENT OF
NAME OF BENEFICIAL OWNER                              BENEFICIAL OWNERSHIP             CLASS (1)
------------------------                              --------------------             --------

George F. Pickett...........................              810,287  (2)(3)                 2.8%

John W. Beiser..............................              467,847  (3)(4)                 1.6%

Ronald V. Sapp..............................               70,439  (3)                       *

R. Mark Bole................................                9,800  (3)                       *

Jean A. Mori................................                6,124  (5)(8)                    *

Parker H. Petit.............................               10,000  (8)                       *

Alan M. Voorhees............................              248,027  (6)(8)                    *

Ralph W. Voorhees...........................               43,200  (7)(8)                    *

George Berry................................                6,000  (8)                       *

Edward J. Paquette..........................               18,550  (3)                       *

All directors, nominees and executive
officers as a group (ten persons)...........            1,690,274  (9)                    5.9%

---------------------

*        Represents holdings of less than 1%.

(1) Information with respect to beneficial ownership is based upon information furnished by each owner. Percent of Class is based on 28,523,177 shares of the Company's Common Stock outstanding as of February 18, 1999 (excluding treasury shares).

(2) Includes 118,650 shares held by the wife of George F. Pickett, as to which shares Mr. Pickett disclaims any beneficial ownership interest.

(3) Includes shares of the Company's Common Stock that the individual has the right to acquire, on or before April 19, 1999 (60 days from February 18, 1999), through the exercise of options granted under the Nonqualified Stock Option Plan (see "Stock Option Grants and Related Information") as follows: George F. Pickett - 310,350 shares; John W. Beiser - 175,700 shares; Ronald V. Sapp - 60,550 shares; Edward J. Paquette - 18,550 shares; and R. Mark Bole - 8,600 shares. As previously noted because consummation of the Offer constituted a Change in Control under this plan, all outstanding options have vested.

(4) Includes 140,000 shares held by the wife of John W. Beiser, as to which shares Mr. Beiser disclaims any beneficial ownership interest.

(5) Includes 230 shares held by the wife of Jean A. Mori, as to which shares Mr. Mori disclaims any beneficial ownership interest.

(6) Includes 243,027 shares held by irrevocable trusts created for the benefit of the adult children of Alan M. Voorhees, as to which shares Mr. Voorhees disclaims any beneficial ownership interest.

(7) Includes 19,300 shares held by the wife of Ralph W. Voorhees, as to which shares Mr. Voorhees disclaims any beneficial ownership interest.

(8) Includes 5,000 shares that the individual has the right to acquire through the exercise of options granted under the Company's Nonqualified Stock Option Plan for Non-Employee Directors.

(9) Includes an aggregate of 598,750 shares which the directors and executive officers as a group have the right to acquire as of April 19, 1999 through the exercise of options.

         Pursuant to the Shareholders Agreement (as defined below), Messrs. Pickett and Beiser and their wives tendered into the Offer a total of 499,937 shares and 292,147 shares of the Company's common stock, respectively.

ITEM 13. CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

        Since 1984, ASA has operated from the Atlanta and Dallas/Fort Worth hubs as a "Delta Connection" carrier pursuant to a marketing agreement with Delta. ASA leases reservation equipment and certain terminal facilities from Delta and Delta provides certain services to ASA, including reservation and ground handling services at certain stations. Expenses paid under the joint marketing agreement during the 1998 fiscal year were approximately $11,812,000. In addition, at December 31, 1998, Delta owed ASA approximately $225,000 for various services performed by ASA for Delta and ASA owed Delta approximately $2,068,000 for various services performed by Delta for ASA, as described above. During 1998, approximately 84% of ASA's passengers connected with or from Delta flights at ASA's Atlanta, Georgia and Dallas/Fort Worth, Texas hubs.

        As of February 18, 1999, Delta (through its wholly owned subsidiary Delta Air Lines Holdings, Inc.) beneficially owned approximately 28.03% of the Company's outstanding Common Stock. On March 19, 1999, Delta completed the Offer and accepted 18,011,033 shares of the Company's common stock representing 91.15% of the outstanding shares. Upon approval by holders of a majority of the Company's outstanding common stock at a special meeting of shareholders to be called by the Company pursuant to the Merger Agreement, Purchaser will be merged with and into the Company, and the Company will be a wholly-owned subsidiary of Delta. Delta has sufficient voting power to approve the Merger without the vote of any other shareholder. See "Recent Developments" for information regarding the Merger Agreement as well as Delta's Offer to purchase the Company.

         THE SHAREHOLDERS AGREEMENT

         Delta entered into a shareholders agreement, dated as of February 15, 1999 (the "Shareholders Agreement"), with George F. Pickett, John W. Beiser, Elizabeth H. Pickett and Maureen W. Beiser (collectively, the "Interested Shareholders"). Pursuant to the Shareholders Agreement, each Interested Shareholder agreed to tender, or cause to be tendered, upon the request of Delta (and agree that, subject to applicable law, he or she will not withdraw), pursuant to and in accordance with the terms of the Offer, all outstanding shares of the Company's common stock beneficially owned by such Interested Shareholder. Further, the Interested Shareholders agreed not to vote any shares in favor of the approval of any (i) Acquisition Proposal (as defined in the Shareholders Agreement), (ii) reorganization, recapitalization, liquidation or winding up of ASA or any other extraordinary transaction involving ASA, (iii) corporate action the consummation of which would frustrate the purposes, or prevent or delay the consummation, of the transactions contemplated by the Merger Agreement or (iv) other matter relating to, or in connection with, any of the foregoing matters.

         CONFIDENTIALITY AGREEMENT

         On February 9, 1999, Delta and the Company entered into a confidentiality agreement (the "Confidentiality Agreement"), under which the Company agreed to provide certain confidential information relating to its operations to Delta. Pursuant to the Confidentiality Agreement, Delta agreed that Delta and its representatives would hold non-public information received from the Company under the Confidentiality Agreement in confidence, except to the extent that disclosure is legally mandated or compelled by any court, tribunal or governmental authority. The Confidentiality Agreement does not limit Delta's use of any information which (i) was previously known by Delta or its representatives, (ii) was independently developed by Delta or its representatives, (iii) was acquired by Delta or its representatives from a third party which is not obligated not to disclose such information or (iv) which is or becomes publicly available through no breach by Delta of its obligations under the Confidentiality Agreement.

                                    PART IV


ITEM 14. EXHIBITS, FINANCIAL STATEMENT SCHEDULES AND REPORTS ON FORM 8-K

(a)      Documents filed as part of this Report:

         l. The following financial statements of the Registrant required by this Item are included at Item 8 hereof:

         Consolidated Balance Sheets as of December 31, 1998 and 1997;

         Consolidated Statements of Income for the years ended December 31, 1998, 1997 and 1996;

         Consolidated Statements of Cash Flows for the years ended December 31, 1998, 1997 and 1996;

         Consolidated Statements of Shareholders' Equity for the years ended December 31, 1998, 1997 and 1996;

         Notes to Consolidated Financial Statements; and

         Report of Independent Auditors.

         2. The following financial statement schedules of the Registrant required by this Item are included as pages 54 through 57 of this Report on Form 10-K:

         Schedule I  - Condensed Financial Information of Registrant
         Schedule II - Valuation and Qualifying Accounts and Reserves

All other schedules are omitted because they are not applicable or the required information is shown in the financial statements or notes thereto.

         3. The exhibits required by this Item are listed on the Exhibit Index on pages (i) through (ix) of this Report and are filed herewith or incorporated by reference as indicated. The management contracts or compensatory plans or arrangements required to be filed as exhibits to this Report pursuant to Item 14(c) are identified in the Exhibit Index.

(b) ASA Holdings filed no current reports on Form 8-K during the fourth quarter of 1998.

                                   SCHEDULE I
                        CONDENSED FINANCIAL INFORMATION
                                 OF REGISTRANT

                      ASA HOLDINGS, INC. (PARENT COMPANY)
                            CONDENSED BALANCE SHEETS
                                 (IN THOUSANDS)


                                                                   December 31,
                                                              1998            1997
                                                              ----            ----

ASSETS
Current Assets
   Cash and cash equivalents                               $  3,468       $  1,093
   Receivables from affiliates                                8,821          5,542
   Accounts receivable                                            8              8
                                                           --------       --------
                                                             12,297          6,643

Investment in Subsidiaries                                  300,883        295,851
Other Assets                                                  1,261          1,274
                                                           --------       --------

TOTAL ASSETS                                               $314,441       $303,768
                                                           ========       ========

LIABILITIES AND SHAREHOLDERS' EQUITY
Current Liabilities
   Accounts payable                                        $      0       $  2,172
   Accrued compensation and related expenses                  2,012          3,433
   Other accrued expenses                                       253            242
                                                           --------       --------
                                                              2,265          5,847

Non-Current Liabilities                                       2,403          1,996

Shareholders' Equity
   Common stock                                               2,854          2,973
   Retained earnings                                        306,919        292,952
                                                           --------       --------
                                                            309,773        295,925

TOTAL LIABILITIES AND SHAREHOLDERS' EQUITY                 $314,441       $303,768
                                                           ========       ========


See accompanying note.

                                   SCHEDULE I
                        CONDENSED FINANCIAL INFORMATION
                           OF REGISTRANT - CONTINUED

                      ASA HOLDINGS, INC. (PARENT COMPANY)
                              STATEMENTS OF INCOME
                                 (IN THOUSANDS)


Years Ended December 31,                                     1998            1997
                                                           --------       --------

Cost Sharing Revenues                                      $  1,479       $  1,404
                                                           --------       --------

Total Revenues                                                1,479          1,404

Operating Expenses
   General and administrative                                 1,473          1,319
   Depreciation and amortization                                122            122
                                                           --------       --------

Total Operating Expenses                                      1,595          1,441
                                                           --------       --------

Net Operating Loss                                             (116)           (37)

Non Operating Income (Loss)                                     121            (37)
                                                           --------       --------

Income before Income Taxes                                        5              0

Income Taxes                                                      5              0
                                                           --------       --------

Net Income before Equity in Earnings of Subsidiaries              0              0

Net Income of Subsidiaries                                   66,137         54,512
                                                           --------       --------

Net Income                                                 $ 66,137       $ 54,512
                                                           ========       ========

                                   SCHEDULE I
                        CONDENSED FINANCIAL INFORMATION
                           OF REGISTRANT - CONTINUED

                      ASA HOLDINGS, INC. (PARENT COMPANY)
                            STATEMENTS OF CASH FLOWS
                                 (IN THOUSANDS)


Years Ended December 31,                                     1998            1997
                                                             ----            ----

OPERATING ACTIVITIES:
Net Income of Subsidiaries                                 $ 66,137       $ 54,512
Adjustment to Reconcile Net Income to Net Cash
     Provided by Operating Activities:
     Undistributed earnings of subsidiaries                  (5,037)       (35,616)
     Other                                                      (72)            30
Changes in Operating Assets and Liabilities:
     Receivables                                             (3,279)        (2,743)
     Other assets                                                13            (60)
     Accounts payable                                        (2,172)         2,172
     Accrued compensation and related expenses                  542          2,880
     Other liabilities                                        1,829            648
                                                           --------       --------
NET CASH PROVIDED BY OPERATING ACTIVITIES                    57,961         21,823

FINANCING ACTIVITIES
Dividends Paid                                              (13,095)       (11,970)
Proceeds from Exercise of Stock Options                       8,911          5,480
Purchase of Common Stock                                    (51,402)       (14,240)
                                                           --------       --------
NET CASH USED IN FINANCING ACTIVITIES                       (55,586)       (20,730)


INCREASE IN CASH AND CASH EQUIVALENTS                         2,375          1,093
CASH AND CASH EQUIVALENTS AT BEGINNING OF YEAR                1,093              0
                                                           --------       --------
CASH AND CASH EQUIVALENTS AT END OF YEAR                   $  3,468       $  1,093
                                                           ========       ========

Note to Condensed Financial Statements

Note A -- Basis of Presentation

ASA Holdings, Inc., the parent company, was formed pursuant to a corporate reorganization which was effective December 31, 1996. ASA Holdings, Inc. holds all of the outstanding shares of Atlantic Southeast Airlines, Inc. and ASA Investments, Inc. The Company's investment in these subsidiaries is stated using the equity method of accounting. ASA Holdings, Inc. received dividends from ASA Investments, Inc. in the amount of $54.6 million and from Atlantic Southeast Airlines, Inc. in the amount of $6.5 million during 1998.

         SCHEDULE II -- VALUATION AND QUALIFYING ACCOUNTS AND RESERVES

                               December 31, 1998
--------------------------------------------------------------------------------


            Col. A                                 Col. B                Col. C                 Col. D                Col. E
                                                                        Additions
                                                                        ---------
                                                 Balance at     Charged to     Charged to                             Balance at
Description                                     beginning of     cost and    other accounts    Deductions               end of
                                                   period        expenses      (describe)      (describe)               period
Year ended December 31, 1996
Reserves and allowances deducted
   from asset accounts:
Allowance for doubtful accounts                  $  266,343      $(25,000)                   $   (36,996) (A)         $  204,347
Allowance for obsolescence of
   expendable parts                               4,048,772       567,788                       (413,818) (B)          4,202,742
                                                 ----------      --------        ------      -----------              ----------
                                                 $4,315,115      $542,788        $  -0-      $  (450,814)             $4,407,089

Year ended December 31, 1997
Reserves and allowances deducted
   from asset accounts:
Allowance for doubtful accounts                  $  204,347      $120,000                    $   (29,358) (A)         $  294,989
Allowance for obsolescence of
   expendable parts                               4,202,742       737,208                                              4,939,950
                                                 ----------      --------        ------      -----------              ----------
                                                 $4,407,089      $857,208        $  -0-      $   (29,358)             $5,234,939

Year ended December 31, 1998
Reserves and allowances deducted
   from asset accounts:
Allowance for doubtful accounts                  $  294,989      $ 20,000                    $  (171,785) (A)         $  143,204
Allowance for obsolescence of
   expendable parts                               4,939,950       470,725                       (709,108) (C)          4,701,567
                                                 ----------      --------        ------      -----------              ----------

                                                 $5,234,939      $490,725        $  -0-      $  (880,893)             $4,844,771
                                                 ==========      ========        ======      ===========              ==========

(A)      Uncollectible Accounts charged off during the period.
(B)      Obsolete parts charged off during the period.
(C)      Parts which were sold were written off during the period.

                                   SIGNATURES

         Pursuant to the requirements of Section 13 or 15(d) of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.


                                ASA HOLDINGS, INC.



Date:    March 24, 1999         By:   /s/ George F. Pickett
                                      -----------------------------------------
                                      George F. Pickett
                                      Chairman of the Board and Chief Executive
                                      Officer (Principal Executive Officer)

         We, the undersigned officers and directors of ASA Holdings, Inc., hereby severally constitute George F. Pickett and John W. Beiser and each of them singly, our true and lawful attorneys with full power to them, and each of them singly, to sign for us and in our names in the capacities indicated below, any and all amendments to this report, and generally do all such things in our name and behalf in such capacities to enable ASA Holdings, Inc. to comply with the applicable provisions of the Securities Exchange Act of 1934, as amended, and all requirements of the Securities and Exchange Commission, and we hereby ratify and confirm our signatures as they may be signed by our said attorneys, or either of them, to any and all such amendments.

         Pursuant to the requirements of the Securities Exchange Act of 1934, this report has been signed below by the following persons on behalf of the Registrant and in the capacities and as of the date indicated:


/s/   George F. Pickett
--------------------------------------------
George F. Pickett, Chairman of the Board and                          March 24, 1999
Chief Executive Officer (Principal Executive
Officer) and Director

/s/   John W. Beiser                                                  March 24, 1999
--------------------------------------------
John W. Beiser, President, Secretary and
Director

/s/   Ronald V. Sapp                                                  March 24, 1999
--------------------------------------------
Ronald V. Sapp,  Senior Vice  President-
Finance  (Principal Financial and Accounting
Officer)

/s/   George Berry                                                    March 24, 1999
--------------------------------------------
George Berry, Director

/s/   Jean A. Mori                                                    March 24, 1999
--------------------------------------------
Jean A. Mori, Director

/s/   Parker H. Petit                                                 March 24, 1999
--------------------------------------------
Parker H. Petit, Director

/s/   Ralph W. Voorhees                                               March 24, 1999
--------------------------------------------
Ralph W. Voorhees, Director

/s/   Alan M. Voorhees                                                March 24, 1999
--------------------------------------------
Alan M. Voorhees, Director

                                 EXHIBIT INDEX

Exhibit Number and Description


 2       Agreement and Plan of Merger dated as of February 15, 1999, among
         ASA Holdings, Inc., Delta Air Lines, Inc. and Delta Sub, Inc. (filed as Exhibit 4 to the Company's Schedule 14D-9 dated February 22, 1999
         (the "Schedule 14D-9") and incorporated herein by reference.)

 3(a) Articles of Incorporation of the Registrant. (Incorporated by reference to Exhibit 3(a) to the Registration Statement on Form S-4
         [Registration No. 333-13071], as amended [the "Reorganization
         Registration Statement"].)

 3(b)    Bylaws of the Registrant.

10.1     Stock Agreement dated as of March 17, 1997, between ASA Holdings,
         ASA, Delta and Delta Holdings. (Incorporated by reference to Exhibit
         10(a) to the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 1996, file number 0-29558, filed with the Commission on March 31, 1997.)

10.2     Delta Connection Agreement dated July 1, 1986, between ASA and Delta.
         (Incorporated by reference to Exhibit 10(a) to Amendment No. 1 to
         ASA's Quarterly Report on Form 10-Q for the quarter ended September
         30, 1996, file number 0-29558, filed with the Commission on November
         26, 1997.) Letter Agreement dated February 19, 1987 from Delta and agreed to and accepted by ASA. (Incorporated by reference to Exhibit
         10(b) to Amendment No. 1 to ASA's Quarterly Report on Form 10-Q for the quarter ended September 30, 1996, file number 0-29558, filed with the Commission on November 26, 1997.) Amendment to the Delta
         Connection Agreement dated December 17, 1987, between Delta and ASA.
         (Incorporated by reference to Exhibit 10(c) to Amendment No. 1 to
         ASA's Quarterly Report on Form 10-Q for the quarter ended September
         30, 1996, file number 0-29558, filed with the Commission on November
         26, 1997.) Amendment to the Delta Connection Agreement effective July
         1, 1988, between Delta and ASA. (Incorporated by reference to Exhibit
         10(d) to Amendment No. 1 to ASA's Quarterly Report on


         Form 10-Q for the quarter ended September 30, 1996, file number
         0-29558, filed with the Commission on November 26, 1997.) Amendment to the Delta Connection Agreement dated March 4, 1992, between Delta and
         ASA. (Incorporated by reference to Exhibit 10(e) to Amendment No. 1 to
         ASA's Quarterly Report on Form 10-Q for the quarter ended September
         30, 1996, file number 0-29558, filed with the Commission on November
         26, 1997.) Amendment to the Connection Carrier Agreement dated as of
         August 1, 1994, between Delta and ASA. (Incorporated by reference to
         Exhibit 10(f) to Amendment No. 1 to ASA's Quarterly Report on Form
         10-Q for the quarter ended September 30, 1996, file number 0-29558, filed with the Commission on November 26, 1997.) Confidential treatment has been applied for with respect to certain provisions in these exhibits.

10.3     Office Lease Agreement dated December 18, 1991, by and between ASA and
         Trident Partners. (Incorporated by reference to Exhibit 10(q) to ASA's
         Annual Report on Form 10-K for the year ended December 31, 1991, file number 0-11097, filed with the Commission on March 27, 1992.)

10.4     Lease Agreement dated April 1, 1988, between ASA and Macon - Bibb
         County Industrial Authority. (Incorporated by reference to Exhibit
         10(k) to ASA's Annual Report on Form 10-K for the year ended December
         31, 1992, file number 0-11097, filed with the Commission on March 31, 1993.)

10.5     Credit Agreement dated as of December 24, 1986, among ASA, ASA
         Investments, and Manufacturers Hanover Leasing International Corp.,
         American Security Bank, N.A., Barclays Bank PLC, B.S.F.E. - Banque de la Societe Financiere Europeene, Canadian Imperial Bank of Commerce,
         Citizens and Southern National Bank, Continental Illinois National
         Bank and Trust Company of Chicago, Kawasaki Lease Financing Inc.,
         National Bank of Canada, National Bank of Georgia and The Royal Bank of Canada. (Incorporated by reference to Exhibit 10(f) to ASA's Annual
         Report on Form 10-K for the year ended December 31, 1991, file number
         0-11097, filed with the Commission on March 27, 1992.) Amendment No. 1 dated as of February 20, 1987. (Incorporated by reference to Exhibit
         10(f) to ASA's Annual Report on Form 10-K for the year ended December
         31, 1992, file number 0-11097, filed with the Commission on March 31, 1993.) Amendment No. 2 dated as of May 23, 1989. (Incorporated by reference to Exhibit 19(a) to ASA's Quarterly Report on Form 10-Q for the quarter ended September 30, 1989, file number 0-11097, filed with the commission on November 11, 1989.) Amendment No. 3 dated as of August 17, 1989. (Incorporated by reference to Exhibit 19(b) to ASA's
         Quarterly Report on Form 10-Q for the quarter ended September 30,
         1989, file number 0-11097, filed with the Commission on November 11, 1989.) Fourth Amendment dated September 17, 1996. (Incorporated by reference to Exhibit 10(f) to ASA's Quarterly Report on Form 10-Q for the quarter ended September 30, 1996, file number 0-11097, filed with the Commission on November 14, 1996.) Confidential treatment has been applied for with respect to certain provisions in the Fourth
         Amendment.

10.6     Single Payment Note, dated January 26, 1987, payable to SunTrust Bank.
         (Incorporated by reference to Exhibit 10(g) to ASA's Annual Report on
         Form 10-K for the year ended December 31, 1991, file number 0-11097, filed with the Commission on March 27, 1992.)


10.7     Credit Agreement dated as of April 23, 1987, among ASA, ASA
         Investments, Inc., Manufacturers Hanover Leasing International Corp.,
         Kawasaki Lease Financing, Inc. and Credit Lyonnais, Cayman Islands
         Branch. (Incorporated by reference to Exhibit 10(i) to ASA's Annual
         Report on Form 10-K for the year ended December 31, 1991, file number
         0-11097, filed with the Commission on March 27, 1992.) Amendment No. 1 dated as of May 23, 1989. (Incorporated by reference to Exhibit 19(c) to ASA's Quarterly Report on Form 10-Q for the quarter ended September
         30, 1989, file number 0-11097, filed with the Commission on November
         11, 1989.) Second Amendment dated as of October 31, 1989.
         (Incorporated by reference to Exhibit 10(s) to ASA's Annual Report on
         Form 10-K for the year ended December 31, 1989, file number 0-11097, filed with the Commission on March 30, 1990.) Third Amendment dated
         September 17, 1996. (Incorporated by reference to Exhibit 10(h) to
         ASA's Quarterly Report on Form 10-Q for the quarter ended September
         30, 1996, file number 0-11097, filed with the Commission on November
         14, 1996.) Confidential treatment has been applied for with respect to certain provisions in the Third Amendment.

10.8     Credit Agreement dated June 15, 1990 between ASA and Bank of America
         National Trust and Savings Association ("Bank of America").
         (Incorporated by reference to Exhibit 10(h) to the Company's Annual
         Report on Form 10-K for the fiscal year ended December 31, 1996, file number 0-29558, filed with the Commission on March 31, 1997.) First
         Amendment dated September 13, 1996 (Incorporated by reference to
         Exhibit 10(j) to ASA's Quarterly Report on Form 10-Q for the quarter ended September 30, 1996, file number 0-11097, filed with the Commission on November 14, 1996.) Confidential treatment has been applied for with respect to certain provisions in the First Amendment.

10.9 Credit Agreement dated December 1, 1990 between ASA and Wachovia Bank of Georgia, N.A. ("Wachovia"). (Incorporated by reference to Exhibit
         10(i) to the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 1996, file number 0-29558, filed with the Commission on March 31, 1997.) Amendatory Agreement dated July 6,
         1993. Second Amendment dated September 13, 1996. (Incorporated by reference to Exhibit 10(l) to ASA's Quarterly Report on Form 10-Q for the quarter ended September 30, 1996, file number 0-11097, filed with the Commission on November 14, 1996.) Confidential treatment has been applied for with respect to certain provisions in the Second
         Amendment.

10.10    Credit Agreement dated February 25, 1991 between ASA and Bank of
         America. (Incorporated by reference to Exhibit 10(j) to the Company's
         Annual Report on Form 10-K for the fiscal year ended December 31, 1996, file number 0-29558, filed with the Commission on March 31, 1997.) First Amendment dated September 13, 1996. (Incorporated by reference to Exhibit 10(n) to ASA's Quarterly Report on Form 10-Q for the quarter ended September 30, 1996, file number 0-11097, filed with the Commission on November 14, 1996.) Confidential treatment has been applied for with respect to certain provisions in the First Amendment.

10.11    Credit Agreement dated April 19, 1991 between ASA and Wachovia.
         (Incorporated by reference to Exhibit 10(k) to the Company's Annual
         Report on Form 10-K for the fiscal year ended December 31, 1996, file number 0-29558, filed with the Commission on March 31, 1997.) First
         Amendment dated September 13, 1996. (Incorporated by reference to
         Exhibit 10(p) to ASA's Quarterly Report on Form 10-Q for the quarter ended September 30, 1996, file number 0-11097, filed with the Commission on November 14, 1996.) Confidential treatment has been applied for with respect to certain provisions in the First Amendment.

10.12 Credit Agreement dated June 1, 1992, among ASA, Wachovia, in both its capacities as Lender and Agent, and the Bank of Tokyo - Mitsubishi, LTD., Atlanta Agency f/k/a The Bank of Tokyo, Ltd., Atlanta Agency.
         (Incorporated by reference to Exhibit 10(l) to the Company's Annual
         Report on Form 10-K for the fiscal year ended December 31, 1996, file number 0-29558, filed with the Commission on March 31, 1997.) First
         Amendment dated September 13, 1996. (Incorporated by reference to
         Exhibit 10(r) to ASA's Quarterly Report on Form 10-Q for the quarter ended September 30, 1996, file number 0-11097, filed with the Commission on November 14, 1996.) Confidential treatment has been applied for with respect to certain provisions in the First Amendment.

10.13    Credit Agreement with Trust Company Bank dated as of April 20, 1994.
         (Incorporated by reference to Exhibit 10(a) to ASA's Quarterly Report on Form 10-Q for the quarter ended March 31, 1994, file number
         0-11097, filed with the Commission on May 13, 1994.) Confidential treatment has been granted by the Commission with respect to certain provisions in this Credit Agreement. First Amendment dated September
         11, 1996. (Incorporated by reference to Exhibit 10(t) to ASA's
         Quarterly Report on Form 10-Q for the fiscal quarter ended September
         30, 1996, file number 0-11097, filed with the Commission on November
         14, 1996.) Confidential treatment has been applied for with respect to certain provisions in the First Amendment.

10.14    Aircraft Purchase Agreement dated August 27, 1990, between ASA and
         Embraer - Empresa Brasileira de Aeronautica S.A. (Incorporated by reference to Exhibit 10(t) to ASA's Annual Report on Form 10-K for the year ended December 31, 1990, file number 0-11097, filed with the Commission on March 29, 1991.) Confidential treatment has been granted for with respect to certain provisions in this exhibit.

10.15    Purchase Agreement Assignment [N630AS] dated June 22, 1995; Purchase
         Agreement Assignment [N631AS] dated June 22, 1995; Purchase Agreement
         Assignment [N632AS] dated June 22, 1995; Purchase Agreement Assignment
         [N633AS] dated June 22, 1995; Purchase Agreement Assignment [N634AS] dated June 22, 1995;


         Purchase Agreement Assignment [N635AS] dated June 22, 1995; Purchase
         Agreement Assignment [N636AS] dated June 22, 1995; and Purchase
         Agreement Assignment [N637AS] dated June 22, 1995, all between the
         Company and First Security Bank of Utah, N.A. (Incorporated by reference to Exhibit 10(c) to ASA's Quarterly Report on Form 10-Q for the quarter ended June 30, 1995, file number 0-11097, filed with the Commission on August 14, 1995.)

10.16 Aircraft Purchase Agreement dated as of April 15, 1993, between ASA and Embraer-Empresa Brasileira de Aeronautica S.A., related Letter
         Agreements (I), (II), and (III) dated as of April 15, 1993, and a
         Second Amendment dated as of April 15, 1993, to a Letter Supplement dated as of November 21, 1988. (Incorporated by reference to Exhibit
         10(a) to ASA's Quarterly Report on Form 10-Q for the quarter ended
         June 30, 1993, file number 0-11097, filed with the Commission on August 16, 1993.) Confidential treatment has been granted by the Commission with respect to certain provisions in this exhibit.

10.17 Participation Agreement dated as of May 1, 1993 between the Company and Antoine Finance Corporation. (Incorporated by reference to Exhibit
         10(b) to ASA's Quarterly Report on Form 10-Q for the quarter ended
         June 30, 1993, file number 0-11097, filed with the Commission on August 16, 1993.) Confidential treatment has been granted by the Commission with respect to certain provisions in this exhibit.

10.18 Unconditional Guaranty of Performance between the Company and Avions de Agreement between the Company and Avions de Transport Regional dated February 10, 1993 and related letter agreements. (Incorporated by reference to Exhibit 10(d) to ASA's quarterly report on Form 10-Q for the quarter ended June 30, 1993, file number 0-11097, filed with the Commission on August 16, 1993.)

10.19    Purchase Agreement Assignment No. 1 dated May 10, 1993, Purchase
         Agreement Assignment No. 2 dated May 12, 1993, Purchase Agreement
         Assignment No. 3 dated May 26, 1993, Purchase Agreement Assignment No.
         4 dated June 16, 1993, Purchase Agreement Assignment No. 5 dated June
         23, 1993, and Purchase Agreement Assignment No. 6 dated July 21, 1993, all with respect to ATR 72 Purchase Agreement between the Company and Avions de Transport Regional dated February 10, 1993 and related letter agreements. (Incorporated by reference to Exhibit 10(e) to ASA's Quarterly Report on Form 10-Q for the quarter ended June 30,
         1993, file number 0-11097, filed with the Commission on August 16, 1993.) Purchase Agreement Assignment No. 7 dated August 25, 1993,
         Purchase Agreement Assignment No. 8 dated September 9, 1993, and
         Purchase Agreement Assignment No. 9 dated September 23, 1993.
         (Incorporated by reference to Exhibit 10(b) to ASA's quarterly report on Form 10-Q for the quarter ended September 30, 1993, file number
         0-11097, filed with the Commission on November 15, 1993.)



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

10.20 Collateral Assignment of Purchase Agreement with Trust Company Bank dated as of April 20, 1994 with respect to ATR 72 Purchase Agreement between the Company and Avions de Transport Regional dated February
         10, 1993. Incorporated by reference to Exhibit 10(b) to ASA's
         Quarterly Report on Form 10-Q for the quarter ended March 31, 1994, file number 0-11097, filed with the Commission on May 13, 1994.)

10.21    Sublease Agreement [N630AS] dated as of June 22, 1995, between the
         Company and Antoine Finance Corporation and related Sublease
         Supplement [N630AS] dated June 22, 1995; Sublease Tax Indemnity
         Agreement [N630AS] dated June 22, 1995; and Nondisturbance and
         Recognition Agreement [N630AS] dated June 22, 1995. (Incorporated by reference to Exhibit 10(d) to ASA's Quarterly Report on Form 10-Q/A for the quarter ended June 30, 1995, file number 0-11097, filed with the Commission on February 23, 1996.) Confidential treatment has been granted by the Commission with respect to certain provisions in this exhibit.

10.22    Sublease Agreement [N631AS] dated as of June 22, 1995, between the
         Company and Antoine Finance Corporation and related Sublease
         Supplement [N631AS] dated June 22, 1995; Sublease Tax Indemnity
         Agreement [N631AS] dated June 22, 1995; and Nondisturbance and
         Recognition Agreement [N631AS] dated June 22, 1995. (Incorporated by reference to Exhibit 10(e) to ASA's Quarterly Report on Form 10-Q/A for the quarter ended June 30, 1995, file number 0-11097, filed with the Commission on February 23, 1996.) Confidential treatment has been granted by the Commission with respect to certain provisions in this exhibit.

10.23    Sublease Agreement [N632AS] dated as of June 22, 1995, between the
         Company and Antoine Finance Corporation and related Sublease
         Supplement [N632AS] dated June 22, 1995; Sublease Tax Indemnity
         Agreement [N632AS] dated June 22, 1995; and Nondisturbance and
         Recognition Agreement [N632AS] dated June 22, 1995. (Incorporated by reference to Exhibit 10(f) to ASA's Quarterly Report on Form 10-Q/A for the quarter ended June 30, 1995, file number 0-11097, filed with the Commission on February 23, 1996.) Confidential treatment has been granted by the Commission with respect to certain provisions in this exhibit.

10.24    Sublease Agreement [N633AS] dated as of June 22, 1995, between the
         Company and Antoine Finance Corporation and related Sublease
         Supplement [N633AS] dated June 22, 1995; Sublease Tax Indemnity
         Agreement [N633AS] dated June 22, 1995; and Nondisturbance and
         Recognition Agreement [N633AS] dated June 22, 1995. (Incorporated by reference to Exhibit 10(g) to ASA's Quarterly Report on Form 10-Q/A for the quarter ended June 30, 1995, file number 0-11097, filed with the Commission on February 23, 1996.) Confidential treatment has been granted by the Commission with respect to certain provisions in this exhibit.



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
10.25    Sublease Agreement [N634AS] dated as of June 22, 1995, between the
         Company and Antoine Finance Corporation and related Sublease
         Supplement [N634AS] dated June 22, 1995; Sublease Tax Indemnity
         Agreement [N634AS] dated June 22, 1995; and Nondisturbance and
         Recognition Agreement [N634AS] dated June 22, 1995. (Incorporated by reference to Exhibit 10(h) to ASA's Quarterly Report on Form 10-Q/A
         for the quarter ended June 30, 1995, file number 0-11097, filed with the Commission on February 23, 1996.) Confidential treatment has been granted by the Commission with respect to certain provisions in this exhibit.

10.26    Sublease Agreement [N635AS] dated as of June 22, 1995, between the
         Company and Antoine Finance Corporation and related Sublease
         Supplement [N635AS] dated June 22, 1995; Sublease Tax Indemnity
         Agreement [N635AS] dated June 22, 1995; and Nondisturbance and
         Recognition Agreement [N635AS] dated June 22, 1995. (Incorporated by reference to Exhibit 10(i) to ASA's Quarterly Report on Form 10-Q/A for the quarter ended June 30, 1995, file number 0-11097, filed with the Commission on February 23, 1996.) Confidential treatment has been granted by the Commission with respect to certain provisions in this exhibit.

10.27    Sublease Agreement [N636AS] dated as of June 22, 1995, between the
         Company and Antoine Finance Corporation and related Sublease
         Supplement [N636AS] dated June 22, 1995; Sublease Tax Indemnity
         Agreement [N636AS] dated June 22, 1995; and Nondisturbance and
         Recognition Agreement [N636AS] dated June 22, 1995. (Incorporated by reference to Exhibit 10(j) to ASA's Quarterly Report on Form 10-Q/A for the quarter ended June 30, 1995, file number 0-11097, filed with the Commission on February 23, 1996.) Confidential treatment has been granted by the Commission with respect to certain provisions in this exhibit.

10.28    Sublease Agreement [N637AS] dated as of June 22, 1995, between the
         Company and Antoine Finance Corporation and related Sublease
         Supplement [N637AS] dated June 22, 1995; Sublease Tax Indemnity
         Agreement [N637AS] dated June 22, 1995; and Nondisturbance and
         Recognition Agreement [N637AS] dated June 22, 1995. (Incorporated by reference to Exhibit 10(k) to ASA's Quarterly Report on Form 10-Q/A for the quarter ended June 30, 1995, file number 0-11097, filed with the Commission on February 23, 1996.) Confidential treatment has been granted by the Commission with respect to certain provisions in this exhibit.

10.29 Agreement to Lease Used British Aerospace 146 Series 200 Aircraft between British Aerospace Holdings, Inc. Asset Management Organization and the Company dated as of October 2, 1995. (Incorporated by reference to Exhibit 10(ac) to ASA's Annual Report on Form 10-K for the year ended December 31, 1995, file number 0-11097, filed with the Commission on April 1, 1996.)



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


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
10.30    JetSpares Agreement, dated as of October 2, 1995, between British
         Aerospace Holdings, Inc., Avro International Aerospace Division, and
         ASA. (Incorporated by reference to Exhibit 10(ad) to ASA's Annual
         Report on Form 10-K for the year ended December 31, 1995, file number
         0-11097, filed with the Commission on April 1, 1996.)

10.31    Engine Maintenance Cost Protection Program Agreement between
         AlliedSignal, Inc., AlliedSignal Engines and the Company dated as of October 2, 1995. (Incorporated by reference to Exhibit 10(ae) to ASA's
         Annual Report on Form 10-K for the year ended December 31, 1995, file number 0-11097, filed with the Commission on April 1, 1996.)

10.32 Customer Support Agreement (ALF 502 Series TurboFan Engines) between AlliedSignal Aerospace-Engine Division and the Company dated as of October 2, 1995. (Incorporated by reference to Exhibit 10(af) to ASA's Annual Report on Form 10-K for the fiscal year ended December
         31, 1995, file number 0-11097, filed with the Commission on April 1, 1996.)

10.33    1990 Stock Appreciation Rights Plan of Atlantic Southeast Airlines,
         Inc. (Incorporated by reference to Exhibit 19(a) to ASA's Quarterly
         Report for the quarter ended June 30, 1990, file number 0-11097, filed with the Commission on August 13, 1990.)*

10.34    Atlantic Southeast Airlines, Inc. Executive Deferred Compensation
         (Retirement) Plan dated May 15, 1990. (Incorporated by reference to
         Exhibit 19(b) to ASA's Quarterly Report for the quarter ended June 30,
         1990, file number 0-11097, filed with the Commission on August 13, 1990.) First Amendment to Executive Deferred Compensation (Retirement)
         Plan dated December 31, 1992. (Incorporated by reference to Exhibit
         10(s) to ASA's Annual Report on Form 10-K for the fiscal year ended
         December 31, 1992, file number 0-11097, filed with the Commission on March 31, 1993.)*

10.35    Atlantic Southeast Airlines, Inc. Supplemental Executive Retirement
         Plan effective May 24, 1995. (Incorporated by reference to Exhibit
         10(a) to ASA's Quarterly Report on Form 10-Q for the quarter ended
         June 30, 1995, file number 0-11097, filed with the Commission on August 14, 1995.)*

10.36    Bombardier Purchase Agreement No. P.A.-0372 and related Letter
         Agreements. (Incorporated by reference to Exhibit 10(a) of the Company's Quarterly Report on Form 10-Q for the period ended June 30,
         1997, file number 0-29558, filed with the Commission on August 14, 1997.) Confidential treatment has been applied for with respect to certain provisions in these exhibits.



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
10.37    ASA Holdings, Inc. 1997 Nonqualified Stock Option Plan (filed as
         Appendix A to the Company's Proxy Statement for the 1997 Annual
         Meeting of Shareholders and incorporated herein by reference.)*

10.38    ASA Holdings, Inc. 1998 Nonqualified Stock Option Plan for
         Non-Employee Directors (filed as Appendix A to the Company's Proxy
         Statement for the 1998 Annual Meeting of Shareholders and incorporated herein by reference.)*

10.39.1  Credit Agreement dated as of June 26, 1998 by and among ASA Holdings,
         Inc., the Lenders named therein and NationsBank, N.A., as Issuing Bank and Administrative Agent (the "1998 Credit Agreement") (filed as
         Exhibit 10(b) to the Company's Quarterly Report on Form 10-Q for the quarter ended June 30,1998 and incorporated herein by reference.)

10.39.2  First Amendment dated as of March 22, 1999 to 1998 Credit Agreement.

10.40    First Amendment dated September 3, 1998 to Purchase Agreement No.
         P.A. - 0372 dated April 17, 1997 between Bombardier Inc. and Atlantic
         Southeast Airlines, Inc., and related letter agreements. Confidential treatment has been applied for with respect to certain provisions in this exhibit (filed as Exhibit 10(a) to the Company's Quarterly Report on Form 10-Q for the quarter ended September 30, 1998 and incorporated herein by reference.)

10.41    Purchase Agreement No. P.A. - 0430 dated September 3, 1998 between
         Bombardier Inc. and Atlantic Southeast Airlines, Inc., and related letter agreements. Confidential treatment has been applied for with respect to certain provisions in this exhibit (filed as Exhibit 10(b) to the Company's Quarterly Report on Form 10-Q for the quarter ended
         September 30, 1998 and incorporated herein by reference.)

10.42 Memorandum Agreement (with respect to employment and consulting), dated as of February 15, 1999, among George F. Pickett, ASA Holdings,
         Inc. and Delta Air Lines, Inc. (filed as Exhibit 7 to the Company's
         Schedule 14D-9 and incorporated herein by reference.)*

10.43 Memorandum Agreement (with respect to employment and consulting), dated as of February 15, 1999, among John W. Beiser, ASA Holdings,
         Inc. and Delta Air Lines, Inc. (filed as Exhibit 8 to the Company's
         Schedule 14D-9 and incorporated herein by reference.)*

10.44    The Company Special Severance Plan (filed as Exhibit 9 to the
         Company's Schedule 14D-9 and incorporated herein by reference.)*



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
10.45    Form of Retention Agreement between the Company and Ronald V. Sapp dated as of February 15, 1999 (filed as Exhibit 10 to the Company's
         Schedule 14D-9 and incorporated herein by reference.)*

10.46    Form of Retention Agreement between the Company and Edward J.
         Paquette dated as of February 15, 1999 (filed as Exhibit 11 to the
         Company's Schedule 14D-9 and incorporated herein by reference.)*

10.47    Amendment to the Company 1997 Nonqualified Stock Option Plan (filed as
         Exhibit 12 to the Company's Schedule 14D-9 and incorporated herein by reference.)*

10.48    Second Restatement and Amendment By the Entirety of and Third
         Amendment to the Atlantic Southeast Airlines, Inc. Executive Deferred
         Compensation (Retirement) Plan (filed as Exhibit 13 to the Company's
         Schedule 14D-9 and incorporated herein by reference.)*

10.49    Stock Agreement among Delta Air Lines, Inc., Atlantic Southeast
         Airlines, Inc. and the Company dated as of March 17, 1997 (filed as
         Exhibit 14 to the Company's Schedule 14D-9 and incorporated herein by reference.)

10.50 Form of Indemnity Agreement of Executive Officer (filed as Exhibit 15 to the Company's Schedule 14D-9 and incorporated herein by reference.)*

10.51    Form of Indemnity Agreement of Director (filed as Exhibit 16 to the
         Company's Schedule 14D-9 and incorporated herein by reference.)*

10.52    Amended and Restated Founding Officer Agreement among George F.
         Pickett, Atlantic Southeast Airlines, Inc. and the Company dated as of
         April 16, 1997 and amended as of February 15, 1999 (filed as Exhibit
         17 to the Company's Schedule 14D-9 and incorporated herein by reference.)*

10.53    Amended and Restated Founding Officer Agreement among John W. Beiser,
         Atlantic Southeast Airlines, Inc. and the Company dated as of April
         16, 1997 and amended as of February 15, 1999 (filed as Exhibit 18 to the Company's Schedule 14D-9 and incorporated herein by reference.)*

10.54 Confidentiality Agreement between Delta and the Company dated as of February 9, 1999 (filed as Exhibit 19 to the Company's Schedule 14D-9 and incorporated herein by reference.)

10.55    Second Amendment to the Company's Supplemental Executive Retirement
         Plan (filed as Exhibit 20 to the Company's Schedule 14D-9 and incorporated herein by reference.)*



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


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
21       Subsidiaries of the Registrant.

23       Consent of Independent Auditors.

24       Power of Attorney (Included on the signature page of this Form 10-K.)

27       Financial Data Schedule.

99       Information required by Form 11-K with respect to the Atlantic
         Southeast Airlines, Inc. Investment Savings Plan will be filed as an amendment to this Form 10-K within 180 days after the end of the fiscal year of the plan as permitted by Rule 15d-21 under the Securities Exchange Act of 1934.

         * The referenced exhibit is a compensatory contract, plan or arrangement.



                                     -xi-